    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       MERCANTILE BANKSHARES CORPORATION
             (Exact name of registrant as specified in its charter)

                MARYLAND                                    6711                                   52-0898572
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                        MERCANTILE BANK & TRUST BUILDING
                        TWO HOPKINS PLAZA; P.O. BOX 1477
                           BALTIMORE, MARYLAND 21203
                                 (410) 237-5900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                         ------------------------------

                              ALAN D. YARBRO, ESQ.
                         General Counsel and Secretary
                       Mercantile Bankshares Corporation
                        Mercantile Bank & Trust Building
                               Two Hopkins Plaza
                                 P.O. Box 1477
                           Baltimore, Maryland 21203
                                 (410) 237-5900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

     FRANCIS X. GALLAGHER, JR., ESQ.                RAYMOND C. SHOCKLEY, ESQ.
     Venable, Baetjer and Howard, LLP         Williams, Hammond, Moore, Schockley &
  1800 Mercantile Bank & Trust Building                   Harrison, P.A.
            Two Hopkins Plaza                          3509 Coastal Highway
        Baltimore, Maryland 21201                   Ocean City, Maryland 21842
              (410)244-7400                               (410)289-3553

                            ------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If any of the securities being registered on this Form are to be offered pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
               TITLE OF SECURITIES                     AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
                 TO BE REGISTERED                     REGISTERED(1)        PER SHARE(2)     OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $2.00 par value(1)                         475,218              $11.77            $5,593,231          $1,694.92

(1) Includes as to each share of Common Stock a right, not currently exercisable or separately tradeable, to purchase additional securities in certain future events, as described in the enclosed Prospectus and Proxy Statement.

(2) Estimated solely for purposes of calculating the registration fee, as required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated in accordance with Rule 457(f)(2) thereunder, on the basis of the book value of Common Stock of Home Bank to be received by the Registrant in exchange for common stock of the Registrant pursuant to the Merger described in the enclosed Prospectus and Proxy Statement.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   HOME BANK

                                January 14, 1997

Dear Fellow Stockholders:

    You are cordially invited to attend the Special Meeting of Stockholders of
Home Bank to be held at [            ], Maryland on February 12, 1997 at 11:30
a.m.

    At the Meeting, you will be asked to consider and vote on the Agreement and Plan of Affiliation and Merger, including the Agreement of Merger attached as an exhibit thereto (the "Affiliation Agreement"), dated October 21, 1996, by and among Home Bank, Mercantile Bankshares Corporation, a bank holding company organized under the laws of Maryland ("Mercshares"), and Peninsula Bank, a Maryland commercial bank and a wholly owned subsidiary of Mercshares ("Peninsula"), pursuant to which Home Bank will merge with and into Peninsula, and stockholders of Home Bank will receive Common Stock of Mercshares (the "Merger"), all as more fully described in the enclosed Prospectus and Proxy Statement. Based in Baltimore, Maryland, Mercshares is a bank holding company with approximately $6.5 billion in total assets at September 30, 1996 and with its principal operations currently being conducted through 21 affiliated banks in Maryland, Virginia and Delaware.

    Under the terms of the Affiliation Agreement, each share of common stock of Home Bank, par value $10.00 per share ("Home Bank Common Stock"), on the date of consummation (other than shares held by Home Bank Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 2.6 shares of the common stock of Mercshares, par value $2.00 per share ("Mercshares Common Stock"). Cash will be paid in lieu of fractional shares. Based on this exchange ratio, and the current dividend rate of Mercshares Common Stock, your annual dividend payments would increase from $.75 per share to approximately $2.24 per share of Home Bank Common Stock now held by you, although no assurance can be given that current dividend levels will be maintained by Mercshares. The historical net income per share and the book value per share of Mercshares Common Stock to be received by you after giving effect to the exchange ratio represent a substantial increase in historical net income per share and book value per share of Home Bank Common Stock. The shares of Mercshares Common Stock you receive pursuant to the Merger should be more readily marketable than the shares of Home Bank Common Stock you presently hold.

    The conversion of Home Bank Common Stock into Mercshares Common Stock (other than for cash in lieu of any fractional shares) pursuant to the Affiliation Agreement will be a tax-free transaction for federal income tax purposes. Approval of the Merger requires the affirmative vote of at least two-thirds of the outstanding shares of Home Bank Common Stock.

    Your Board of Directors unanimously approved the Affiliation Agreement and the Merger and believes that they are in the best interest of Home Bank and our stockholders. Accordingly, the Board of Directors unanimously recommends that you vote TO APPROVE the Affiliation Agreement and the Merger contemplated thereby.

    We hope you can attend the Special Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own.

    We look forward to seeing you at the Special Meeting.

                                        Sincerely,

/s/ RALPH L. MASON, JR.                 /s/ F. DENNIS PARKER
Chairman of the Board                   President

                                   HOME BANK

                                NEWARK, MARYLAND

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------

    A Special Meeting of Stockholders of Home Bank (each a "Home Bank
Stockholder") will be held at [      ], Maryland on February 12, 1997 at 11:30
a.m. for the following purposes:

        1. To consider and vote upon a proposal to approve the Agreement and Plan of Affiliation and Merger, dated October 21, 1996, including the Agreement of Merger attached as an exhibit thereto (the "Affiliation Agreement") by and among Home Bank, Mercantile Bankshares Corporation, a Maryland corporation ("Mercshares"), a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and Peninsula Bank, a Maryland commercial bank and a wholly owned subsidiary of Mercshares ("Peninsula"), a copy of which is included as Annex A attached to the accompanying Prospectus and Proxy Statement, pursuant to which (i) Home Bank shall merge with and into Peninsula and (ii) each share of common stock of Home Bank, par value $10.00 per share ("Home Bank Common Stock") (other than shares held by holders of Home Bank Common Stock who properly perfect their dissenters' rights) automatically shall become and be converted into 2.6 shares of the common stock of Mercshares, par value $2.00 per share ("Mercshares Common Stock"). Cash will be paid in lieu of fractional shares.

        2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    Home Bank Stockholders may, if the Affiliation Agreement is approved and consummated, exercise a right to demand payment in cash of the fair value of their shares in lieu of receiving Mercshares Common Stock. This right is contingent upon strict compliance with the procedures set forth in the applicable statutes. The relevant sections of such statutes are included as Annex B to the accompanying Prospectus and Proxy Statement. Objecting Home Bank Stockholders will, in any event, be entitled to payment of the fair value of only those shares of Home Bank Common Stock that are voted against approval of the Affiliation Agreement.

    The Board of Directors has fixed January 10, 1997, as the record date for the Special Meeting and only holders of record of Home Bank Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

                                          By Order of the Board of Directors
                                          /s/ F. DENNIS PARKER
                                          President

January 14, 1997

            PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,

             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

         THE BOARD OF DIRECTORS OF HOME BANK RECOMMENDS THAT HOME BANK

     STOCKHOLDERS VOTE TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER.

                                                                January 14, 1997

                    PROSPECTUS RELATING TO 475,218 SHARES OF
                                COMMON STOCK OF
                       MERCANTILE BANKSHARES CORPORATION

                            ------------------------

                          PROXY STATEMENT RELATING TO
                 A SPECIAL MEETING OF STOCKHOLDERS OF HOME BANK
                        TO BE HELD ON FEBRUARY 12, 1997

    This prospectus and proxy statement (the "Prospectus and Proxy Statement") is being furnished to the holders (the "Home Bank Stockholders") of common stock, par value $10.00 per share (the "Home Bank Common Stock"), of Home Bank, in connection with the solicitation of proxies by the Board of Directors of Home Bank for use at the Special Meeting of the Home Bank Stockholders to be held at
[        ], Maryland on February 12, 1997 at 11:30 a.m., and at any and all
adjournments or postponements thereof (the "Home Bank Special Meeting").

    This Prospectus and Proxy Statement relates to the shares of common stock, par value $2.00 per share ("Mercshares Common Stock"), of Mercantile Bankshares Corporation, a Maryland corporation ("Mercshares") registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), issuable in connection with the proposed merger ("Merger") of Home Bank with and into Peninsula Bank, a Maryland commercial bank and wholly owned subsidiary of Mercshares ("Peninsula"), contemplated by an Agreement and Plan of Affiliation and Merger, dated October 21, 1996, including the Agreement of Merger attached as an exhibit thereto (the "Affiliation Agreement"), by and among Mercshares, Peninsula and Home Bank. Upon consummation of the Merger, Home Bank employees will become employees of Peninsula, the operations of Home Bank will be continued by Peninsula, and the separate corporate existence of Home Bank will cease. Upon consummation of the Merger, each share of Home Bank Common Stock (other than shares held by Home Bank Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 2.6 shares of Mercshares Common Stock. Cash will be paid in lieu of fractional shares of Mercshares Common Stock.

    This Prospectus and Proxy Statement constitutes (i) a proxy statement for use at the Home Bank Special Meeting, at which the Home Bank Stockholders will be asked to consider and vote upon a proposal to approve the Affiliation Agreement and the Merger contemplated thereby and (ii) a prospectus covering the issuance in connection with the Merger of up to 475,218 shares of Mercshares Common Stock.

    The information presented in this Prospectus and Proxy Statement concerning Home Bank has been supplied by Home Bank and the information concerning Mercshares has been supplied by Mercshares.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS AND PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This Prospectus and Proxy Statement and the accompanying form of proxy are being furnished to Home Bank Stockholders on or about January 14, 1997.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                             -----------
AVAILABLE INFORMATION......................................................................................           2

DOCUMENTS INCORPORATED BY REFERENCE........................................................................           3

SUMMARY....................................................................................................           4
The Parties................................................................................................           4
The Merger.................................................................................................           4
Certain Federal Income Tax Consequences....................................................................           6
Comparison Of Stockholder Rights...........................................................................           6
Market Price Data..........................................................................................           7

SUMMARY HISTORICAL FINANCIAL DATA..........................................................................           8

COMPARATIVE UNAUDITED PER SHARE DATA.......................................................................           9

THE HOME BANK SPECIAL MEETING..............................................................................          10
Date, Place And Time.......................................................................................          10
Purpose of the Home Bank Special Meeting...................................................................          10
Record Date................................................................................................          10
Vote Required..............................................................................................          10
Solicitation of Proxies....................................................................................          11

THE MERGER.................................................................................................          12
General....................................................................................................          12
Background to the Merger...................................................................................          12
Reasons for the Merger; Recommendation of the Home Bank Board of Directors.................................          13
Effective Date.............................................................................................          15
Procedures for Exchange of Certificates....................................................................          15
Certain Federal Income Tax Consequences....................................................................          16
Accounting Treatment.......................................................................................          17
Resale of Mercshares Common Stock After the Merger by Controlling Persons..................................          17
Conditions to Merger.......................................................................................          17
Treatment of Employee Benefit Plans........................................................................          18
Exclusive Dealing..........................................................................................          19
Interests of Certain Persons in the Affiliation............................................................          19
Termination................................................................................................          20
Appraisal Rights Of Dissenting Stockholders................................................................          20

CERTAIN OTHER AGREEMENTS...................................................................................          22
The Support Agreement......................................................................................          22
Affiliate Undertakings.....................................................................................          22

DESCRIPTION OF HOME BANK...................................................................................          23
General....................................................................................................          23
Business...................................................................................................          23
Properties.................................................................................................          25
Dividends..................................................................................................          25
Price Range of Common Stock................................................................................          25
Stock Ownership of Directors and Executive Officers........................................................          26

SELECTED FINANCIAL INFORMATION.............................................................................          28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................          29

                                                                                                                PAGE
                                                                                                             -----------
COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK AND HOME BANK COMMON STOCK..........          41

DESCRIPTION OF MERCSHARES CAPITAL STOCK....................................................................          42

LEGAL MATTERS..............................................................................................          43

EXPERTS....................................................................................................          43

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

ANNEX A--AGREEMENT AND PLAN OF AFFILIATION AND MERGER AND THE AGREEMENT OF MERGER ATTACHED AS AN EXHIBIT
  THERETO..................................................................................................         A-1

ANNEX B--DISSENTERS' RIGHTS STATUTORY PROVISIONS...........................................................         B-1

                             AVAILABLE INFORMATION

    Mercshares is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the following Regional Offices of the Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400 Chicago, Illinois 60621-2511; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. In addition, copies of such materials may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."

    The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning Mercshares which files electronically with the Commission.

    Mercshares has filed with the Commission a Registration Statement on Form S-4 (together with any annexes, exhibits and amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering up to 475,218 shares of Mercshares Common Stock. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each such instance reference is made to the copy of the applicable document filed with the Commission or attached as an annex or exhibit thereto.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS AND PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND PROXY STATEMENT NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE HEREOF OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE HEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents, previously filed with the Commission, are incorporated by reference into this Prospectus and Proxy Statement:

        1. Mercshares' Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

        2. Mercshares' Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996; and

        3. The description of Mercshares Common Stock and Preferred Stock Purchase Rights set forth in Mercshares' registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

    In addition, all reports and other documents subsequently filed by Mercshares pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Home Bank Special Meeting shall also be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement.

    THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM ANY PERSON TO WHOM THIS PROSPECTUS AND PROXY STATEMENT IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, FROM MERCANTILE BANKSHARES CORPORATION, TWO HOPKINS PLAZA, P.O. BOX 1477, BALTIMORE, MARYLAND 21203,
ATTENTION: SECRETARY (TELEPHONE (410) 237-5900). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 5, 1997.

                                    SUMMARY

    The following is a brief summary of this Prospectus and Proxy Statement and the Annexes hereto prepared in accordance with applicable disclosure regulations. This Summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere or incorporated by reference in this Prospectus and Proxy Statement. Unless otherwise defined herein, capitalized terms used in this Summary have the respective meanings assigned to them elsewhere in this Prospectus and Proxy Statement. Home Bank Stockholders should read carefully this Prospectus and Proxy Statement in its entirety.

THE PARTIES

    MERCANTILE BANKSHARES CORPORATION AND AFFILIATES. Mercshares is a Maryland corporation registered as a bank holding company under the BHCA. Its principal operations are conducted by 17 banks in Maryland, three banks in Virginia and one bank in Delaware, all of which are wholly-owned by Mercshares (the "Affiliated Banks"), and a wholly-owned mortgage banking company (collectively, the "Affiliates"). At September 30, 1996, Mercshares and the Affiliates had total assets of approximately $6.5 billion, deposits of approximately $5.3 billion, and loans (net) of approximately $4.4 billion. Its principal executive office is located at Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203, telephone number (410) 237-5900.

    As of October 31, 1996, there were 47,384,827 shares of Mercshares Common Stock outstanding which are publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."

    As used in this Prospectus and Proxy Statement, the term "Mercshares" refers to Mercantile Bankshares Corporation and the Affiliates, unless the context otherwise requires.

    HOME BANK. Home Bank is a Maryland commercial bank which operates five banking offices. At September 30, 1996, Home Bank had total assets of approximately $46.1 million, deposits of approximately $40.3 million and total loans of approximately $34.7 million. Its principal executive office is located at 8305 Langmaid Road, Newark, Maryland 21841, telephone number (410) 632-2151.

    As of December 23, 1996, there were 176,889 shares of Home Bank Common Stock outstanding. There is no established trading market for Home Bank Common Stock.

THE MERGER

    GENERAL. At the Home Bank Special Meeting described in the notice (the "Notice") accompanying this Prospectus and Proxy Statement, Home Bank Stockholders will be asked to consider and vote upon a proposal to approve the Affiliation Agreement, including the Agreement of Merger attached as an exhibit thereto, a copy of which is attached as Annex A to this Prospectus and Proxy Statement, and the Merger contemplated thereby. Upon consummation of the Merger, each share of Home Bank Common Stock (other than shares held by Home Bank Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 2.6 shares of Mercshares Common Stock (the "Exchange Ratio"). Cash will be paid in lieu of fractional shares of Mercshares Common Stock. See "THE MERGER--General," "--Background to the Merger," "--Reasons for the Merger; Recommendation of the Home Bank Board of Directors" and "--Appraisal Rights of Dissenting Stockholders."

    VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the outstanding shares of Home Bank Common Stock entitled to vote thereon will be required to approve the Affiliation Agreement and the Merger contemplated thereby. As of December 23, 1996, the directors and certain officers of Home Bank and certain persons related to them owned an aggregate of 74,273 shares constituting approximately 42% of the Home Bank Common Stock. Such persons have executed agreements with Mercshares pursuant to which each such person has agreed to support and to vote his shares to approve the Affiliation Agreement and the Merger contemplated thereby. BECAUSE THE REQUIRED VOTE OF HOME BANK STOCKHOLDERS ON THE AFFILIATION AGREEMENT AND THE MERGER IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF HOME BANK COMMON STOCK, THE FAILURE TO SUBMIT A PROXY CARD (OR THE FAILURE TO VOTE IN PERSON AT THE HOME BANK SPECIAL MEETING IF A PROXY CARD IS NOT SUBMITTED), THE ABSTENTION FROM VOTING AND ANY BROKER NON-VOTE WILL (EXCEPT FOR PURPOSES OF APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS) HAVE THE SAME EFFECT AS A VOTE AGAINST THE AFFILIATION AGREEMENT AND THE MERGER. SEE "THE HOME BANK SPECIAL MEETING" AND "CERTAIN OTHER AGREEMENTS--THE SUPPORT AGREEMENT."

    RECOMMENDATION OF THE HOME BANK BOARD; REASONS FOR THE MERGER. The Home Bank Board of Directors believes that the terms of the Merger and the Affiliation Agreement are advisable and are fair to, and in the best interests of, Home Bank and the Home Bank Stockholders and has unanimously adopted the Affiliation Agreement. In considering the terms and conditions of the Merger, the Home Bank Board of Directors considered, among other things: the financial terms of the Merger; the fact that the Merger would qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"); the fact that because Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market, Mercshares Common Stock should be more readily marketable than Home Bank Common Stock; the financial condition and history of performance of Mercshares; the diversification of risk associated with ownership in an institution with a broader geographic area; a valuation report provided by Rowles & Company ("Rowles"); and the operational and competitive benefits of the Merger.

    The Home Bank Board of Directors also considered that the historical dividends per share, net income per share and book value per share of the Mercshares Common Stock to be received by the Home Bank Stockholders, after giving effect to the Exchange Ratio, represent a substantial increase in the historical dividends per share, net income per share and book value per share of Home Bank Common Stock, although there can be no assurance that pro forma amounts are indicative of future dividends, income per share or book value per share of Mercshares. Based upon the $30.25 per share closing market price of Mercshares Common Stock on October 18, 1996 (the last trading day preceding the public announcement of the execution of the Affiliation Agreement), the price to be paid in the Merger as a percentage of Home Bank's September 30, 1996 book value was 2.47%. THE HOME BANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOME BANK STOCKHOLDERS VOTE TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER CONTEMPLATED THEREBY. See "THE MERGER-- Background to the Merger" and "-- Reasons for the Merger; Recommendation of the Home Bank Board of Directors."

    CONDITIONS TO MERGER. The mutual obligation of Mercshares, Peninsula and Home Bank to consummate the Merger is subject to the requisite approval of the Affiliation Agreement by the Home Bank Stockholders. Additionally, the obligation of Mercshares and Peninsula to consummate the Merger is subject to various conditions, including the receipt of all appropriate regulatory approvals and that holders of not more than 10% of the outstanding shares of Home Bank Common Stock shall have voted against the Merger, pursuant to Title 3, Subtitle 7, Part II of the Financial Institutions Article of the Annotated Code of Maryland (the "Financial Institutions Article"). See "THE MERGER--Conditions to Merger."

    GOVERNMENTAL APPROVALS. Certain aspects of the Merger will require notifications to, and approvals from, certain federal and state authorities, including approval by the Federal Deposit Insurance Corporation and the Maryland Commissioner of Financial Regulation and, if necessary, the Virginia State Corporation Commission. Mercshares expects to submit filings and notifications for these purposes as soon as practicable. See "THE MERGER--Conditions to Merger."

    ACCOUNTING TREATMENT. The Merger will be accounted for as a purchase. See "THE MERGER-- Accounting Treatment" and "COMPARATIVE UNAUDITED PER SHARE DATA" in this Summary.

    APPRAISAL RIGHTS. Under Maryland law, a Home Bank Stockholder who votes against the Merger and follows specified procedures is entitled to appraisal rights with respect to the Merger. Under the appraisal rights provisions of the Financial Institutions Article, as augmented by the Maryland General Corporation Law (the "MGCL") pursuant to Section 1-201 of the Financial Institutions Article and relevant case law, sections of which are attached to this Prospectus and Proxy Statement as Annex B, each Home Bank Stockholder will be entitled to demand and receive payment of the "fair value" of his shares in cash, upon the surrender of his stock certificates, if he (i) votes against the Merger, (ii) does not accept any offer by Peninsula to pay the fair value of his shares of Home Bank Common Stock and (iii) within 30 days after the Effective Date of the Merger as set forth in the Certificate of Merger issued by the Commissioner of Financial Regulation, makes written demand on Peninsula for payment of his shares and surrenders his share certificates (a "Payment Demand"). Upon the determination of the Effective Date of the Merger in the Certificate of Merger issued by the Commissioner of Financial Regulation, Peninsula will promptly deliver or send by certified mail, return receipt requested, to each Home Bank Stockholder who has voted against the Merger, written notice of the Effective Date of the Merger. See "THE MERGER--Appraisal Rights of Dissenting Stockholders" for a more complete discussion of Home Bank Stockholders' appraisal rights.

    A Home Bank Stockholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted to approve the Affiliation Agreement and the Merger and therefore to have waived his dissenters' rights. See "THE MERGER-- Appraisal Rights of Dissenting Stockholders."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. The Affiliation Agreement provides that following the Effective Date, three directors of Home Bank, as jointly determined by Mercshares, Peninsula and Home Bank, shall be appointed directors of Peninsula. Mercshares and Peninsula will employ F. Dennis Parker, President of Home Bank, as Senior Vice President of Peninsula upon consummation of the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    It is intended that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Accordingly, (i) no gain or loss will be recognized by the Home Bank Stockholders who receive solely shares of Mercshares Common Stock in exchange for Home Bank Common Stock by reason of the Merger, and (ii) no gain or loss will be recognized by Mercshares, Peninsula or Home Bank in the Merger. The receipt of an opinion of counsel dated the Effective Date as to (i) and (ii) above and as to certain other matters is a condition to the parties' obligations to consummate the Merger. Home Bank Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

COMPARISON OF STOCKHOLDER RIGHTS

    Upon consummation of the Merger, Home Bank Stockholders will become stockholders of Mercshares, and their rights as stockholders of Mercshares will be governed by the MGCL, Mercshares' Articles of Incorporation and Mercshares' By-laws. The rights of Home Bank Stockholders differ from those of the holders of Mercshares Common Stock in a number of areas, including the availability of dissenters' rights, the ability of Mercshares to issue preferred stock and the purchase rights attached to each share of Mercshares Common Stock. See "COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK AND HOME BANK COMMON STOCK" and "DESCRIPTION OF MERCSHARES CAPITAL STOCK" for a description of the material differences between the rights of holders of Mercshares Common Stock and Home Bank Common Stock and a description of Mercshares capital stock.

MARKET PRICE DATA

    Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market under the Symbol "MRBK." The market value of Mercshares Common Stock on October 18, 1996, the last full trading day preceding the public announcement of the execution of the Affiliation Agreement, based on the closing price as reported on The Nasdaq National Market, was $30.25 per share. The market value
of Mercshares Common Stock on January   , 1997, the latest practicable date
prior to the date of this Prospectus and Proxy Statement, based on the closing
price as reported on The Nasdaq National Market, was $     per share. Home Bank
Common Stock is not traded on any exchange and no established public trading market exists for Home Bank Common Stock. For information concerning certain repurchases by Mercshares of Mercshares Common Stock, see "DESCRIPTION OF MERCSHARES COMMON STOCK--Stock Repurchases." BECAUSE THE MARKET PRICE OF MERCSHARES COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE MERCSHARES COMMON STOCK THAT HOME BANK STOCKHOLDERS WILL RECEIVE PURSUANT TO THE MERGER MAY INCREASE OR DECREASE PRIOR TO THE EFFECTIVE DATE. HOME BANK STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR MERCSHARES COMMON STOCK.

                       SUMMARY HISTORICAL FINANCIAL DATA

    The following table presents selected historical financial data of Mercshares and Home Bank. Mercshares' historical financial data for each of the annual periods presented have been derived from its audited consolidated financial statements previously filed with the Commission. Home Bank's historical financial data for each of the annual periods presented have been derived from its audited consolidated financial statements. The selected historical financial data for Mercshares for the nine-month periods ended September 30, 1995 and 1996 have been derived from Mercshares' unaudited Quarterly Report on Form 10-Q previously filed with the Commission. The selected historical financial data for Home Bank for such periods have been derived from Home Bank's unaudited financial statements. In the opinions of the respective managements of Mercshares and Home Bank, such data include all normal recurring adjustments necessary for a fair presentation of results for such interim periods. Operating results for the nine months ended September 30, 1996 for each company are not necessarily indicative of the results that may be obtained for the entire year ended December 31, 1996. THE SUMMARY HISTORICAL FINANCIAL DATA SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE. FURTHER INFORMATION IS CONTAINED IN EACH COMPANY'S AUDITED FINANCIAL STATEMENTS FOR EACH OF THE ANNUAL PERIODS PRESENTED AND EACH COMPANY'S UNAUDITED FINANCIAL STATEMENTS FOR EACH OF THE INTERIM PERIODS PRESENTED, ALL OF WHICH ARE INCORPORATED BY REFERENCE HEREIN OR PRESENTED ELSEWHERE HEREIN. SEE "AVAILABLE INFORMATION."

                                                          AS OF OR FOR
                                                        THE NINE MONTHS
                                                      ENDED SEPTEMBER 30,       AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                     ----------------------  ----------------------------------------------
                                                        1996        1995        1995        1994        1993        1992
                                                     ----------  ----------  ----------  ----------  ----------  ----------

                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
MERCANTILE BANKSHARES CORPORATION
Net Interest Income................................  $  230,994  $  213,060  $  286,788  $  262,956  $  246,482  $  228,540
Provision for Loan Losses..........................      10,862       5,098       7,988       7,056      12,969      45,346
Other Operating Income.............................      72,134      65,223      88,154      92,186      86,313     106,988
Income before Income Taxes.........................     139,142     124,400     166,009     146,886     135,971     122,776
Net Income.........................................      87,042      77,492     104,432      90,441      83,468      76,298
Cash Dividends Declared and Paid on Common Stock...      34,253      29,919      41,013      34,982      30,173      26,454
Net Income Per Share of
  Common Stock (1)(2)..............................        1.82        1.63        2.19        1.88        1.73        1.67
Per Share Cash Dividends Declared and Paid on
  Common Stock (1)(2)..............................         .72         .63         .86         .74         .64         .58
Total Assets.......................................   6,546,631   6,055,304   6,349,103   5,938,225   5,789,620   5,459,577
Loans, Net.........................................   4,413,196   4,032,960   4,209,872   3,846,838   3,628,780   3,401,213
Long-Term Debt.....................................      49,402      25,776      25,623      31,470      32,350      15,108

HOME BANK
Net Interest Income................................  $    1,946  $    1,927  $    2,600  $    2,252  $    2,017  $    1,864
Provision for Loan Losses..........................          89          52          82          91         121         252
Other Operating Income.............................         291         318         419         361         395         290
Income before Income Taxes (3).....................         834         862       1,082         785         639         267
Net Income.........................................         529         543         681         484         394         156
Cash Dividends Declared and Paid on Common Stock...          --          --         132          96          68          59
Net Income Per Share of Common Stock (4)...........        3.01        3.11        3.89        2.78        2.27         .90
Per Share Cash Dividends Declared and Paid on
  Common Stock (4).................................          --          --         .75         .55         .39         .34
Total Assets.......................................      46,124      46,237      44,316      42,118      38,827      36,090
Loans, Net.........................................      34,653      33,310      34,721      31,736      27,999      27,313


                                                        1991
                                                     ----------

MERCANTILE BANKSHARES CORPORATION
Net Interest Income................................  $  208,609
Provision for Loan Losses..........................      20,850
Other Operating Income.............................      76,265
Income before Income Taxes.........................     111,596
Net Income.........................................      70,562
Cash Dividends Declared and Paid on Common Stock...      25,936
Net Income Per Share of
  Common Stock (1)(2)..............................        1.56
Per Share Cash Dividends Declared and Paid on
  Common Stock (1)(2)..............................     .57 1/3
Total Assets.......................................   5,216,802
Loans, Net.........................................   3,309,005
Long-Term Debt.....................................      16,609
HOME BANK
Net Interest Income................................  $    1,742
Provision for Loan Losses..........................         125
Other Operating Income.............................         291
Income before Income Taxes (3).....................         391
Net Income.........................................         255
Cash Dividends Declared and Paid on Common Stock...          59
Net Income Per Share of Common Stock (4)...........        1.47
Per Share Cash Dividends Declared and Paid on
  Common Stock (4).................................         .34
Total Assets.......................................      35,721
Loans, Net.........................................      25,439

------------------------------
(1) Year to date per share amounts are based on the weighted average number of common shares outstanding during the period of 47,738,396 shares for 1996 and 47,658,146 shares for 1995.

(2) In September 1993, Mercshares effected a three-for-two stock split which was effected in the form of a stock dividend. All per share amounts have been adjusted to give effect to the split.

(3) For the year 1992, this item represents Income before Income Taxes and Cumulative Effect of Change in Accounting Principles.

(4) Per share data for 1992 and 1991 have been adjusted to reflect the 2.5% and 20% stock dividends declared during 1993 and 1992, respectively.

                      COMPARATIVE UNAUDITED PER SHARE DATA

    The following unaudited consolidated financial information reflects certain comparative per share data relating to the Merger. The information shown below should be read in conjunction with the historical consolidated financial statements of Mercshares and Home Bank, including the respective notes thereto, which are included elsewhere in this Prospectus and Proxy Statement or in documents incorporated herein by reference.

    The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods.

    The table below presents selected comparative consolidated unaudited per share information (i) for Mercshares on a historical basis and on a pro forma combined basis assuming the Merger had been effective during the period presented and accounted for as a purchase and (ii) for Home Bank on a historical basis and on a pro forma equivalent basis. The table does not give effect to outstanding options to acquire shares of Home Bank Common Stock.

                                                         NINE MONTHS ENDED      YEAR ENDED
                                                        SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                                        -------------------  -----------------
PER COMMON SHARE:
NET INCOME:
Home Bank-historical..................................       $    3.01           $    3.89
Home Bank pro forma equivalent (1)....................       $    4.73           $    5.67

Mercshares-historical.................................       $    1.82           $    2.19
Mercshares pro forma combined (2).....................       $    1.82           $    2.18

CASH DIVIDENDS DECLARED:
Home Bank-historical..................................          --               $    0.75
Home Bank pro forma equivalent (1)....................       $    1.87           $    2.24

Mercshares-historical.................................       $    0.72           $    0.86
Mercshares pro forma combined (3).....................       $    0.72           $    0.86

BOOK VALUE:
Home Bank-historical (4)..............................       $   31.79           $   28.87
Home Bank pro forma equivalent (1)....................       $   44.95           $   43.45

Mercshares-historical (4).............................       $   17.18           $   16.44
Mercshares pro forma combined.........................       $   17.29           $   16.71

------------------------

(1) Home Bank pro forma equivalent amounts represent Mercshares' pro forma combined information multiplied by the Exchange Ratio of two and six-tenths shares of Mercshares Common Stock for each share of Home Bank Common Stock. In December 1996, Home Bank declared a dividend of $0.75 per share, payable in January 1997.

(2) Pro forma combined net income per share represents historical net income per share of Mercshares adjusted for the impact of a purchase of Home Bank.

(3) Pro forma combined dividends per share represents historical dividends per share paid by Mercshares. Mercshares paid quarterly dividends of $0.23 per share in March and June, 1996, and $0.26 per share in September and December, 1996. At the current quarterly rate, the annual dividends would be $1.04 per share.

(4) Generally accepted accounting principles require adjustment to equity for net unrealized gains and losses on securities available for sale for fiscal years beginning after December 31, 1993.

PENDING TRANSACTION

    On December 10, 1996, Mercshares and Peninsula entered into an agreement providing for the merger of Farmers Bank of Mardela Springs ("Farmers Bank") into Peninsula. Farmers Bank operates three banking offices on Maryland's Eastern Shore. At September 30, 1996, Farmers Bank had total assets of $28 million, loans (net) of $20 million and stockholders' equity of $2.45 million. Net income for the years ended December 31, 1993, 1994 and 1995 was $137,170, $162,478 and $127,617, respectively. Net income for the nine months ended September 30, 1996 was $153,919. The agreement with Farmers Bank provides for a tax-free exchange of 115,035 shares of Mercshares Common Stock for the 92,028 outstanding shares of stock of Farmers Bank, and is subject to a number of conditions including regulatory approvals and approval by the Farmers Bank stockholders. The transaction with Farmers Bank will be accounted for as a purchase. The transaction with Farmers Bank will not have a material effect upon the financial position or results of operations of Mercshares or upon the financial information presented above.

                         THE HOME BANK SPECIAL MEETING

DATE, PLACE AND TIME

    The Home Bank Special Meeting will be held at [            ], Maryland on
February 12, 1997 at 11:30 a.m.

PURPOSE OF THE HOME BANK SPECIAL MEETING

    At the Home Bank Special Meeting, Home Bank Stockholders will consider and vote upon (i) the proposal to approve the Affiliation Agreement and the Merger contemplated thereby pursuant to which each share of Home Bank Common Stock (other than shares held by Home Bank Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 2.6 shares of Mercshares Common Stock and cash in lieu of fractional shares of Mercshares Common Stock and (ii) such other matters as may properly be brought before the Home Bank Special Meeting.

    The Home Bank Board of Directors recommends a vote to approve the Affiliation Agreement and the Merger contemplated thereby.

RECORD DATE

    The Home Bank Board of Directors has fixed the close of business on January 10, 1997 (the "Home Bank Record Date") as the record date for determining holders entitled to notice of and to vote at the Home Bank Special Meeting. Accordingly, only holders of record of Home Bank Common Stock at the close of business on the Home Bank Record Date will be entitled to notice of, and to cast their vote at, the Home Bank Special Meeting. At the close of business on December 23, 1996, there were 176,889 shares of Home Bank Common Stock issued and outstanding held by approximately 306 holders of record.

VOTE REQUIRED

    Each holder of record of shares of Home Bank Common Stock on the Home Bank Record Date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the Home Bank Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Home Bank Common Stock outstanding on the Home Bank Record Date is necessary to constitute a quorum at the Home Bank Special Meeting.

    The approval of the Affiliation Agreement and the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Home Bank Common Stock entitled to vote thereon.

    As of December 23, 1996, the directors and certain officers of Home Bank and certain persons related thereto owned an aggregate of 74,273 shares (approximately 42%) of Home Bank Common Stock. Such persons have executed agreements with Mercshares pursuant to which such persons have agreed to vote their shares of Home Bank Common Stock to approve the Affiliation Agreement and the Merger. Such agreements extend to shares of Home Bank Common Stock which such persons may receive upon exercise of outstanding options. See "CERTAIN OTHER AGREEMENTS--The Support Agreement" and "DESCRIPTION OF HOME BANK--Stock Ownership of Directors and Executive Officers."

    All shares of Home Bank Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF HOME BANK COMMON STOCK WILL BE VOTED TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER.

    Home Bank does not know of any matters other than as described in the Notice that are to come before the Home Bank Special Meeting. If any other matter or matters are properly presented for action at the Home Bank Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A Home Bank Stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof on or prior to the date of the Home Bank Special Meeting to F. Dennis Parker, President of Home Bank, by signing and returning a later dated proxy, or by voting in person at the Home Bank Special Meeting; however, mere attendance at the Home Bank Special Meeting will not in and of itself have the effect of revoking the proxy.

    Votes cast by proxy or in person at the Home Bank Special Meeting will be tabulated to determine whether or not a quorum is present. Where, as to any matter submitted to the Home Bank Stockholders for a vote, proxies are marked as abstentions (or Home Bank Stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"), those shares are also treated as shares that are present and entitled to vote for quorum purposes. BECAUSE THE REQUIRED VOTE OF HOME BANK STOCKHOLDERS ON THE AFFILIATION AGREEMENT AND THE MERGER IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF HOME BANK COMMON STOCK, THE FAILURE TO SUBMIT A PROXY CARD (OR THE FAILURE TO VOTE IN PERSON AT THE HOME BANK SPECIAL MEETING IF A PROXY CARD IS NOT SUBMITTED), THE ABSTENTION FROM VOTING AND ANY BROKER NON-VOTE WILL (EXCEPT FOR PURPOSES OF APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS) HAVE THE SAME EFFECT AS A VOTE AGAINST THE AFFILIATION AGREEMENT AND THE MERGER.

SOLICITATION OF PROXIES

    Proxies are being solicited by and on behalf of the Home Bank Board of Directors and Home Bank will bear the costs of its solicitation of proxies. Solicitations may be made by mail, telephone, or personally by directors, officers and employees of Home Bank, none of whom will receive additional compensation for performing such services. Mercshares will pay all the expenses of printing and mailing the Prospectus and Proxy Statement.

                                   THE MERGER

    THE FOLLOWING DESCRIPTION OF THE MERGER DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AFFILIATION AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROSPECTUS AND PROXY STATEMENT AS ANNEX A AND INCORPORATED HEREIN BY REFERENCE.

GENERAL

    The Affiliation Agreement provides that, subject to the satisfaction or waiver of the conditions set forth therein, Home Bank will merge with and into Peninsula and each share of Home Bank Common Stock (other than shares held by Home Bank Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 2.6 shares of Mercshares Common Stock. Upon consummation of the Merger, Home Bank employees will become employees of Peninsula, the operations of Home Bank will be continued by Peninsula and the separate corporate existence of Home Bank will cease. Certificates for Home Bank Common Stock shall be exchanged for certificates of Mercshares Common Stock as described below.

    Based upon the capitalization of Mercshares and Home Bank as of October 31, 1996, the Home Bank Stockholders would own approximately 1% of the outstanding Mercshares Common Stock following consummation of the Merger. Based upon the financial statements of Mercshares and Home Bank at September 30, 1996, upon consummation of the Merger, the percentage of total assets and the percentage of total liabilities represented by Home Bank in Mercshares would each be less than 1%. See "-- Treatment of Employee Benefit Plans" for a description of the treatment of options in the Merger.

    As discussed below in "Reasons for the Merger; Recommendation of the Home Bank Board of Directors," the Home Bank Board of Directors has concluded that the terms of the Merger and the Affiliation Agreement are advisable and are fair to, and in the best interests of, Home Bank and the Home Bank Stockholders. Upon consummation of the Merger, the former Home Bank Stockholders who become holders of Mercshares Common Stock will be stockholders in a larger entity with equity traded on The Nasdaq National Market. Each Home Bank Stockholder who becomes a holder of Mercshares Common Stock shall possess the same rights as other such holders, and former Home Bank Stockholders as a group will no longer be taking action at the Home Bank corporate level. See "COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK AND HOME BANK COMMON STOCK" and "DESCRIPTION OF MERCSHARES CAPITAL STOCK."

BACKGROUND TO THE MERGER

    In October 1995, Hugh W. Mohler, Executive Vice President of Mercshares, contacted Ralph L. Mason, Jr., Chairman of Home Bank, to ask if Home Bank would be interested in discussing a potential affiliation with Mercshares. There followed a meeting attended by H. Furlong Baldwin, Chairman of Mercshares, Mr. Mohler, Mr. Mason, F. Dennis Parker and other Home Bank directors, at which Mr. Baldwin explained Mercshares' philosophy and policies relating to its Affiliated Banks. The discussion was exploratory in nature and did not involve any specific offer or proposal. In late 1995, Home Bank began to provide financial information to Mercshares.

    On March 6, 1996, Mr. Mohler provided Mr. Mason with a financial analysis of a potential transaction at an exchange ratio of 2.3 shares of Mercshares Common Stock for each share of Home Bank Common Stock, inviting further discussion. In May 1996, Home Bank engaged Rowles to provide valuation information on Home Bank Common Stock.

    After further discussion and negotiation, Mr. Mohler, on May 16, 1996, proposed to Mr. Mason a transaction at an exchange ratio of 2.6 shares of Mercshares Common Stock for each share of Home Bank Common Stock, in a merger of Home Bank into Peninsula Bank. On May 20, 1996, Mr. Baldwin and Mr. Mohler met with Mr. Parker and other Home Bank directors for a more specific discussion of transaction terms. On June 26, 1996, Mr. Mohler and Alan D. Yarbro, Mercshares General Counsel, met with Mr. Mason, F. Dennis Parker, several directors of Home Bank and a representative of Rowles, to discuss various questions concerning policies of Mercshares and Peninsula in areas such as employee benefit plans and how these matters would be dealt with in the merger, the conduct of Home Bank's business following the merger, the composition of the Board of Directors of Peninsula, the potential content of definitive agreements and the procedures for obtaining regulatory approvals and completing the merger. Mr. Mohler responded to these questions on July 9, 1996. On July 16, 1996, Home Bank received the valuation report of Rowles, which provided valuation information as of March 31, 1996. On July 18, 1996, Mr. Mason advised Mr. Mohler that the Home Bank Board of Directors had voted to proceed with further exploration of the merger. The parties then proceeded to prepare and negotiate the terms of the definitive agreements.

    Throughout the period of discussions with Mercshares, the Home Bank Board of Directors engaged in regular deliberations concerning the merger at its monthly Board meetings and certain special meetings, which were generally attended by Home Bank financial and legal advisors. At a meeting of the Home Bank Board of Directors held on July 16, 1996, there was a detailed review of all of the information referred to above. Full agreement among the Home Bank Board members was not reached until October 15, 1996. During the period between October 3 and October 11, 1996, Mr. Mason requested Mr. Mohler to consider a modification of the exchange ratio in the event that the price of Mercshares Common Stock were to decline prior to consummation of the merger. Mercshares did not agree to this modification. After further deliberation, the Home Bank Board of Directors unanimously approved the Merger and definitive agreements on October 15, 1996, and approvals by the boards of Mercshares and Peninsula followed on October 21, 1996.

REASONS FOR THE MERGER; RECOMMENDATION OF THE HOME BANK BOARD OF DIRECTORS

    The Home Bank Board of Directors believes that the terms of the Merger and the Affiliation Agreement are advisable and are fair to, and in the best interests of, Home Bank and the Home Bank Stockholders. In considering the terms and conditions of the Affiliation Agreement, the Home Bank Board of Directors considered a number of factors. The Home Bank Board of Directors did not assign any relative or specific weights to the factors considered. The material factors considered were:

        (i) THE FINANCIAL TERMS OF THE AFFILIATION. In this regard, the Home Bank Board of Directors was of the view that, based on historical and anticipated trading ranges for Mercshares Common Stock, the value of consideration to be received by Home Bank Stockholders resulting from the Exchange Ratio represented a fair multiple of Home Bank's per share book value and earnings. The Home Bank Board of Directors also considered that, under the proposed Exchange Ratio and based on the Home Bank Board of Directors' belief that Mercshares would continue to pay dividends at its current rate, the Merger would result in a substantial increase in dividend income to Home Bank Stockholders, although there can be no assurance that current dividends are indicative of future dividends. See "COMPARATIVE UNAUDITED PER SHARE DATA." In this regard, the Home Bank Board of Directors also considered the valuation report prepared by Rowles.

        (ii) THE TERMS, OTHER THAN THE FINANCIAL TERMS, AND STRUCTURE OF THE MERGER. In this respect, the Home Bank Board of Directors considered the benefits to the customers and employees of Home Bank and the communities it serves of operating as branches of Peninsula. As branches of Peninsula, Home Bank's present operations would offer an expanded range of products and services, would have access to Mercshares' financial and managerial resources, and would benefit from greater geographical coverage. The Home Bank Board of Directors also considered that Mercshares offered to appoint three members of the Home Bank Board of Directors to serve on the Peninsula Board of Directors and that the Merger would qualify as a tax-free reorganization under the Code. See "--Certain Federal Income Tax Consequences."

        (iii) CERTAIN FINANCIAL AND OTHER INFORMATION CONCERNING MERCSHARES. In this respect, the Home Bank Board of Directors considered, among other things, the favorable position of Mercshares among its peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality. The Home Bank Board of Directors also considered that the historical dividends per share, net income per share and book value per share of Mercshares Common Stock to be received by Home Bank Stockholders, after giving effect to the Exchange Ratio, would represent a substantial increase in the historical dividends per share, net income per share and book value per share of Home Bank Common Stock, although there can be no assurance that pro forma amounts are indicative of future dividends, income per share or book value per share of Mercshares. The Home Bank Board of Directors also considered the marketability of Mercshares Common Stock, which is publicly traded and quoted on The Nasdaq National Market. The Home Bank Board of Directors further considered the diversification of risk associated with ownership of an institution with 21 Affiliated Banks serving a broad geographic area that encompasses most of Maryland and parts of Virginia and Delaware.

        (iv) OTHER STRATEGIC ALTERNATIVES. In recent years, the only acquisition offer received by Home Bank was the Mercshares offer. The Home Bank Board of Directors believed it had a fiduciary obligation to the Home Bank Stockholders to consider the Mercshares proposal as a method of continuing and strengthening the Home Bank business, with associated benefits to the Home Bank Stockholders, customers, employees and community. The Mercshares proposal was considered as a strategic business alternative to remaining as an independent bank. Based upon the foregoing considerations, the Home Bank Board of Directors ultimately determined, after full deliberation and negotiation with Mercshares, that there were greater advantages in proceeding with the Merger.

        (v) CERTAIN RELATED CONSIDERATIONS. The Home Bank Board of Directors further determined that the addition of resources resulting from the Merger will enable Home Bank to provide a wider and improved array of financial services to consumers and businesses and to achieve added flexibility in dealing with the changing competitive environment in its market area. In addition, the Home Bank Board of Directors concluded that the Merger will help provide Home Bank with the financial resources needed to meet the competitive challenges arising from recent and anticipated changes in the banking and financial services industry.

    THE HOME BANK BOARD OF DIRECTORS BELIEVES THAT THE MERGER AND THE AFFILIATION AGREEMENT ARE ADVISABLE AND ARE FAIR TO, AND IN THE BEST INTERESTS OF, HOME BANK AND THE HOME BANK STOCKHOLDERS. THE HOME BANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOME BANK STOCKHOLDERS VOTE TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER CONTEMPLATED THEREBY.

    Home Bank's Board of Directors retained the firm of Rowles, certified public accountants, to provide valuation information on the Home Bank Common Stock as of March 31, 1996. Rowles has served as Home Bank's independent certified public accountants since 1979. Its engagements have included the audit of financial statements, preparation of income tax returns and management advisory services. In connection with its services in providing the valuation report, Rowles was paid a fee of approximately $6,000. Home Bank selected Rowles to perform the valuation on the basis of its familiarity with the banking industry and familiarity with Home Bank in particular.

    On July 16, 1996, Rowles presented its March 31, 1996 valuation report to the Board of Directors of Home Bank. As more fully stated below, the scope of the Rowles engagement was for limited purposes and exclusively for the use of the Home Bank Board of Directors. The Rowles evaluation was not intended to and does not constitute any recommendation or advice to any person concerning the Merger. In conducting the valuation, Rowles reviewed and analyzed: (1) Home Bank's earnings data; (2) industry earnings data; (3) Home Bank's book value as of March 31, 1996; (4) the audited financial statements of Home Bank through December 31, 1995; (5) unaudited financial statements through March 31, 1996; and (6) certain other publicly available information through March 31, 1996 or December 31, 1995. In addition,

Rowles obtained information about Home Bank through interviews with management and about comparable community banks from various public sources. Rowles also conducted such other studies, analysis and investigations, particularly of the banking industry, and considered such other information as it deemed appropriate.

    Rowles estimated possible values for Home Bank Common Stock, as of March 31, 1996, based on various circumstances and valuation methods as follows: (1) a capitalization of earnings value of $52.90 per share based on a price-to-earnings multiple of 13.6 times 1995 net earnings, a multiple derived from a median price-to-earnings multiple for 14 Mid-Atlantic banks; (2) a dividend paying capacity value of $55.33 per share based on an assessment of Home Bank's capital and earning capacity and industry data; (3) a controlling interest valuation of $72.35 per share, assuming payment of a premium for control, reflecting a price-to-earnings ratio of 18.6 (representing the median ratio for 12 banks acquired in the Mid-Atlantic region during the period from July 1, 1994 to March 31, 1996) and a multiple of book value of 2.44. The report also reflected known transactions in Home Bank Common Stock between March 30, 1995 and March 31, 1996. See "DESCRIPTION OF HOME BANK--Price Range of Common Stock."

    This description of the Rowles evaluation is provided solely for disclosure purposes because the evaluation was given to the Home Bank Board of Directors at a time when the Merger was under consideration. It was intended solely for the use of the Home Bank Board in its deliberation on strategic alternatives. The report did not in any way evaluate Mercshares or Mercshares Common Stock. The report was not intended as, and may not be construed or relied upon by any person, as advice or any form of recommendation concerning the Merger. Rowles was not engaged to evaluate or express any opinion concerning the Merger or the financial consideration to be received by Home Bank Stockholders and it has not done so. As to factual matters, Rowles relied on information provided by Home Bank and on publicly available information. The scope of the engagement did not require Rowles to verify any such data. Finally, it is noted that any valuation requires the application of judgment to a variety of unpredictable factors and there is no assurance that a valuation will ultimately prove correct.

EFFECTIVE DATE

    As soon as practicable after the performance of all agreements and obligations of the parties under the Affiliation Agreement and upon fulfillment or waiver of all conditions precedent contained therein, Peninsula and Home Bank will execute and deliver an Agreement of Merger substantially in the form attached as Exhibit A to the Affiliation Agreement (the "Agreement of Merger"), and, after approval by the Maryland Commissioner of Financial Regulation, will file the Agreement of Merger with the State Department of Assessments and Taxation of the State of Maryland (the "Maryland SDAT"). The Merger shall become effective on such date and time (the "Effective Date") as are set forth in the Certificate of Merger issued by the Maryland Commissioner of Financial Regulation. Mercshares, Peninsula and Home Bank contemplate that the Merger will be made effective on the last business day of a month, or such other date as may be determined by Mercshares.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

    On and after the Effective Date, certificates for shares of Home Bank Common Stock shall represent the right to receive certificates representing the number of shares of Mercshares Common Stock and cash in lieu of fractional shares represented thereby, as described herein. Certificates representing shares of Home Bank Common Stock may be exchanged after the Effective Date by surrendering such certificates to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as Mercshares may select (the "Exchange Agent"), in exchange for new certificates representing the appropriate number of whole shares of Mercshares Common Stock determined by the Exchange Ratio and for cash in lieu of any fractional shares.

    No certificates for fractional shares of Mercshares Common Stock shall be issued but, in lieu thereof, and solely as a mechanism for rounding shareholdings to whole shares, Mercshares will pay cash for such fractional shares on the basis of the closing price for Mercshares Common Stock (as reported by The Nasdaq National Market) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates for Home Bank Common Stock representing such fractional shares. No such holder shall be entitled to dividends, voting rights or any other rights of shareholders in respect of any fractional share.

    Shortly after the Effective Date, Home Bank Stockholders will receive transmittal forms and instructions as to the time and method of surrendering their certificates. Until so surrendered, certificates formerly representing shares of Home Bank Common Stock (other than shares of dissenting stockholders as described herein under the heading "Appraisal Rights of Dissenting Stockholders") will be deemed for all corporate purposes to evidence the number of whole shares of Mercshares Common Stock that a holder would be entitled to receive upon surrender and the cash to be paid in lieu of fractional shares. Dividends and other distributions, if any, that become payable on whole shares of Mercshares Common Stock pending exchange of certificates representing shares of Home Bank Common Stock will be retained by Mercshares or the Exchange Agent until surrender of the certificates, at which time those dividends and any other distributions will be paid without interest.

    HOME BANK STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS AND INSTRUCTIONS. HOME BANK STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the anticipated material Federal income tax consequences of the Merger; it is not intended to be a complete description of those consequences. The matters set forth in paragraphs (i) through (v) are based upon the opinion of Venable, Baetjer and Howard, LLP, counsel to
Mercshares:

        (i) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

        (ii) no gain or loss will be recognized by the Home Bank Stockholders who receive solely Mercshares Common Stock in exchange for Home Bank Common Stock pursuant to the Merger;

       (iii) provided that the Home Bank Common Stock is held as a capital asset, the tax basis of the Mercshares Common Stock received by the Home Bank Stockholders will be the same as the tax basis of the Home Bank Common Stock surrendered therefor, decreased by the amount of any cash received by the Home Bank Stockholders in lieu of fractional shares and increased by the amount of gain, if any, recognized by the Home Bank Stockholders;

        (iv) provided that the Home Bank Common Stock is held as a capital asset, the holding period of the Mercshares Common Stock received by the Home Bank Stockholders will include the holding period of the Home Bank Common Stock surrendered therefor; and

        (v) no gain or loss will be recognized by Mercshares, Peninsula or Home Bank in the Merger.

    The obligation of Home Bank to consummate the Merger is subject to the receipt of an opinion of Venable, Baetjer and Howard, LLP, counsel to Mercshares, with respect to the federal income tax consequences of the Merger, substantially to the effect of paragraphs (i) through (v) immediately above. Such opinion will not address the state, local or foreign tax aspects of the Merger.

    Any cash received by Home Bank Stockholders, whether as a result of the exercise of their dissenters' rights or in lieu of the issuance of fractional shares, could result in taxable income to such Home Bank Stockholders. The receipt of such cash generally will be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of such cash may be treated as a dividend and taxed as ordinary income in certain limited situations.

    Certain directors and employees of Home Bank hold options to acquire Home Bank Common Stock. If such options are cancelled in the Merger, with payment of cash to optionees as provided for in the Affiliation Agreement, the amount of such cash will be taxable as ordinary income to the optionees. See "--Treatment of Employee Benefit Plans."

    The discussion set forth above is included for general information only. It does not address the state, local or foreign tax aspects of the Merger. In addition, it does not discuss the federal income tax considerations that may be relevant to certain persons, and may not apply to certain holders subject to special tax rules, including dealers in securities and foreign holders. The discussion is based upon currently existing provisions of the Code, existing Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion.

    Each Home Bank Stockholder should consult his own tax advisor with respect to the specific tax consequences of the Merger to him, including the application and effect of state, local and foreign tax laws.

ACCOUNTING TREATMENT

    The Merger will be treated as a purchase for accounting purposes. Under the purchase method of accounting, the amount by which the purchase price paid by Mercshares exceeds the fair value of the net assets acquired will be recorded as goodwill. Mercshares currently expects that based on preliminary purchase accounting estimates the Merger would result in identifiable intangibles and goodwill approximating $8.2 million, which would be amortized over an estimated period of not more than 15 years. See "COMPARATIVE UNAUDITED PER SHARE DATA."

RESALE OF MERCSHARES COMMON STOCK AFTER THE MERGER BY CONTROLLING PERSONS

    Under Federal securities laws there are certain potential limitations on the sale of Mercshares Common Stock received in the Merger that will affect certain Home Bank Stockholders who may be controlling persons of Home Bank. Mercshares and Home Bank believe that the only Home Bank Stockholders who may be deemed controlling persons subject to these limitations are the directors and certain officers of Home Bank and certain persons related to them who have been advised of these restrictions and have agreed in writing to them.

CONDITIONS TO MERGER

    Consummation of the Merger is conditioned upon, among other things, approval of the Affiliation Agreement by an affirmative vote of two-thirds of the outstanding shares of Home Bank Common Stock entitled to vote thereon.

    The obligation of Mercshares to consummate the Merger is also subject to the prior satisfaction of certain further conditions including the following: (1) stockholders who are affiliates of Home Bank for purposes of Rule 145 under the Securities Act shall have entered into agreements with Mercshares, necessary or desirable to conform with Rule 145; (2) Home Bank shall not have declared any dividend with respect to its Common Stock other than a dividend for the year 1996 not in excess of the greater of $.75 per share or 20% of Home Bank's net income for the year 1996; (3) Home Bank shall not have changed its authorized, issued or outstanding capital stock, issued any additional, or changed any outstanding, rights with respect thereto, or made any distributions of its earnings or assets other than as provided in the Affiliation Agreement; (4) the absence of any material adverse change in the balance sheet, income statement, financial position, results of operations or business of Home Bank, except as provided in the

Affiliation Agreement; (5) compliance by Home Bank with certain conditions, including limits on unapproved increases in compensation of directors, officers or employees of Home Bank or unapproved alterations in benefits received by such individuals; (6) absence of any change in Home Bank's investment practices and policies; (7) absence of a vote against the Merger by holders of an aggregate of 10% or more of the outstanding shares of Home Bank Common Stock; (8) the absence of any actual or threatened legal proceeding or impediment that in the reasonable opinion of counsel to Mercshares might prevent the consummation of the Merger; (9) Home Bank shall not have applied for or opened any new, or closed any existing, branch offices unless approved by Mercshares; (10) receipt of an opinion of counsel confirming certain of the tax consequences of the Merger for Mercshares, Peninsula and Home Bank as set forth above under the heading "Certain Federal Income Tax Consequences"; (11) the accuracy and satisfaction of various other financial and legal representations and conditions with respect to Home Bank; (12) the granting or issuance of such consents or approvals, governmental or otherwise (including, without limitation, lessor consents), which are necessary to permit or enable Peninsula to conduct after the Effective Date all and every part of the business and activities conducted by Home Bank prior to the Effective Date in the manner in which such activities and business were then conducted by Home Bank and at the offices at which they were then conducted; (13) the receipt of certain regulatory approvals; and (14) the effectiveness of the Registration Statement. Mercshares may in its discretion waive conditions (1) through (12).

    The obligation of Home Bank to consummate the Merger is subject to the satisfaction of certain further conditions including the following: (1) receipt of an opinion of counsel confirming certain of the tax consequences of the Merger for Home Bank Stockholders as set forth above under the heading "Certain Federal Income Tax Consequences;" (2) the receipt of certain regulatory approvals; (3) the effectiveness of the Registration Statement and (4) the accuracy and satisfaction of various financial and legal representations and conditions with respect to Mercshares. Home Bank may in its discretion waive condition (4).

TREATMENT OF EMPLOYEE BENEFIT PLANS

    Pursuant to the Affiliation Agreement and at the option of Mercshares, Mercshares expects that Home Bank's profit sharing plan will be merged with and into Mercshares' 401(k) plan. If in the judgment of Mercshares after consultation with Home Bank, it is not technically feasible or desirable to merge the plans, the Home Bank plan will be terminated, with its assets held for distribution to the participants. In addition, effective as of the first January 1st following the Effective Date, employees of Home Bank will become eligible to participate in Mercshares' cash balance plan according to its applicable provisions and will be given credit for service with Home Bank for purposes of eligibility to participate and vesting. Except with respect to Home Bank's profit sharing plan and Mercshares' cash balance plan, which will be treated as above, and executive plans, programs and arrangements, eligibility for participation in which is determined in the discretion of Peninsula or Mercshares, after the Effective date, Home Bank employees shall be entitled to participate in Peninsula's employee benefit plans and programs on substantially the same basis as similarly situated employees of Peninsula. Peninsula has agreed to treat service with Home Bank before the Effective Date as service with Peninsula for purposes of all such employee benefit and seniority-based plans and programs.

    As of the Effective Date, Home Bank's employee and director stock purchase plans both shall be terminated and all unexercised and unexpired stock options granted under such plans shall be automatically terminated and canceled on the Effective Date immediately prior to the Merger becoming effective. With respect to such canceled stock options which have an option price per share for Home Bank Common Stock which is less than the market value of two and six-tenths shares of Mercshares Common Stock, Mercshares shall pay the difference to holders in cash as soon as practicable after the Effective Date upon delivery to Mercshares of such documents as it may reasonable request. For such purposes, the market value of Mercshares Common Stock shall be equal to the closing price for Mercshares Common

Stock on The Nasdaq National Market on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding date on which there is a closing price), without interest.

    As of December 23, 1996, Directors of Home Bank, as a group, held the following options:

                       EXERCISE
 NUMBER OF SHARES        PRICE         EXPIRATION DATE
-------------------  -------------  ----------------------
         1,184         $   52.78         February 10, 1997
         1,442         $   85.35         November 14, 1998
         1,300         $   73.02         November 14, 1999
         1,100         $   56.03         November 14, 2000

    As of December 23, 1996, employees of Home Bank, as a group, held the following options:

                         EXERCISE
  NUMBER OF SHARES         PRICE         EXPIRATION DATE
---------------------  -------------  ----------------------
            332          $   73.02         February 10, 1997
            359          $   47.63         November 14, 1997

    Options scheduled to expire before the Effective Date may be extended for a period of time expiring on or shortly before the Effective Date.

EXCLUSIVE DEALING

    Home Bank has agreed that while the Affiliation Agreement is in effect, neither Home Bank nor any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker) shall, directly or indirectly: (i) encourage, solicit or initiate the submission of any Acquisition Proposal (as hereinafter defined) or take any other action to facilitate any inquiries or proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal; or (ii) recommend any Acquisition Proposal to Home Bank Stockholders or enter into any agreement or participate in any negotiations with, or furnish any information to, any person in connection with any potential Acquisition Proposal unless an unsolicited Acquisition Proposal is made and the Home Bank Board of Directors shall conclude, based on a written opinion of counsel, which may be based with respect to financial matters on the written opinion of a financial advisor to Home Bank, that its fiduciary obligations require consideration of such Acquisition Proposal because it may be in the best interests of the Home Bank Stockholders and is more favorable to the Home Bank Stockholders from a financial point of view than the Merger.

    An "Acquisition Proposal" is defined in the Affiliation Agreement as including any proposed (A) merger, consolidation, share exchange or similar transaction involving Home Bank, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of Home Bank representing 10% or more of the assets of Home Bank, (C) issue, sale or other disposition of securities representing 10% or more of the voting power of Home Bank, or (D) any transaction in which any person or group shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), or the right to acquire beneficial ownership, of 20% or more of the outstanding Home Bank Common Stock.

    Home Bank has agreed that it will promptly advise Mercshares of, and communicate to Mercshares the terms of, any such inquiry or proposal addressed to Home Bank or of which Home Bank or its respective officers, directors, employees, agents, or representatives (including, without limitation, any investment banker) has knowledge.

INTERESTS OF CERTAIN PERSONS IN THE AFFILIATION

    The Affiliation Agreement provides that following the Effective Date, three directors of Home Bank, as jointly determined by Mercshares, Peninsula and Home Bank shall be appointed directors of Peninsula. The three directors are Ralph L. Mason, Jr., Ralph L. Chapman and Fred T. Parker. The normal policy of

Mercshares' Affiliated Banks is that directors do not stand for reelection after reaching age 70. An exception will be made for Mr. Chapman, who is expected to serve until the Peninsula annual meeting following his 72nd birthday in June 1999.

    In connection with the negotiation of the Affiliation Agreement, Mercshares and Peninsula have agreed to employ F. Dennis Parker, President of Home Bank, as Senior Vice President of Peninsula upon consummation of the Merger and to appoint him as Chairman of the Advisory Board and as a member of the Management and Loan Committees of Peninsula. Under this arrangement, Mr. Parker will receive an annual base salary of $75,000, subject to future increases based on performance. In addition, Mr. Parker will be eligible to receive annual cash incentive bonuses, based on performance, equal to 10% to 20% of his base salary and other benefits available under such Mercshares or Peninsula benefit plans for which he is eligible.

TERMINATION

    The Affiliation Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Date: (a) notwithstanding the approval of the Merger by the Home Bank Stockholders, by the mutual consent of Home Bank and Mercshares; (b) by Mercshares and Peninsula if any time Mercshares receives information from any regulatory authority, which by law is required to approve the Merger or any other aspect of the transactions provided for in the Affiliation Agreement, or which has authority to challenge the validity of the Merger in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or such transactions will be so challenged; (c) by Mercshares and Peninsula if the Home Bank Board of Directors recommends to the Home Bank Stockholders, or Home Bank accepts, an Acquisition Proposal, or by Home Bank if, in compliance with the provisions of the Affiliation Agreement, the Home Bank Board of Directors recommends to the Home Bank Stockholders, or Home Bank accepts, an Acquisition Proposal; and (d) by Mercshares, Peninsula or Home Bank if the Merger is not consummated by October 31, 1997. The Affiliation Agreement provides that in the case of a termination under (c) above, Home Bank shall pay Mercshares a termination fee of $200,000. The Affiliation Agreement also provides that if the Affiliation Agreement is terminated by Mercshares or Peninsula by reason of a material breach by Home Bank, or by Home Bank by reason of a material breach by Mercshares or Peninsula, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by such nonbreaching party.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

    Under the appraisal rights provisions of the Financial Institutions Article of the Maryland Annotated Code, as augmented by the MGCL pursuant to Section 1-201 of the Financial Institutions Article and relevant case law, certain relevant sections of which are attached to this Prospectus and Proxy Statement as Annex B, each Home Bank Stockholder will be entitled to demand and receive payment of the "fair value" of his shares in cash, upon the surrender of his stock certificates, if he (i) votes against the Merger, (ii) does not accept any offer by Peninsula to pay the fair value of his shares of Home Bank Common Stock and (iii) within 30 days after the Effective Date of the Merger as set forth in the Certificate of Merger issued by the Commissioner of Financial Regulation, makes written demand on Peninsula for payment of his shares (a "Payment Demand"). For these purposes, abstentions and broker non-votes will not suffice as votes against the Merger; such a vote must be cast by checking the box marked "Against" on a proxy card properly submitted prior to the Special Meeting or by personal vote at the Special Meeting. Any Home Bank Stockholder who fails to comply with the requirements described above will be bound by the terms of the Merger.

    Upon the determination of the Effective Date of the Merger in the Certificate of Merger issued by the Commissioner of Financial Regulation, Peninsula will promptly deliver or send by certified mail, return receipt requested, to each Home Bank Stockholder who has voted against the Merger, written notice of the Effective Date of the Merger. Peninsula may offer to pay in cash to the Home Bank Stockholders who have voted against the Merger not more than what Peninsula considers to be the fair value of the Home Bank Common Stock as of the time of the Special Meeting. The fair value of shares for which Home Bank Stockholders make a Payment Demand (the "Appraisal Shares") is determined as of the date of the Home Bank Special Meeting. The determination of the fair value is made by a panel of three appraisers, one of whom is selected by the owners of two-thirds of the Appraisal Shares, one of whom is selected by the Board of Directors of Peninsula, and one of whom is selected by the other two appraisers. Upon the determination of the fair value of the Appraisal Shares, the appraisers must mail notice of the determination to Peninsula and to each Home Bank Stockholder who made a Payment Demand (the "Demanding Home Bank Stockholders"). Within five days after the appraisers have given notice of their fair value determination, a Demanding Home Bank Stockholder who is dissatisfied with the determination may notify the Commissioner of Financial Regulation who will have the Appraisal Shares reappraised. The reappraisal is final and binding as to the value of the Appraisal Shares of such dissatisfied Demanding Home Bank Stockholder. If the panel of appraisers fails to make a fair value determination within 90 days after the Effective Date, the Financial Institutions Article provides that the Commissioner of Financial Regulation shall have an appraisal made. Such appraisal is final and binding as to the value of all Appraisal Shares. Peninsula must pay the expenses of each appraisal made.

    The foregoing summary of the rights of Home Bank Stockholders contains all material information relating to the exercise of appraisal rights but does not purport to be a complete statement of the procedures to be followed by Home Bank Stockholders desiring to exercise their rights of appraisal. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the Financial Institutions Article and the MGCL. Each Home Bank Stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 7, Part II, entitled "Rights of Objecting Stockholders" of the Financial Institutions Article, and relevant sections of Title 3, Subtitle 2, entitled "Rights of Objecting Stockholders" of the Corporations and Associations Article, of the Annotated Code of Maryland.

    For further information relating to the exercise of appraisal rights, see Annex B to this Prospectus and Proxy Statement.

                            CERTAIN OTHER AGREEMENTS

THE SUPPORT AGREEMENT

    As a condition to Mercshares entering into the Affiliation Agreement, directors and certain officers of Home Bank and certain persons related to them who owned an aggregate of 74,273 shares as of December 23, 1996 (approximately 42%) of the outstanding Home Bank Common Stock (the "Supporting Home Bank Affiliates") each entered into a Support Agreement (the "Support Agreement") with Mercshares. Pursuant to the Support Agreement, each of the Supporting Home Bank Affiliates has agreed (a) not to pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber nor enter into any agreement, arrangement or understanding (other than a proxy for purposes of approving the Affiliation Agreement) which would restrict, establish a right of first refusal to or otherwise relate to the transfer or voting of the shares of Home Bank Common Stock owned or acquired by such Supporting Home Bank Affiliate during the term of the Support Agreement; (b) subject to the provisions of
Section 1.10 of the Affiliation Agreement with respect to the fiduciary obligations as directors of Home Bank, not to directly or indirectly, solicit, initiate or encourage inquiries or proposals from, or participate in discussions or negotiations with, or provide any information to, any individual or entity (other than Mercshares and its employees and agents) concerning any sale of assets, sale or exchange of stock, merger, consolidation or similar transactions involving Home Bank, and to use his best efforts to assure that Home Bank takes no such steps; (c) to promptly advise Mercshares of any such inquiry or proposal of which such Supporting Home Bank Affiliate has knowledge; (d) to vote his or her shares of Home Bank Common Stock in favor of the Affiliation Agreement and the transactions contemplated thereby, and, in his capacity as a stockholder, to use his best efforts to cause the Merger to be effected. The terms of the Support Agreement expire upon the termination of the Affiliation Agreement. Additionally, such Supporting Home Bank Affiliates hold options to acquire 4,108 shares of Home Bank Common Stock. To the extent that such options are exercised, the Home Bank Common Stock issuable upon such exercise will also be subject to the Support Agreements.

AFFILIATE UNDERTAKINGS

    In connection with the execution and delivery of the Affiliation Agreement, the Supporting Home Bank Affiliates also executed a memorandum, undertaking and agreement pursuant to which they have undertaken to comply with certain provisions of the federal securities laws which restrict the sale of shares of Mercshares Common Stock by such Supporting Home Bank Stockholders. See "THE MERGER-- Resale of Mercshares Common Stock After the Merger by Controlling Persons."

                            DESCRIPTION OF HOME BANK

GENERAL

    Home Bank was organized in 1918 as a Maryland commercial bank. At December 10, 1996, Home Bank had approximately 306 record holders of its capital stock.

    As of September 30, 1996, Home Bank had total assets of approximately $46.1 million, total deposits of approximately $40.3 million, and total stockholders' equity of approximately $5.6 million.

    Home Bank is a community-oriented institution and provides deposit, loan, and other general banking services to individuals, businesses, institutions, and governmental entities, including individual and commercial demand and time deposit accounts, commercial and consumer loans, residential mortgages, credit card services, and safe deposit boxes.

    Home Bank is subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations.

    Home Bank's main executive office is located in Snow Hill, Maryland and its main banking office is located in Newark, Maryland. Home Bank operates five banking offices in its service area. Home Bank leases two parcels of land in Ocean City on which it has constructed branch facilities.

BUSINESS

    SERVICES OF HOME BANK

    Home Bank provides service-intensive commercial and retail banking services to small and medium sized businesses and to individuals. The following types of services are offered by Home Bank:

    COMMERCIAL SERVICES

    - Loans, including working capital loans and lines of credit, demand, term and time loans, and loans for real estate land acquisition, development and construction, equipment, inventory, and accounts receivable financing.

    - Certificates of deposit.

    - Letters of credit.

    RETAIL SERVICES

    - Transaction accounts, including checking and NOW accounts.

    - Savings accounts.

    - Money market deposit accounts.

    - Certificates of deposit.

    - Individual retirement accounts.

    - Installment and home equity loans and lines of credit.

    - Residential construction and first mortgage loans.

    - 24-hour automated teller machines.

    - Travelers checks and safe deposit boxes.

    Home Bank does not have general trust powers.

    LENDING ACTIVITIES

    GENERAL. At September 30, 1996, Home Bank's loan portfolio totaled approximately $35.3 million, representing approximately 76.4% of its total assets of $46.1 million. The principal categories of loans in Home Bank's portfolio are commercial, real estate development and construction, residential real estate mortgage, commercial real estate mortgage, and consumer.

    LOAN PORTFOLIO COMPOSITION. The following table sets forth Home Bank's loans by major categories as of September 30, 1996:

                                                                           SEPTEMBER 30, 1996
                                                                          --------------------
                                                                           AMOUNT     PERCENT
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)
Commercial..............................................................  $   5,931      16.8%
Real estate-mortgage:
Residential.............................................................      8,916      25.2%
Commercial..............................................................     18,905      53.6%
Consumer................................................................      1,547       4.4%
                                                                          ---------  ---------
Total loans.............................................................  $  35,299     100.0%
                                                                          ---------  ---------
                                                                          ---------  ---------

    COMMERCIAL LOANS. Home Bank originates secured and unsecured loans for business purposes. Additionally, commercial business loans are made to provide working capital to businesses in the form of lines of credit which may be secured by real estate, accounts receivable, inventory, equipment, or other assets. At September 30, 1996, approximately $5.9 million or 16.8% of Home Bank's total loan portfolio consisted of commercial business loans. The financial condition and cash flow of commercial borrowers are closely monitored by the submission of corporate financial statements, personal financial statements, and income tax returns. The frequency of submission of required information depends upon the size and complexity of the credit and the collateral which secures the loan.

    RESIDENTIAL REAL ESTATE MORTGAGE LOANS. Home Bank originates residential mortgage loans with one to five year balloons. At September 30, 1996, approximately $8.9 million or 25.2% of Home Bank's total loan portfolio consisted of residential mortgage loans.

    Home Bank requires title insurance insuring the priority of its mortgage lien, as well as fire and extended coverage casualty insurance protecting the properties securing its mortgages loans. The properties are appraised by appraisers approved by Home Bank.

    COMMERCIAL REAL ESTATE MORTGAGE LOANS. Home Bank also originates mortgage loans secured by commercial real estate. At September 30, 1996, approximately $18.9 million or 53.6% of Home Bank's total loan portfolio consisted of commercial mortgage loans. Such loans are primarily secured by office buildings, retail buildings, and warehouse and general purpose business space. Although terms vary, Home Bank's commercial mortgages generally have maturities of five years or less, with many payable on demand.

    CONSUMER LOANS. Home Bank offers a variety of consumer loans in order to provide a full range of financial services to its customers and because such loans generally have higher interest rates than other loans. At September 30, 1996, approximately $1.5 million or 4.4% of Home Bank's total loan portfolio consisted of consumer loans.

    COMPETITION

    While promotional activities emphasize the many advantages of dealing with a locally-run institution closely attuned to the needs of its community, Home Bank faces strong competition in all areas of its operations. Home Bank competes principally with approximately eight other commercial banks which operate in the vicinity of its offices, most of which have resources substantially greater than its own. Home Bank also encounters competition from thrift institutions, consumer loan companies, brokerage firms, investment companies, credit unions, and other financial institutions. This competition comes from entities operating in the Ocean City area that include offices of many of the largest banks in Maryland. Its most direct competition for deposits comes from other commercial banks, savings banks, savings and loan associations, and credit unions operating in the Worcester County area, as well as from mutual fund providers. Home Bank competes with banking entities, mortgage banking companies, and other institutional lenders for loans. The competition for loans varies from time to time depending on certain factors. These factors include, among others, the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, conditions in the real estate market, and other factors which are not readily predictable.

    EMPLOYEES

    At September 30, 1996, Home Bank had 36 employees of whom 10 were officers, 35 were full-time employees and 1 was a part-time employee. Home Bank believes its employee relations are good.

PROPERTIES

    The main executive office of Home Bank is located at 309 N. Washington Street, Snow Hill, Maryland 21863 and its main banking office is located at 8305 Langmaid Road, Newark, Maryland 21841. The other branch offices are located at 8100 Coastal Highway, Ocean City, Maryland 21842, 200 S. Philadelphia Avenue, Ocean City, Maryland 21842, and 540 White Marlin Mall, Ocean City, Maryland 21842. An administrative office which houses the operation departments of Home Bank is located at 8420 Newark Road, Newark, Maryland 21841.

DIVIDENDS

    Home Bank declared cash dividends of $.75 and $.55 per share for 1995 and 1994, respectively, which were paid during the first quarter of the subsequent years. In December 1996 Home Bank declared a cash dividend of $.75 per share for 1996, payable in January of 1997. Any future determination as to payment of cash dividends will, subject to the Affiliation Agreement, be at the discretion of the Board of Directors of Home Bank and will depend on the Bank's results of operations, financial condition, capital and regulatory requirements and other factors deemed relevant by the Home Bank Board of Directors.

    As a depository institution whose deposits are insured by the FDIC, Home Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Home Bank is not currently in default under any of its obligations to the FDIC. In addition, FDIC regulations also impose certain minimum capital requirements which affect the amount of cash available for payment of dividends by a regulated banking institution such as Home Bank. As a commercial bank under the Maryland Financial Institutions Law, Home Bank may declare cash dividends from undivided profits or, with the prior approval of the Maryland Bank Commissioner, out of surplus in excess of 100% of its required capital stock, and (in either case) after providing for due or accrued expenses, losses, interest, and taxes.

    Distributions paid by Home Bank to its stockholders will be taxable to the stockholders as dividends, to the extent of Home Bank's accumulated current earnings and profits.

PRICE RANGE OF COMMON STOCK

    There is no established public trading market for Home Bank Common Stock, which is traded lightly in privately negotiated transactions. The following table sets forth the range of sales prices for the periods indicated. The prices represent actual sales known to management of Home Bank to have occurred in each quarter shown.

                                                                                                      HIGH        LOW
                                                                                                    ---------  ---------
1995
  First quarter...................................................................................  $      75  $      67
  Second quarter..................................................................................  $      75  $      75
  Third quarter...................................................................................              no sales
  Fourth quarter..................................................................................              no sales
1996
  First quarter...................................................................................  $      75  $      65
  Second quarter..................................................................................              no sales
  Third quarter...................................................................................              no sales
  Fourth quarter..................................................................................          []

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table lists the number of shares of Home Bank Common Stock beneficially owned by directors and executive officers of Home Bank, and each person known by Home Bank to beneficially own more than five percent of Home Bank Common Stock, as of December 23, 1996. Unless otherwise indicated, the individuals named below have sole voting and investment power over all shares beneficially owned by them. There are no persons known by Home Bank to own beneficially, directly or indirectly, more than 5% of the Home Bank Common Stock except as shown below.

                        SHARES OF HOME BANK COMMON STOCK
                             BENEFICIALLY OWNED (1)

NAME AND ADDRESS(2)                                         NUMBER OF SHARES   PERCENT OF CLASS
----------------------------------------------------------  -----------------  -----------------
Thomas G. Mason...........................................         39,803(3)            22.5%
Ralph L. Mason Jr., Director..............................         44,845(4)            25.3%
Ralph L. Chapman, Director................................          1,351(5)           *
William A. Gibbs, Jr., Director...........................          1,690(6)           *
Richard G. Holland, Director..............................            484(7)           *
Philip I. Houck, Director.................................            940(8)           *
Vernon C. Jones, Director.................................          1,199(9)           *
Lloyd B. Lewis, Director..................................          1,546(10)          *
Fred T. Parker, Director..................................          2,892(11)            1.6%
Cynthia M. Wood, Director.................................             50              *
F. Dennis Parker, President/CEO and Director..............          1,418(12)          *

All directors and executive officers as group
  (12 persons)............................................         56,323(13)           31.1%

------------------------

    * Indicates holdings of less than one percent

  (1) Shares which a person had the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of the person but not deemed outstanding as to any other person.

  (2) Each stockholder's address is at Home Bank's principal executive offices.

  (3) Includes 1,324 shares owned by Mason Foundation, Inc. of which Mr. Mason serves as trustee with joint power to vote and 16,547 shares owned by the Estate of Dorothy Mason for which he serves as executor with joint power to vote.

  (4) Includes 1,324 shares owned by Mason Foundation, Inc. of which Mr. Mason serves as trustee with joint power to vote, 16,547 shares owned by the Estate of Dorothy Mason for which he serves as executor with joint power to vote and 451 shares issuable upon the exercise of options that are exercisable within 60 days.

  (5) Includes 451 shares issuable upon the exercise of options that are exercisable within 60 days.

  (6) Includes 33 shares owned jointly with spouse and 451 shares issuable upon the exercise of options that are exercisable within 60 days.

  (7) Includes 303 shares issuable upon the exercise of options that are exercisable within 60 days.

  (8) Includes 313 shares owned jointly with spouse and 451 shares issuable upon the exercise of options that are exercisable within 60 days.

  (9) Includes 303 shares issuable upon the exercise of options that are exercisable within 60 days.

 (10) Includes 451 shares issuable upon the exercise of options that are exercisable within 60 days.

 (11) Includes 471 shares jointly owned with Peggy P. Parker and F. Dennis Parker, 471 shares jointly owned with Peggy P. Parker and Dawn P. Parker, 471 shares jointly owned with Peggy P. Parker and H. Dean Parker and 603 shares issuable upon the exercise of options that are exercisable within 60 days.

 (12) Includes 471 shares jointly owned with Fred T. Parker and Peggy P. Parker and 501 shares issuable upon the exercise of options that are exercisable within 60 days.

 (13) Includes 4,108 shares issuable upon the exercise of options that are exercisable within 60 days.

                         SELECTED FINANCIAL INFORMATION

    This selected financial information for Home Bank does not purport to be complete and is qualified in its entirety by more detailed financial information and the financial statements contained elsewhere herein. The selected financial information for Home Bank for the periods ended September 30, 1995 and 1996 have been derived from Home Bank's unaudited financial statements. In the opinion of Home Bank's management, such data include all normal recurring adjustments necessary for a fair presentation of results for such interim periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be obtained for the entire year ended December 31, 1996.

                                           AS OF OR FOR THE
                                          NINE MONTHS ENDED                          AS OF OR FOR THE
                                            SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                                        ----------------------  ----------------------------------------------------------
                                           1996        1995        1995        1994        1993        1992        1991
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                                                          (IN THOUSANDS)
INCOME STATEMENT DATA:
Interest and dividend revenue.........  $    3,077  $    2,990  $    4,045  $    3,299  $    3,026  $    3,156  $    3,446
Interest expense......................       1,131       1,063       1,445       1,047       1,009       1,292       1,704
Net interest income...................       1,946       1,927       2,600       2,252       2,017       1,864       1,742
Provision for credit losses...........          89          52          82          90         121         252         125
Other operating revenue...............         290         318         419         361         395         290         291
Other operating expense...............       1,313       1,331       1,855       1,738       1,652       1,635       1,518
Income taxes..........................         305         319         401         301         245          96         135
Cummulative effect of change in
  accounting method...................      --          --          --          --          --              15      --
Net income............................  $      529  $      543  $      681  $      484  $      394  $      156  $      255
BALANCE SHEET DATA,
  AT PERIOD-END:
Total assets..........................  $   46,124  $   46,237  $   44,316  $   42,118  $   38,827  $   36,090  $   35,721
Total loans, net of deferred fees and
  costs...............................      35,300      33,885      35,318      32,253      28,424      27,700      25,746
Total deposits........................      40,325      40,906      38,637      36,701      34,197      31,730      31,282
Total stockholders' equity............       5,593       5,009       5,078       4,397       4,036       3,684       3,572
PER COMMON SHARE DATA(A):
Net income............................  $     3.01  $     3.11  $     3.89  $     2.78  $     2.27  $     0.90  $     1.47
Cash dividends declared...............      --          --            0.75        0.55        0.39        0.34        0.34
Tangible book value...................       31.70       28.54       28.86       25.22       23.15       21.20       20.59
Number of shares of
  Common Stock outstanding,
  at period-end.......................     175,947     174,816     175,892     174,343     174,343     173,779     173,444
RATIOS:
Return on average assets..............        1.55%       1.64%       1.53%       1.18%       1.03%       0.43%       0.74%
Return on average stockholders'
  equity..............................       13.25       15.35       14.08       11.36       10.01        4.27         7.3
Average stockholders' equity to
  average total assets................       11.68        10.7       10.89       10.41       10.33       10.14       10.07
Cash dividend declared to net
  income..............................      --          --           19.37       19.80       17.27       37.92       23.00
Period-end capital to period-end
  risk-weighted assets:(b)
  Tier 1..............................       14.91       13.11       14.43       13.73       13.13       13.15       11.99
  Total...............................       16.16       14.44       15.69       15.33       14.52       14.53       13.02
Period-end Tier 1 leverage ratio......       12.22       11.32       11.40       10.80       10.40       10.20       10.00

------------------------

(a) Per share data for 1992 and 1991 have been adjusted to reflect the 2.5% and 20% stock dividends declared during 1993 and 1992, respectively.

(b) The FDIC capital guidelines for banks require minimum risk-based ratios of Tier 1 and total capital to risk-weighted assets to be 4.0% and 8.0%, respectively, and a minimum leveraged-based ratio of Tier 1 capital to total average assets generally of 3.0% to 5.0%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The net income of Home Bank for the five years ended December 31, 1995 showed an increasing profit with the exception of the year ended 1992. During that year Home Bank incurred larger than normal loan charge-offs and also had to write-down the carrying value of a municipal security where the underlying insurer was in default. Net interest income has increased annually during this period from $1,742,738 to $2,600,206. Although the net interest income for the nine months ended September 30, 1996, compared to the same period in 1995, increased by $18,692 from $1,927,191 to $1,945,883, the net income for the same periods decreased by $13,597 from $542,996 to $529,399. Several items have caused the decrease in the net income for the nine months ended September 30, 1996. Home Bank has increased its reserve for loan losses from 1.70% of gross loans to 1.83% with a larger loan loss provision. This increased provision was partially offset by lower overhead. Service charges on deposits have decreased 9.2%. Home Bank has not decreased its fees but has seen fewer accounts with nonsufficient funds.

    Although both the gross loan portfolio and total assets of Home Bank decreased during the first nine months of 1996 compared to the December 31, 1995, levels, the decreases represented changes of less than 1%. Deposits of Home Bank increased $1,687,662 or 4.4%, for the first three quarters of 1996. These additional funds were invested in federal funds sold.

    The following sections provide an analysis of the financial condition and results of operations of Home Bank.

INTEREST REVENUE

    Interest revenue on a fully taxable equivalent basis increased $766,034 or 23.2% during 1995 as compared to 1994, due to increased rates and an increase in the outstanding loans, with most of the growth occurring in time and demand loans. This increase in loan rates was the primary reason that the composite yield on earning assets on a fully taxable equivalent basis increased by approximately 107 basis points.

    Interest revenue on a fully taxable equivalent basis increased $277,471 or 9.2% during 1994 as compared to 1993, due to higher loan volume for all types of loans. Rates on loans and other investments were stable during the year providing a composite yield on earning assets on a fully taxable equivalent basis of 8.98% which was relatively unchanged from the comparable 1994 yield of 8.95%.

    Interest revenue on a fully taxable equivalent basis increased $86,887 or 2.9% during the first nine months of 1996 compared to the corresponding period in 1995. Although rates were generally lower, higher volume for all loan types produced the increased revenues.

INTEREST EXPENSE

    Interest expense on deposits and borrowings increased $398,594 or 38.1% during 1995 as compared to 1994 due primarily to an increase in volume, $3,195,340, and a rate increase of 151 basis points on time deposits.

    Interest expense on deposits and borrowings increased $37,888 or 3.8% during 1994 as compared to 1993. Although rates on deposits and borrowings decreased 10 basis points, average interest-bearing deposits increased $1,767,784, with most of the growth occurring in savings accounts.

    Interest expense on deposits and borrowings increased $68,444 or 6.4% during the first nine months of 1996 compared to the corresponding period in 1995 as a result of composite rates increasing 15 basis points and average time deposits increasing $1,507,106.

NET INTEREST INCOME

    Net interest income, the amount by which interest revenue exceeds interest expense, is the largest source of earnings for Home Bank. Net interest income is a function of volume, mix, and rates of earning assets and funding sources. Management policies influence these factors but external forces such as competition, customer needs, economic policies of the federal government, or monetary policies of the Federal Reserve Board also impact these factors.

    Interest rate spread using fully taxable equivalent revenue, which is the difference between the composite yield on earning assets less the composite yield on deposits and borrowings, is closely monitored by management. The interest rate spread was 5.96%, 6.13% and 6.48% during 1993, 1994, and 1995, respectively. This increasing trend was reversed for the nine months ended September 30, 1996 when the spread was 6.31%. The spread for the comparable period of 1995 was 6.47%. Average earning assets grew 8.8% from 1993 to 1994 and 10.0% from 1994 to 1995 while interest-bearing liabilities grew 5.0% and 7.1% for the respective periods. Yields on earning assets and rates paid on interest-bearing liabilities increased during 1994 and 1995.

    Average assets grew 3.4% for the first three quarters of 1996 as compared to the first three quarters of 1995. Average liabilities grew only 0.7% for the same period. This growth was mitigated by a decrease of 6 basis points in the yield on earning assets and an increase of 15 basis points in the rates paid on interest-bearing deposits and borrowed funds for the 1996 nine month period compared to the comparable 1995 period. As a result the growth in net interest income for the nine months ended September 30, 1996 compared to the same period in 1995 was less than 1.0%.

    The following table provides further analysis of the increase in net interest income during 1995 and the first nine months of 1996.

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                           NINE MONTHS ENDED SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                               1996 COMPARED WITH 1995             1995 COMPARED WITH 1994
                                                   VARIANCE DUE TO                     VARIANCE DUE TO
                                         -----------------------------------  ----------------------------------
                                           TOTAL        RATE        VOLUME      TOTAL        RATE       VOLUME
                                         ----------  -----------  ----------  ----------  ----------  ----------
                                                                     (IN THOUSANDS)
EARNING ASSETS
  Federal funds sold...................  $   (7,410) $    (1,077) $   (6,333) $  (44,431) $   17,650  $  (62,081)
  Interest bearing deposits............      --          --           --          (2,076)     --          (2,076)
  Investment securities:
    U.S. Treasury......................     (13,523)       6,734     (20,257)    (19,376)      1,770     (21,146)
    U.S. Agency........................         799          773          26      24,987      (1,113)     26,100
    State and municipal................        (802)      (1,071)        269      64,908      (1,572)     66,480
  Loans:
    Demand and time....................      59,423      (14,106)     73,529     282,149     113,183     168,966
    Mortgage...........................      24,172      (67,977)     92,149     394,901     190,545     204,356
    Installment........................      24,228      (18,707)     42,935      64,972       7,851      57,121
                                         ----------  -----------  ----------  ----------  ----------  ----------
      Total interest income............      86,887      (95,431)    182,318     766,034     328,314     437,720
                                         ----------  -----------  ----------  ----------  ----------  ----------
INTEREST-BEARING LIABILITIES
  Savings and NOW deposits.............         227       (7,183)      7,410      20,254         384      19,870
  Money market and supernow............     (15,556)       5,644     (21,200)    (73,750)     (1,322)    (72,428)
  Other time deposits..................     124,397       44,621      79,776     399,141     272,606     126,535
  Federal funds purchased and
    short-term borrowings..............     (40,624)       9,035     (49,659)     52,949     (22,956)     75,905
                                         ----------  -----------  ----------  ----------  ----------  ----------
      Total interest expense...........      68,444       52,117      16,327     398,594     248,712     149,882
                                         ----------  -----------  ----------  ----------  ----------  ----------
Net interest income....................  $   18,443  $  (147,548) $  165,991  $  367,440  $   79,602  $  287,838
                                         ----------  -----------  ----------  ----------  ----------  ----------
                                         ----------  -----------  ----------  ----------  ----------  ----------

INCOME TAXES

    In 1994 and 1995, the effective tax rate on earnings was 38.4% and 37.1%, respectively. These effective rates differ from statutory rates due primarily to the tax effect of tax-exempt income.

LIQUIDITY

    Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to provide sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits.

    Home Bank maintains a portfolio of readily marketable securities. The Bank also considers its loan portfolio as an alternate source of liquidity since it has available third parties who will buy participations in loans.

    At September 30, 1996, Home Bank had available lines of credit of $1,250,000 in overnight federal funds and $2,500,000 in secured term loans from other banks. Management believes that it has the ability to satisfy its cash and capital needs for the foreseeable future.

INTEREST RATE SENSITIVITY

    The primary objective of asset/liability management is to ensure the steady growth of Home Bank's primary source of earnings, net interest income. Net interest income can fluctuate with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

    Interest rate sensitivity may be controlled on either side of the balance sheet. On the asset side, management can exercise some control on maturities. Also, loans may be structured with rate floors and ceilings on variable rate notes and by providing for repricing opportunities on fixed rate notes. Home Bank's investment portfolio, including federal funds sold, probably provides the most flexible and faster control over rate sensitivity since it can generally be restructured more quickly than the loan portfolio.

    On the liability side, deposit products can be restructured so as to offer incentives to attain the maturity distribution desired. Competitive factors sometimes make control over deposits more difficult and less effective.

    Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rate. The rate-sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to the Bank.

    The asset mix of the balance sheet is continually evaluated in terms of several variables; yield, credit quality, appropriate funding sources, and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

    The interest rate sensitivity position at September 30, 1996, is presented in the table that follows. The difference between rate-sensitive assets and rate-sensitive liabilities, or the interest rate sensitivity gap is shown at the bottom of the table. Home Bank was asset-sensitive for all time horizons beyond three months. For asset-sensitive institutions, if interest rates should increase, the net interest margins should improve. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

                         INTEREST SENSITIVITY ANALYSIS

                                                                              SEPTEMBER 30, 1996
                                                           ---------------------------------------------------------
                                                                                   AFTER ONE
                                                                      AFTER THREE     BUT
                                                            WITHIN    BUT WITHIN    WITHIN
                                                             THREE      TWELVE       FIVE        AFTER
                                                            MONTHS      MONTHS       YEARS    FIVE YEARS     TOTAL
                                                           ---------  -----------  ---------  -----------  ---------
                                                                                (IN THOUSANDS)
ASSETS
Earning Assets...........................................
  Federal funds sold.....................................  $   2,125   $  --       $  --       $  --       $   2,125
  Investment securities..................................        700         900       2,315       1,032       4,947
  Loans..................................................     11,705      18,423       4,648         523      35,299
                                                           ---------  -----------  ---------  -----------  ---------
Total earning assets.....................................  $  14,530   $  19,323   $   6,963   $   1,555   $  42,371
                                                           ---------  -----------  ---------  -----------  ---------
                                                           ---------  -----------  ---------  -----------  ---------
LIABILITIES
Interest-bearing Liabilities
  Money market and now...................................  $   5,042      --          --          --       $   5,042
  Savings deposits.......................................      7,388      --          --          --           7,388
  Certificates $100,000 and over.........................        414       1,265         536      --           2,215
  Other time under $100,000..............................      2,612       8,110       6,094      --          16,816
                                                           ---------  -----------  ---------  -----------  ---------
Total interest-bearing liabilities.......................     15,456       9,375       6,630      --          31,461
Non interest-bearing liabilities.........................     --          --          --          10,910      10,910
                                                           ---------  -----------  ---------  -----------  ---------
Total funds..............................................  $  15,456   $   9,375   $   6,630   $  10,910   $  42,371
                                                           ---------  -----------  ---------  -----------  ---------
                                                           ---------  -----------  ---------  -----------  ---------
Period gap...............................................  $    (926)  $   9,948   $     333   $  (9,355)     --

Cumulative gap...........................................  $    (926)  $   9,022   $   9,355      --          --

Ratio of cumulative gap to total earning assets..........     -2.19%      21.29%      22.08%      --          --

    Loans are stated net of deferred fees and costs, and before deducting allowance for credit losses.

    Investments are stated at amortized cost.

    The analysis provided in the preceding table includes the following assumptions: fixed-rate loans are scheduled by contractual maturity, and variable-rate loans are scheduled by repricing date. Investment securities are scheduled by contractual maturity. Due to their liquid nature, the entire balance of savings, money markets, and NOW accounts are assumed to be sensitive within three months.

ANALYSIS OF INVESTMENT SECURITIES

    During 1995 and the first nine months of 1996, Home Bank has purchased only one security, a municipal security with a maturity within eight years. The decline in the investment securities from December 31, 1995, to September 30, 1996, is the result of maturities which were used to fund loan growth. The composition of the investment portfolio as of December 31, 1993, 1994, and 1995, and September 30, 1996, valued at carrying value, is as follows:

                       ANALYSIS OF INVESTMENT SECURITIES

                                                                                               DECEMBER 31,
                                                                       SEPTEMBER 30,  -------------------------------
                                                                           1996         1993       1994       1995
                                                                       -------------  ---------  ---------  ---------
                                                                                       (IN THOUSANDS)
AVAILABLE FOR SALE
  U.S. Treasury......................................................    $     397    $  --      $     474  $     401
  U.S. Government agency.............................................          210       --            197        221
  State and municipal................................................          724       --            693        736
                                                                            ------    ---------  ---------  ---------
                                                                         $   1,331    $  --      $   1,364  $   1,358
                                                                            ------    ---------  ---------  ---------
                                                                            ------    ---------  ---------  ---------
HELD TO MATURITY
  U.S. Treasury......................................................    $   3,115    $   3,974  $   4,628  $   3,620
  U.S. Government agency.............................................          199          100        199        199
  State and municipal................................................          302       --            199        302
                                                                            ------    ---------  ---------  ---------
                                                                         $   3,616    $   4,074  $   5,026  $   4,121
                                                                            ------    ---------  ---------  ---------
                                                                            ------    ---------  ---------  ---------

    Home Bank adopted Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, during the first quarter of 1994, and accordingly, segregated the portfolio between securities held to maturity and securities available for sale.

    At September 30, 1996, the estimated weighted average life of investments in debt securities was 2.9 years. The amortized cost and market values of debt securities at September 30, 1996 are as follows:

                     AVERAGE LIFE OF INVESTMENT SECURITIES

                                                                    SEPTEMBER 30, 1996
                        ----------------------------------------------------------------------------------------------------------
                                     SECURITIES HELD TO MATURITY                          SECURITIES AVAILABLE FOR SALE
                        ------------------------------------------------------  --------------------------------------------------
                         AMORTIZED     UNREALIZED     UNREALIZED     MARKET      AMORTIZED   UNREALIZED   UNREALIZED     MARKET
                           COST           GAINS         LOSSES        VALUE        COST         GAINS       LOSSES        VALUE
                        -----------  ---------------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                      (IN THOUSANDS)
U.S. Treasury.........
  Due in one year or
     less.............   $   1,400      $       2      $       1    $   1,401    $     200    $  --        $  --        $     200
  Due after one
     through five
     years............       1,715             35             11        1,739          201       --                4          197
U.S. Government agency
  Due after one
     through five
     years............         199             11         --              210          100            5       --              105
  Due after five
     through seven
     years............      --             --             --           --              100            5       --              105
State and municipal
  Due after one
     through five
     years............         199              7         --              206          197            6       --              203
  Due after five
     through seven
     years............         103              5         --              108          506           15       --              521
                        -----------           ---     -----------  -----------  -----------  -----------  -----------  -----------
                         $   3,616      $      60      $      12    $   3,664    $   1,304    $      31    $       4    $   1,331
                        -----------           ---     -----------  -----------  -----------  -----------  -----------  -----------
                        -----------           ---     -----------  -----------  -----------  -----------  -----------  -----------

    Except for Home Bank's investment in U.S. Treasury Notes, Home Bank had no investments that were obligations of an issuer, or payable from or secured by a source of revenue or taxing authority of an issuer, whose aggregate book value exceeded 10% of stockholders' equity at September 30, 1996.

ANALYSIS OF LOANS

    The table below represents a breakdown of loan balances of Home Bank. Home Bank has no foreign loans.

                         COMPOSITION OF LOAN PORTFOLIO

                                                                                               DECEMBER 31,
                                                                            --------------------------------------------------
                                                       SEPTEMBER 30,
                                                            1996                      1995                      1994
                                                  ------------------------  ------------------------  ------------------------
                                                                 PERCENT                   PERCENT                   PERCENT
                                                    AMOUNT      OF TOTAL      AMOUNT      OF TOTAL      AMOUNT      OF TOTAL
                                                  -----------  -----------  -----------  -----------  -----------  -----------
                                                                                 (IN THOUSANDS)
Demand and time.................................   $  10,041        28.43%   $  10,169        28.76%   $   8,204        25.39%
Mortgage........................................      22,617        64.03%      22,694        64.20%      22,017        68.14%
Installment.....................................       2,665         7.54%       2,489         7.04%       2,089         6.47%
                                                  -----------               -----------               -----------
    Total loans.................................      35,323       100.00%      35,352       100.00%      32,310       100.00%
                                                  -----------               -----------               -----------
                                                  -----------               -----------               -----------
Less deferred loan origination fees.............          24                        35                        57
Less allowance for credit losses................         646                       596                       517
                                                  -----------               -----------               -----------
    Net loans...................................     $34,653                   $34,721                   $31,736
                                                  -----------               -----------               -----------
                                                  -----------               -----------               -----------


                                                            1993
                                                  ------------------------
                                                                 PERCENT
                                                    AMOUNT      OF TOTAL
                                                  -----------  -----------

Demand and time.................................   $   7,137        25.06%
Mortgage........................................      19,541        68.60%
Installment.....................................       1,807         6.34%
                                                  -----------
    Total loans.................................      28,485       100.00%
                                                  -----------
                                                  -----------
Less deferred loan origination fees.............          61
Less allowance for credit losses................         425
                                                  -----------
    Net loans...................................     $27,999
                                                  -----------
                                                  -----------

    At September 30, 1996, Home Bank had no concentrations in any one industry exceeding 10% of its total portfolio.

    Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments generally have interest at current market rates, fixed expiration dates, and require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. The following loan commitments are outstanding as of September 30, 1996.

                                                                                                     SEPTEMBER 30,
                                                                                                     -------------
                                                                                                          (IN
                                                                                                      THOUSANDS)
Construction loans.................................................................................    $   3,411
Letters of credit..................................................................................          112
Other commitments..................................................................................          549
                                                                                                          ------
        Total......................................................................................    $   4,072
                                                                                                          ------
                                                                                                          ------

    The following table shows the contractual final maturities and interest rate sensitivities of loans of Home Bank as of September 30, 1996. Some loans may include contractual installment payments which are not reflected in the table until final maturity. In addition, the experience of Home Bank indicates that a significant number of loans will be extended or repaid prior to contractual final maturity. Consequently, the table cannot necessarily be viewed as an accurate forecast of future cash payments.

                                                                                  SEPTEMBER 30, 1996
                                                              -----------------------------------------------------------
                                                                                   FIXED INTEREST RATE
                                                                           -----------------------------------
                                                               VARIABLE                OVER ONE
                                                               INTEREST    ONE YEAR     THROUGH     OVER FIVE
                                                                 RATE       OR LESS   FIVE YEARS      YEARS       TOTAL
                                                              -----------  ---------  -----------  -----------  ---------
                                                                                    (IN THOUSANDS)
Demand and time.............................................   $   3,557   $   6,201   $     283    $  --       $  10,041
Mortgage....................................................         618      17,679       2,970        1,350      22,617
Installment.................................................      --           1,087       1,408          170       2,665
                                                              -----------  ---------  -----------  -----------  ---------
      Total.................................................   $   4,175   $  24,967   $   4,661    $   1,520   $  35,323
                                                              -----------  ---------  -----------  -----------  ---------
                                                              -----------  ---------  -----------  -----------  ---------

    The following tables provides information concerning non-performing loans, past due loans and non-performing assets (including other real estate owned).

                                                                                         DECEMBER 31,
                                                                SEPTEMBER 30,   -------------------------------
                                                                    1996          1995       1994       1993
                                                               ---------------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
Non-performing loans:
  Nonaccrual loans (1).......................................          $354          $154       $412       $434
  Restructured loans (2).....................................       --             --         --         --
                                                                       -----    ---------  ---------  ---------
    Total non-performing loans...............................            354          154        412        434
Other real estate owned and property
 in liquidation (3)..........................................       --             --         --            267
                                                                       -----    ---------  ---------  ---------
    Total non-performing assets..............................            354          154        412        701
Loans past due 90 days or more (4)...........................            618          724         73         55
                                                                       -----    ---------  ---------  ---------
    Total nonperforming assets and past due loans............            972          878        485        756
                                                                       -----    ---------  ---------  ---------
                                                                       -----    ---------  ---------  ---------
  Non-performing assets to total loans at period end.........           1.00  %      0.44%      1.28%      2.46%
  Non-performing assets and past due loans to
    total loans, net of deferred fees and costs, at period
    end......................................................           2.75  %      2.49%      1.50%      2.66%

------------------------

(1) When scheduled principal or interest payments are past due 90 days or more on any loan not fully secured by collateral or not in the process of collection, the accrual of interest income is discontinued and recognized only as collected. The loan is restored to accruing status when all amounts past due have been paid and the borrower has demonstrated the ability to service the debt on a current basis.

(2) Restructured loans are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15. Nonaccrual loans are not included in these totals.

(3) Other real estate and property in liquidation were collateral on loans to which Home Bank had taken title. This property, which is held for resale, is carried at the lower of fair value or principal balance of the related loan.

(4) Past due loans are loans that were contractually past due 90 days or more as to principal or interest payments at the dates indicated. Nonaccrual and restructured loans are not included in these totals.

    Home Bank maintains an allowance for loan losses that, in management's judgment, is adequate to provide for potential loan losses based on management's review and analysis of the loan portfolio as well as prevailing and anticipated economic conditions. Management's review and analysis includes evaluating historical relationships among loans and prior credit experience as well as evaluating loans that are non-performing or have been identified by management as having potential for future deterioration taking into consideration collateral value and the financial strength of borrowers and guarantors. The allowance was established by provisions charged against earnings. Net charge-offs are applied against the allowance. If charges against the allowance for loan losses should exceed the amount of the allowance or are substantial in relation to the allowance, it would be necessary to restore the allowance to an adequate level through charges to operating expenses. If the current economy or real estate market were to suffer a severe downturn, the estimate for uncollectible accounts could need to be increased. Management considered the September 30, 1996, allowance of $646,367 to be a sufficient to address the risks in the loan portfolio as of that date.

    The following table presents certain information regarding loan loss experience and the allowance for loan losses:

                           ALLOWANCE FOR LOAN LOSSES

                                                                                        YEARS ENDED DECEMBER 30,
                                                                      SEPTEMBER 30,  -------------------------------
                                                                          1996         1995       1994       1993
                                                                      -------------  ---------  ---------  ---------
                                                                                      (IN THOUSANDS)

Balance at beginning of year........................................    $     596         $517  $     425  $     388

Loan losses:
  Time and demand...................................................       --           --         --            110
  Mortgages.........................................................           26       --             11          4
  Installment.......................................................           13            9          6         11
                                                                           ------    ---------  ---------  ---------
    Total loan losses...............................................           39            9         17        125
                                                                           ------    ---------  ---------  ---------

Recoveries on loans previously charged off
  Time and demand...................................................       --           --         --              5
  Mortgages.........................................................       --           --             11         31
  Installment.......................................................       --                6          7          5
                                                                           ------    ---------  ---------  ---------
    Total loan recoveries...........................................       --                6         18         41
                                                                           ------    ---------  ---------  ---------

Net loan losses.....................................................           39            3         (1)        84
Provision for loan losses charged to expense........................           89           82         91        121
                                                                           ------    ---------  ---------  ---------
Balance at end of period............................................    $     646         $596  $     517  $     425
                                                                           ------    ---------  ---------  ---------
                                                                           ------    ---------  ---------  ---------

Allowance for loan losses to loans outstanding, net of defered fees
 and costs..........................................................         1.83%        1.69%      1.60%      1.50%
Allowance for loan losses to non-performing loans and loans past due
 90 days or more....................................................        66.46%       67.88%    106.60%     56.22%
Net charge-offs to average loans....................................         0.11%        0.01%      0.00%      0.30%

    The allowance of $646,367 at September 30, 1996, represented 1.8% of gross loans. At December 31, 1995, the allowance was 1.7% of gross loans. The provision for credit losses of $89,131 for the nine months ended September 30, 1996, was 71.3% larger than the provision of $52,034 for the comparable period in 1995 because of an increase in loans charged-off, an increase in outstanding loans, and an increase in the allowance as a percentage of gross loans.

    A breakdown of the allowance is provided in the table below; however, management of Home Bank does not believe that the allowance can be fragmented by category with any precision that would be useful. The breakdown of the allowance is based primarily on those factors used in evaluating the adequacy of the allowance as a whole. Since all of those factors are subject to change, the breakdown is not necessarily indicative of the category of future credit losses. The following table presents the allocation of the allowance among the various loan categories.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                                                                       DECEMBER 31,
                                                                              SEPTEMBER 30,   -------------------------------
                                                                                  1996          1995       1994       1993
                                                                             ---------------  ---------  ---------  ---------
                                                                                              (IN THOUSANDS)
Time and demand............................................................     $     284     $     255  $     220  $     144
Mortgage...................................................................           220           209        207        128
Installment................................................................           139           127         90         49
General....................................................................             3             5     --            104
                                                                                    -----     ---------  ---------  ---------
      Total................................................................     $     646     $     596  $     517  $     425
                                                                                    -----     ---------  ---------  ---------
                                                                                    -----     ---------  ---------  ---------

DEPOSIT ANALYSIS

    The following table sets forth the average deposit balances and average rates paid on deposits during the periods indicated.

                                                                                     YEARS ENDED DECEMBER 31,
                                                                     ---------------------------------------------------------
                                                 SEPTEMBER 30,
                                                      1996                    1995                    1994             1993
                                             ----------------------  ----------------------  ----------------------  ---------
                                              AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                              BALANCE      RATE       BALANCE      RATE       BALANCE      RATE       BALANCE
                                             ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                                                              (IN THOUSANDS)
Interest-bearing deposits
  Savings and NOW deposits.................  $   6,996        3.08%  $   7,062        3.17%  $   6,433        3.16%  $   4,903
  Money market and supernow................      5,373        2.82       5,992        2.82       8,542        2.84       9,190
  Other time deposits......................     19,368        5.74      18,093        5.47      14,898        3.96      14,012
                                             ---------         ---   ---------         ---   ---------         ---   ---------
Total interest-bearing deposits............     31,737        4.66%     31,147        4.44%     29,873        3.47%     28,105
                                                               ---                     ---                     ---
Noninterest-bearing deposits...............      7,685                   7,060                   6,368                   5,277
                                             ---------               ---------               ---------               ---------
Total deposits.............................  $  39,422               $  38,207               $  36,241               $  33,382
                                             ---------               ---------               ---------               ---------
                                             ---------               ---------               ---------               ---------

                                               AVERAGE
                                                RATE
                                             -----------
Interest-bearing deposits
  Savings and NOW deposits.................        3.18%
  Money market and supernow................        3.11
  Other time deposits......................        3.86
                                                    ---
Total interest-bearing deposits............        3.50%
                                                    ---
Noninterest-bearing deposits...............
Total deposits.............................

    The following table provides the maturities of certificates of deposit of Home Bank in amounts of $100,000 or more. Home Bank had no brokered deposits during any of the periods shown.

                     MATURITIES OF CERTIFICATES OF DEPOSIT
                  AND OTHER TIME DEPOSITS OF $100,000 OR MORE

                                                                               SEPTEMBER 30, 1996
                                                       -------------------------------------------------------------------
                                                                                      AFTER SIX
                                                                        AFTER THREE    THROUGH
                                                        WITHIN THREE    THROUGH SIX    TWELVE     AFTER TWELVE
                                                           MONTHS         MONTHS       MONTHS        MONTHS        TOTAL
                                                       ---------------  -----------  -----------  -------------  ---------
                                                                                 (IN THOUSANDS)
Certificates of deposit of $100,000 or more..........     $     414      $   1,265    $     536     $  --        $   2,215
Other time deposits of $100,000 or more..............        --             --           --            --           --
                                                              -----     -----------       -----         -----    ---------
    Total............................................     $     414      $   1,265    $     536     $  --        $   2,215
                                                              -----     -----------       -----         -----    ---------
                                                              -----     -----------       -----         -----    ---------

OTHER BORROWED FUNDS

    To the extent that deposits are not adequate to fund customer loan demand, liquidity needs can be met in the short-term funds markets. Historically Home Bank has borrowed funds during the first and second quarters of the year. There were no outstanding borrowed funds at September 30, 1996.

    During 1994, 1995, and the first nine months of 1996, the average balance of other borrowed funds was $111,850, $962,800, and $516,150, respectively.

CAPITAL ADEQUACY

    The Federal Deposit Insurance Corporation (FDIC) has adopted risk-based capital standards for banks which require minimum ratios of capital to risk-based assets of 4% for Tier 1 capital and 8% for total capital. Assets and off-balance sheet commitments are assigned a risk weight of 0%, 20%, 50% or 100% depending upon the risk involved as defined by the FDIC. Tier 1 capital consists of stockholders' equity less certain intangible assets. Total capital includes a limited amount of the allowance for credit losses.

    Home Bank must also maintain a minimum capital leverage ratio of 3% to 5% of Tier 1 capital to average total assets. The standard is based on a discretionary evaluation of Home Bank's risk profile by the FDIC. Failure to meet the capital guidelines could subject the bank to a variety of enforcement remedies available to federal bank regulatory agencies. The capital ratios of the Bank have historically exceeded the regulatory minimums. At September 30, 1996, the total capital of Home Bank to its risk-weighted assets was 16.2% compared to the regulatory guideline of 8%. The table below shows the capital position of Home Bank relative to its various minimum statutory and regulatory capital requirements at September 30, 1996.

CAPITAL RATIOS

                                                                                                   LEVERAGE CAPITAL
                                                                                                        RATIO
                                                                                                  SEPTEMBER 30, 1996
                                                                                                 --------------------
                                                                                                  AMOUNT     RATIOS
                                                                                                 ---------  ---------
                                                                                                    (IN THOUSANDS)
Tier 1 capital.................................................................................  $   5,577      12.22%
Leverage capital ratio.........................................................................      1,369       3.00%
                                                                                                 ---------
      Excess...................................................................................  $   4,208       9.22%
                                                                                                 ---------
                                                                                                 ---------
Average total assets (for nine months ended September 30, 1996)................................  $  45,621
                                                                                                 ---------
                                                                                                 ---------

                                                                                                  RISK-BASED CAPITAL
                                                                                                        RATIO
                                                                                                  SEPTEMBER 30, 1996
                                                                                                 --------------------
                                                                                                  AMOUNT     RATIOS
                                                                                                 ---------  ---------
Tier 1 capital.................................................................................  $   5,577      14.91%
Risk-based Tier 1 capital requirement..........................................................      1,496       4.00%
                                                                                                 ---------
      Excess...................................................................................  $   4,081      10.91%
                                                                                                 ---------
                                                                                                 ---------
Tier 1 capital.................................................................................  $   5,577      14.91%
Tier 2 capital.................................................................................        470       1.25%
                                                                                                 ---------
      Total risk-based capital.................................................................      6,047      16.16%
Total risk-based capital requirement...........................................................      1,496       8.00%
                                                                                                 ---------
      Excess...................................................................................  $   4,551       8.16%
                                                                                                 ---------
                                                                                                 ---------
Risk-weighted assets...........................................................................  $  37,411
                                                                                                 ---------
                                                                                                 ---------

                 COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF
               MERCSHARES COMMON STOCK AND HOME BANK COMMON STOCK

    The rights of Home Bank Stockholders currently are governed by the MGCL, the Financial Institutions Article, Home Bank's Charter and its By-laws. Upon consummation of the Merger, Home Bank Stockholders will become stockholders of Mercshares. Their rights as stockholders of Mercshares will be governed by the MGCL, Mercshares' Charter and its By-laws. The following is a summary comparison of the material differences in the rights of holders of Home Bank Common Stock and Mercshares Common Stock under governing provisions of their respective constituent documents and the MGCL. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the MGCL, the Financial Institutions Article and the constituent documents of Home Bank and Mercshares.

NOTICE OF ANNUAL MEETING, PLACE OF ANNUAL MEETING

    The Home Bank By-laws require, in addition to other required notice of the annual meeting, that notice of an annual meeting be published at least three weeks prior to the annual meeting in a newspaper published in the county where Home Bank has its principal banking office. The MGCL and Mercshares By-laws do not require that notice of meetings be published in such a manner.

    The Home Bank By-laws require that meetings of Home Bank stockholders be held in the State of Maryland. The Mercshares By-laws provide that meetings of Mercshares stockholders may be held within or without the State of Maryland.

DISSENTER'S RIGHTS

    Under the MGCL, a stockholder does not have appraisal rights in certain circumstances, including in a merger or consolidation if such stockholder's stock is listed on a national exchange or is designated as a security listed on The Nasdaq National Market. As Home Bank Stockholders will be receiving Mercshares Common Stock pursuant to the Merger, which stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK," appraisal rights with respect to such transactions affecting Mercshares Common Stock will not be available.

PREFERRED STOCK

    Home Bank's Articles of Incorporation do not authorize the issuance of preferred stock. Mercshares' Articles of Incorporation authorize the issuance of two million shares of preferred stock, no par value ("Mercshares Preferred Stock"). Mercshares' Board of Directors may reclassify already classified, but unissued, shares of Mercshares Preferred Stock and may alter the rights, privileges and restrictions on the unissued Mercshares Preferred Stock. Currently, no Mercshares Preferred Stock is outstanding.

PREEMPTIVE RIGHTS

    Home Bank Stockholders have preemptive rights, under certain circumstances, which give Home Bank Stockholders the right to subscribe for a pro rata share of a new issue of Home Bank Common Stock before such stock is offered to others for cash. The Mercshares Charter specifically provides that Mercshares stockholders do not have preemptive rights. As a result, the issuance of additional shares of Mercshares Common Stock or the issuance of Mercshares Preferred Stock may have the effect of decreasing the proportionate interest held by existing holders of Mercshares Common Stock.

QUALIFICATION, NOMINATION AND NUMBER OF DIRECTORS

    Under the Financial Institutions Article, a director must be a Home Bank Stockholder owning shares of unencumbered Home Bank Common Stock worth at least $500 and a majority of Home Bank directors must be resident in Maryland. The Home Bank' By-laws provide that the number of Home Bank directors must be between 5 and 15, and currently Home Bank has 10 directors. Under Mercshares' Charter and By-laws, directors have no stock ownership or residency requirements. The number of directors set forth in the By-laws is 20 and may be decreased or increased to not less than seven nor more than 30 by amendment to the By-laws.

                    DESCRIPTION OF MERCSHARES CAPITAL STOCK

GENERAL

    Mercshares is authorized to issue up to 67,000,000 shares of Mercshares Common Stock. On October 31, 1996, 47,384,827 shares of Mercshares Common Stock were issued and outstanding. Mercshares is also authorized to issue 2,000,000 shares of Preferred Stock. The Mercshares Preferred Stock is subject to classification and reclassification by the Board of Directors. No shares of Mercshares Preferred Stock are issued and outstanding.

COMMON STOCK

    The holders of Mercshares Common Stock are entitled to receive such dividends as are declared by the Mercshares Board of Directors out of funds legally available therefor. Each holder of Mercshares Common Stock is entitled to one vote per share on all matters requiring a vote of stockholders. In the event of liquidation, holders of Mercshares Common Stock will be entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Mercshares Common Stock do not have preemptive rights except as may be granted by the Board of Directors. The shares of Common Stock to be issued hereunder will be fully paid and non-assessable. There is no provision for cumulative voting with respect to the Mercshares Common Stock. Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."

PURCHASE RIGHTS

    Certain rights which under certain circumstances are exercisable for the purchase of Mercshares Preferred Stock or exchangeable for Mercshares Preferred Stock or Mercshares Common Stock ("Rights") attach to each share of Mercshares Common Stock (including shares of Mercshares Common Stock issuable pursuant to the Affiliation Agreement) pursuant to the Shareholders Protection Rights Agreement adopted by the Board of Directors of Mercshares in September, 1989, as amended. In general, the Rights become exercisable within 10 days after a person (together with any affiliate of such person) acquires or makes a tender offer or an exchange offer for the beneficial ownership of 10% or more of the outstanding Mercshares Common Stock or at such earlier or later time as the Mercshares Board of Directors may determine. Until the Rights become exercisable, they will not be separable from the Mercshares Common Stock and will automatically trade with the Mercshares Common Stock. Shares of Mercshares Common Stock issued to Home Bank Stockholders in exchange for Home Bank Common Stock will be accompanied by such Rights. Rights can have a deterrent effect on unsolicited takeover attempts and, therefore, may delay or prevent a change in control of Mercshares.

STOCK REPURCHASES

    Pursuant to authorization by its Board of Directors, Mercshares repurchased 567,500 shares of Mercshares Common Stock in 1994, 1,830,864 shares in 1995 and 1,066,045 shares in 1996. Repurchases have been made under the safe harbor provisions of Rule 10b-18 promulgated under the Exchange Act, which limits the manner and price of issuer repurchases. At any given time, a repurchase may not be made at a price exceeding the greater of the highest current independent published bid price or the last independent sale price. Repurchases have been made to provide shares for general corporate purposes, including issuance under Mercshares dividend reinvestment plans and employee stock purchase and stock option plans. Mercshares is currently authorized by its Board to repurchase 2,535,591 additional shares, which may be purchased from time to time depending on the price of Mercshares Common Stock, market conditions, regulatory considerations and other factors. No repurchases have been made in the two business days prior to the date of this Prospectus and Proxy Statement and it is expected that none will be made until after the Home Bank Special Meeting.

                                 LEGAL MATTERS

    Certain legal matters in connection with the validity of the securities offered hereby and the Merger will be passed upon for Mercshares by Venable, Baetjer and Howard, LLP, Baltimore, Maryland. William J. McCarthy, a principal of William J. McCarthy, P.C., which is a partner in Venable, Baetjer and Howard, LLP, is a director of Mercshares. Certain legal matters in connection with the Merger will be passed upon for Home Bank by Williams, Hammond, Moore, Schockley & Harrison, P.A. Ocean City, Maryland.

                                    EXPERTS

    The financial statements incorporated in this Prospectus and Proxy Statement by reference to the Annual Report on Form 10-K of Mercshares as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 have been audited by Coopers & Lybrand L.L.P. independent certified public accountants, whose reports thereon are incorporated herein by reference in reliance upon the report of said firm and upon the authority of said firm as experts in auditing and accounting.

    The financial statements of Home Bank included in this Prospectus and Proxy Statement for the three years ended December 31, 1995 have been audited by Rowles & Company, independent certified public accountants, whose reports thereon are incorporated herein by reference in reliance upon the report of said firm and upon the authority of said firm as experts in auditing and accounting.

    Representatives of Rowles & Company are expected to be present at the Home Bank Special Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                                   HOME BANK
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                           ---------
AUDITED FINANCIAL STATEMENTS:
Report of independent auditors...........................................................................        F-2
FINANCIAL STATEMENTS
Balance sheets as of December 31, 1995, 1994 and 1993....................................................        F-3
Statements of income for the three years ended December 31, 1995.........................................        F-4
Statements of changes in stockholders' equity for the three years ended December 31, 1995................        F-5
Statements of cash flows for the three years ended December 31, 1995.....................................      F-6-7
Notes to financial statements............................................................................     F-8-19
Independent Auditors' Report on Supplementary Information................................................       F-20
Supplementary Information--Average Balances, Interest, and Yields........................................       F-21

UNAUDITED INTERIM FINANCIAL STATEMENTS:
Balance sheets as of September 30, 1996 and September 30, 1995...........................................       F-22
Statements of income for the nine months ended September 30, 1996 and 1995...............................       F-23
Statements of changes in stockholders' equity for the nine months ended September 30, 1996 and 1995......       F-24
Statements of cash flows for the nine months ended September 30, 1996 and 1995...........................       F-25
Note to unaudited financial statements...................................................................       F-26

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
  and Stockholders
Home Bank
Newark, Maryland

    We have audited the accompanying balance sheets of Home Bank as of December 31, 1995, 1994, and 1993, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Bank as of December 31, 1995, 1994, and 1993, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/S/ ROWLES & COMPANY

Salisbury, Maryland
January 16, 1996

                                   HOME BANK
                                 BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1995           1994           1993
                                                                      -------------  -------------  -------------

                                                     ASSETS
Cash and due from banks.............................................  $   2,145,354  $   2,066,254  $   2,337,943
Federal funds sold..................................................        100,000       --            1,700,000
Certificates of deposit in other banks..............................       --             --              500,000
Investment securities available for sale............................      1,358,571      1,363,564       --
Investment securities held to maturity (approximate market value of
  $4,268,798 $4,895,632, and $4,201,900)............................      4,121,231      5,025,800      4,073,631
Loans, less allowance for loan losses of $596,177, $516,847, and
  $425,473..........................................................     34,721,348     31,736,146     27,998,521
Bank premises and equipment.........................................      1,257,958      1,366,597      1,459,399
Other real estate owned.............................................       --             --              267,166
Accrued interest receivable.........................................        415,368        341,870        321,046
Deferred income taxes...............................................         34,159         42,943       --
Other assets........................................................        161,762        174,510        169,755
                                                                      -------------  -------------  -------------
                                                                      $  44,315,751  $  42,117,684  $  38,827,461
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits............................................................  $  38,637,327  $  36,701,177  $  34,197,494
Federal funds purchased.............................................       --              500,000       --
Subordinated debentures.............................................       --              100,000        200,000
Accrued interest payable............................................        171,910        127,802        118,437
Accrued income taxes................................................        109,279         51,081        105,597
Other liabilities...................................................        187,805        144,608         98,140
Deferred income taxes...............................................       --             --                3,914
Dividend payable....................................................        131,919         95,889         68,036
                                                                      -------------  -------------  -------------
                                                                         39,238,240     37,720,557     34,791,618
                                                                      -------------  -------------  -------------
Stockholders' equity Common stock, par value $10 per share;
  authorized 500,000 shares, issued and outstanding 175,892 shares
  in 1995 and 174,343 shares in 1994 and 1993.......................      1,758,920      1,743,430      1,743,430
Surplus.............................................................      1,800,020      1,743,485      1,743,430
Undivided profits...................................................      1,486,255        937,287        548,983
                                                                      -------------  -------------  -------------
                                                                          5,045,195      4,424,202      4,035,843
Unrealized gain (loss) on investment securities available for
  sale..............................................................         32,316        (27,075)      --
                                                                      -------------  -------------  -------------
                                                                          5,077,511      4,397,127      4,035,843
                                                                      -------------  -------------  -------------
                                                                      $  44,315,751  $  42,117,684  $  38,827,461
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                                   HOME BANK
                              STATEMENTS OF INCOME

                                                                                  YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1995          1994          1993
                                                                          ------------  ------------  ------------
INTEREST REVENUE
  Loans, including fees.................................................  $  3,627,213  $  2,885,191  $  2,704,568
  U. S. Treasury securities.............................................       264,430       283,806       257,030
  U. S. Government agency securities....................................        30,904         5,917         7,584
  State and municipal securities........................................        53,578         8,267       --
  Federal funds sold....................................................        69,468       113,899        50,257
  Certificates of deposit in other banks................................       --              2,076         6,094
                                                                          ------------  ------------  ------------
      Total interest revenue............................................     4,045,593     3,299,156     3,025,533
                                                                          ------------  ------------  ------------
INTEREST EXPENSE
  Deposits..............................................................     1,382,460     1,036,815       982,384
  Other.................................................................        62,927         9,978        26,521
                                                                          ------------  ------------  ------------
      Total interest expense............................................     1,445,387     1,046,793     1,008,905
                                                                          ------------  ------------  ------------
      Net interest income...............................................     2,600,206     2,252,363     2,016,628
PROVISION FOR LOAN LOSSES...............................................        81,725        90,523       121,267
                                                                          ------------  ------------  ------------
      Net interest income after provision for loan losses...............     2,518,481     2,161,840     1,895,361
                                                                          ------------  ------------  ------------
OTHER OPERATING REVENUE
  Service charges on deposit accounts...................................       344,907       296,885       286,770
  Other revenue.........................................................        73,863        64,470        54,790
  Gain on sale of securities............................................       --            --             53,848
                                                                          ------------  ------------  ------------
      Total other operating revenue.....................................       418,770       361,355       395,408
                                                                          ------------  ------------  ------------
OTHER EXPENSES
  Salaries..............................................................       821,185       747,494       698,988
  Employee benefits.....................................................       241,026       214,675       196,689
  Occupancy.............................................................       151,047       155,067       163,492
  Furniture and equipment...............................................       166,776       156,437       153,200
  Other operating.......................................................       475,138       464,075       439,542
                                                                          ------------  ------------  ------------
      Total other expenses..............................................     1,855,172     1,737,748     1,651,911
                                                                          ------------  ------------  ------------
Income before income taxes..............................................     1,082,079       785,447       638,858
Income taxes............................................................       401,192       301,254       244,793
                                                                          ------------  ------------  ------------
NET INCOME..............................................................  $    680,887  $    484,193  $    394,065
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Earnings per common share...............................................  $       3.89  $       2.78  $       2.27
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                                   HOME BANK
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                          UNREALIZED
                                                                                                            GAINS
                                                                      COMMON STOCK                         (LOSSES)
                                                             -------------------------------  UNDIVIDED       ON
                                                              SHARES    PAR VALUE   SURPLUS    PROFITS    SECURITIES
                                                             ---------  ---------  ---------  ---------  ------------
BALANCE, DECEMBER 31, 1992.................................    169,540  $1,695,400 $1,695,400 $ 293,466   $   --
Net income.................................................     --         --         --        394,065       --
Proceeds from sale of 1992 stock dividend fractional
  shares...................................................     --         --             76     --           --
Proceeds from sale of stock................................        550      5,500     19,972     --           --
2.5% stock dividend                                              4,253     42,530    (42,530)    --           --
Transfer from undivided profits............................     --         --         70,512    (70,512)      --
Cash dividend, $0.39 per share.............................     --         --         --        (68,036)      --
                                                             ---------  ---------  ---------  ---------  ------------
BALANCE, DECEMBER 31, 1993.................................    174,343  1,743,430  1,743,430    548,983       --
Unrealized gains on investment securities available for
  sale at January 1, 1994..................................     --         --         --         --            3,642
Net income.................................................     --         --         --        484,193       --
Proceeds from sale of 1993 stock dividend fractional
  shares...................................................     --         --             55     --           --
Cash dividend, $.55 per share..............................     --         --         --        (95,889)      --
Change in unrealized gains (losses) on investment
  securities available for sale............................     --         --         --         --          (30,717)
                                                             ---------  ---------  ---------  ---------  ------------
BALANCE, DECEMBER 31, 1994.................................    174,343  1,743,430  1,743,485    937,287      (27,075)
Net income.................................................     --         --         --        680,887       --
Proceeds from sale of stock................................      1,549     15,490     56,535     --           --
Cash dividend, $.75 per share..............................     --         --         --       (131,919)      --
Change in unrealized gains (losses) on investment
  securities available for sale............................     --         --         --         --           59,391
                                                             ---------  ---------  ---------  ---------  ------------
BALANCE, DECEMBER 31, 1995.................................    175,892  $1,758,920 $1,800,020 $1,486,255  $   32,316
                                                             ---------  ---------  ---------  ---------  ------------
                                                             ---------  ---------  ---------  ---------  ------------

   The accompanying notes are an integral part of these financial statements.

                                   HOME BANK
                            STATEMENTS OF CASH FLOWS

                                                                                  YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1995          1994          1993
                                                                          ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received.....................................................  $  3,958,915  $  3,278,332  $  3,105,632
  Fees and commissions received.........................................       422,501       382,010       460,268
  Interest paid.........................................................    (1,401,279)   (1,037,428)   (1,039,477)
  Cash paid to suppliers and employees..................................    (1,637,479)   (1,538,453)   (1,459,364)
  Income taxes paid.....................................................      (371,580)     (385,591)     (225,589)
                                                                          ------------  ------------  ------------
                                                                               971,078       698,870       841,470
                                                                          ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of investment securities and certificates of deposit
    Held to maturity....................................................     1,000,000     1,050,000       579,063
    Available for sale..................................................       100,000       100,000       --
  Purchase of investment securities and certificates of deposit
    Held to maturity....................................................      (103,482)   (2,118,964)   (1,008,375)
    Available for sale..................................................       --           (904,361)      --
  Loans made, net of principal collected................................    (3,043,943)   (3,823,906)     (802,657)
  Purchases of premises and equipment and software......................       (57,779)      (74,561)      (67,296)
  Acquisition of other real estate......................................       --             (6,161)      --
  Proceeds from the sale of other real estate owned.....................       --            270,492       336,166
  Proceeds from sale of premises and equipment..........................           940         1,200         3,700
                                                                          ------------  ------------  ------------
                                                                            (2,104,264)   (5,506,261)     (959,399)
                                                                          ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits..............................................     1,936,150     2,503,683     2,467,446
  Increase (decrease) in federal funds purchased........................      (500,000)      500,000       --
  Decrease in subordinated debentures...................................      (100,000)     (100,000)     (100,000)
  Dividends paid........................................................       (95,889)      (68,036)      (59,233)
  Proceeds from sale of stock...........................................        72,025            55        25,548
                                                                          ------------  ------------  ------------
                                                                             1,312,286     2,835,702     2,333,761
                                                                          ------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................       179,100    (1,971,689)    2,215,832
Cash and cash equivalents at beginning of year..........................     2,066,254     4,037,943     1,822,111
                                                                          ------------  ------------  ------------
Cash and cash equivalents at end of year................................  $  2,245,354  $  2,066,254  $  4,037,943
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                                   HOME BANK
                      STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1995          1994          1993
                                                                          ------------  ------------  ------------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING
  ACTIVITIES
  Net income............................................................  $    680,887  $    484,193  $    394,065
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING
  ACTIVITIES
  Amortization of premiums and accretion of discounts...................         9,805        13,481        15,809
  Gain on sale of securities............................................       --            --            (53,848)
  Loss on sale of other real estate owned...............................       --              2,835         9,073
  Provision for loan losses.............................................        81,725        90,523       121,267
  Depreciation..........................................................       154,218       153,426       154,149
  Amortization of software..............................................        30,466        28,455        26,361
  Gain on sale of premises and equipment................................          (644)         (128)       (3,700)
  Deferred income taxes.................................................       (28,585)      (29,821)      (33,685)
  Decrease (increase) in
    Accrued interest receivable.........................................       (73,498)      (20,824)       79,506
    Other assets........................................................        (5,815)      (20,345)       93,341
  Increase (decrease) in
    Deferred income.....................................................       (22,984)       (4,242)       (4,530)
    Accrued interest payable............................................        44,108         9,365       (30,572)
    Income taxes payable................................................        58,198       (54,516)       53,409
    Other liabilities...................................................        43,197        46,468        20,825
                                                                          ------------  ------------  ------------
                                                                          $    971,078  $    698,870  $    841,470
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                                   HOME BANK

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies reflected in the financial statements conform to generally accepted accounting principles and to general practices within the banking industry.

    Home Bank is a financial institution operating primarily in Worcester County. The Bank offers deposit services and loans to individuals, small businesses, associations and government entities. Other services include direct deposit of payroll and social security checks, automatic drafts from accounts, automated teller machine services, cash management services, safe deposit boxes, money orders and travelers cheques. The Bank also offers credit card services and discount brokerage services through other institutions and firms.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

    INVESTMENT SECURITIES

    In 1994, the Bank adopted Statement of Financial Accounting Standards No. 115 (SFAS) of the Financial Accounting Standards Board (FASB), ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Management has reviewed its portfolio and classified securities as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities which may be sold before maturity are classified as available for sale and are carried at fair value with unrealized gains and losses included in stockholders' equity on an after tax basis.

    Gains and losses on disposal are determined using the specific-identification method.

    Prior to 1994, securities which management had the intent and ability to hold on a long-term basis, were classified as investment securities and carried at amortized cost.

    BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets.

    EARNINGS PER COMMON SHARE

    Earnings per common share are determined by dividing net income by the weighted average number of shares outstanding, giving retroactive effect to stock dividends.

    LOANS AND ALLOWANCE FOR LOAN LOSSES

    Loans are stated at face value less deferred origination fees and the allowance for loan losses.

                                   HOME BANK

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Interest income on loans is accrued based on the principal amounts outstanding. The Bank recognizes loan origination fees as revenue over the contractual life of the loans. Unamortized loan fees are recorded as income when a loan is paid before maturity. The accrual of interest is discontinued when circumstances indicate that collection is questionable.

    The allowance for loan losses has been maintained at the amount that, in management's judgment, is adequate to provide for potential loan losses based on management's review and analysis of the loan portfolio as well as prevailing and anticipated economic conditions. If the current economy or real estate market were to suffer a severe downturn, the estimate for uncollectible accounts could need to be increased. The allowance is increased by provisions charged to earnings and reduced by charge offs net of recoveries.

    Management classifies loans as impaired when the collection of contractual obligations, including principal and interest, is doubtful.

    OTHER REAL ESTATE OWNED

    Real estate obtained through foreclosure, or in the process of foreclosure, is recorded at the lower of cost or net realizable value on the date acquired. Losses incurred at the time of acquisition of the property are charged to the allowance for loan losses. Subsequent reductions in the estimated carrying value of the property and other expenses of owning the property are included in other operating expense.

    INCOME TAXES

    The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income.

    Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

2. CASH AND EQUIVALENTS

    The Bank normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were approximately $1,191,000 and $2,618,000 for 1995 and 1994, respectively.

    Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

                                   HOME BANK

3. INVESTMENT SECURITIES

    Investment securities are summarized as follows:

                                                                AMORTIZED    UNREALIZED   UNREALIZED      MARKET
                                                                   COST         GAINS       LOSSES        VALUE
                                                               ------------  -----------  -----------  ------------
DECEMBER 31, 1995
Available for sale
  U. S. Treasury.............................................  $    402,226   $     120    $   1,033   $    401,313
  U. S. Government agency....................................       200,000      21,416       --            221,416
  State and municipal........................................       703,695      32,147       --            735,842
                                                               ------------  -----------  -----------  ------------
                                                               $  1,305,921   $  53,683    $   1,033   $  1,358,571
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------
Held to maturity
  U. S. Treasury.............................................  $  3,620,479   $ 111,121    $   3,131   $  3,728,469
  U. S. Government agency....................................       198,814      22,248       --            221,062
  State and municipal........................................       301,938      17,329       --            319,267
                                                               ------------  -----------  -----------  ------------
                                                               $  4,121,231   $ 150,698    $   3,131   $  4,268,798
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------
DECEMBER 31, 1994
Available for sale
  U. S. Treasury.............................................  $    503,356   $  --        $  29,668   $    473,688
  U. S. Government agency....................................       200,000      --            2,895        197,105
  State and municipal........................................       704,319      --           11,548        692,771
                                                               ------------  -----------  -----------  ------------
                                                               $  1,407,675   $  --        $  44,111   $  1,363,564
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------
Held to maturity
  U. S. Treasury.............................................  $  4,628,490   $   1,346    $ 129,275   $  4,500,561
  U. S. Government agency....................................       198,596      --              810        197,786
  State and municipal........................................       198,714       1,596        3,025        197,285
                                                               ------------  -----------  -----------  ------------
                                                               $  5,025,800   $   2,942    $ 133,110   $  4,895,632
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------
DECEMBER 31, 1993
  U. S. Treasury.............................................  $  3,973,631   $ 129,499    $   2,130   $  4,101,000
  U. S. Government agency....................................       100,000         900       --            100,900
                                                               ------------  -----------  -----------  ------------
                                                               $  4,073,631   $ 130,399    $   2,130   $  4,201,900
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

    During 1991, losses of $50,000 were recorded for the declines in market value that were considered permanent declines in value. During 1992, additional losses of $25,214 were recorded as required by regulatory authorities for the decline in market value. In 1993, the security was sold. Proceeds from the sale were $79,063 resulting in a gain on disposition of $53,848.

                                   HOME BANK

3. INVESTMENT SECURITIES (CONTINUED)
    Contractual maturities are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            AVAILABLE FOR SALE             HELD TO MATURITY
                                                       ----------------------------  ----------------------------
                                                       AMORTIZED COST  MARKET VALUE  AMORTIZED COST  MARKET VALUE
                                                       --------------  ------------  --------------  ------------
DECEMBER 31, 1995
Maturing
  Within one year....................................   $         --    $       --    $  1,202,389    $1,216,000
  Over one to five years.............................        402,226       401,313       1,704,257     1,730,656
  Over five to seven years...........................        903,695       957,258       1,214,585     1,322,142
                                                       --------------  ------------  --------------  ------------
                                                        $  1,305,921    $1,358,571    $  4,121,231    $4,268,798
                                                       --------------  ------------  --------------  ------------
                                                       --------------  ------------  --------------  ------------
DECEMBER 31, 1994
Maturing
  Within one year....................................   $    100,000    $  100,000    $  1,001,059    $1,002,000
  Over one to five years.............................        403,356       373,688       2,911,138     2,797,001
  Over five to seven years...........................        904,319       889,876       1,113,603     1,096,631
                                                       --------------  ------------  --------------  ------------
                                                        $  1,407,675    $1,363,564    $  5,025,800    $4,895,632
                                                       --------------  ------------  --------------  ------------
                                                       --------------  ------------  --------------  ------------
DECEMBER 31, 1993
Maturing
  Within one year....................................   $    951,871    $  970,200
  Over one to five years.............................      3,018,063     3,128,500
  Over five to seven years...........................        103,697       103,200
                                                       --------------  ------------
                                                        $  4,073,631    $4,201,900
                                                       --------------  ------------
                                                       --------------  ------------

    Investments pledged to secure the deposits of federal and local governments and lines of credit with correspondent banks are as follows:

                                                                              1995          1994          1993
                                                                          ------------  ------------  ------------
Amortized cost..........................................................  $  2,805,036  $  2,560,869  $  3,162,467
Market value............................................................  $  2,865,678  $  2,495,174  $  3,286,033

                                   HOME BANK

4. LOANS AND ALLOWANCE FOR LOAN LOSSES

    Major classifications of loans are as follows:

                                                                          1995           1994           1993
                                                                      -------------  -------------  -------------
Demand and time.....................................................  $  10,168,776  $   8,203,654  $   7,137,197
Mortgage............................................................     22,693,870     22,017,367     19,540,624
Installment.........................................................      2,489,054      2,089,131      1,807,574
                                                                      -------------  -------------  -------------
                                                                         35,351,700     32,310,152     28,485,395
Deferred loan fees..................................................         34,175         57,159         61,401
Allowance for loan losses...........................................        596,177        516,847        425,473
                                                                      -------------  -------------  -------------
Loans, net..........................................................  $  34,721,348  $  31,736,146  $  27,998,521
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
    Final loan maturities of the loan portfolio are as follows:
Within ninety days..................................................  $   9,119,772  $  11,089,042  $  12,313,050
After ninety days, within one year..................................     17,583,570     14,302,147     10,861,794
After one year, within five years...................................      6,483,167      6,909,177      5,298,323
After five years....................................................      2,165,191          9,786         12,228
                                                                      -------------  -------------  -------------
                                                                      $  35,351,700  $  32,310,152  $  28,485,395
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
    Transactions in the allowance for loan losses are as follows:
Beginning balance...................................................  $     516,847  $     425,473  $     387,805
Provision charged to operations.....................................         81,725         90,523        121,267
Recoveries..........................................................          6,409         18,142         41,579
                                                                      -------------  -------------  -------------
                                                                            604,981        534,138        550,651
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Loans charged off...................................................          8,804         17,291        125,178
                                                                      -------------  -------------  -------------
Ending balance......................................................  $     596,177  $     516,847  $     425,473
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
    Amounts 90 days or more past due at December 31, including nonaccruing loans are:
Demand and time.....................................................  $      97,020  $      27,897  $      49,500
Mortgage............................................................        748,886        426,925        427,122
Installment.........................................................         31,969         29,211         12,334
                                                                      -------------  -------------  -------------
Total past due 90 days or more......................................  $     877,875  $     484,033  $     488,956
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Nonaccrual loans included...........................................  $     154,142  $     412,529  $     434,059
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Interest not accrued................................................  $       7,034  $      18,152  $       6,890
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    No loans are considered impaired.

                                   HOME BANK

4. LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
    The following loan commitments are outstanding at December 31:

                                                                              1995          1994          1993
                                                                          ------------  ------------  ------------
Commercial lines-of-credit..............................................  $  2,783,255  $  2,496,918  $  1,375,676
Other loan commitments..................................................       783,400     1,908,552     1,262,190
                                                                          ------------  ------------  ------------
                                                                          $  3,566,655  $  4,405,470  $  2,637,866
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    At December 31, 1995, outstanding letters of credit total $193,996. All letters of credit are secured by deposits.

    Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments generally have interest at current market rates, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time.

    Loan commitments and lines of credit are made on the same terms, including collateral, as outstanding loans. No amount has been recognized by the Bank as of December 31, 1995, as an allowance for loan losses related to these financial instruments with off-balance sheet risk.

    The Bank lends to customers located primarily in the Delmarva region. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

5. BANK PREMISES AND EQUIPMENT

    A summary of bank premises and equipment and related depreciation expense is as follows:

                                                            ESTIMATED
                                                           USEFUL LIFE       1995          1994          1993
                                                          -------------  ------------  ------------  ------------
Land....................................................                 $    186,823  $    186,823  $    186,823
Bank premises...........................................  7--40 years       1,259,690     1,259,146     1,246,685
Furniture and equipment.................................  3--20 years       1,078,151     1,046,492     1,005,559
                                                                         ------------  ------------  ------------
                                                                            2,524,664     2,492,461     2,439,067
Accumulated depreciation................................                    1,266,706     1,125,864       979,668
                                                                         ------------  ------------  ------------
Net bank premises and equipment.........................                 $  1,257,958  $  1,366,597  $  1,459,399
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
Depreciation expense....................................                 $    154,218  $    153,426  $    154,149
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

                                   HOME BANK

5. BANK PREMISES AND EQUIPMENT (CONTINUED)
    Computer software included in other assets and the related amortization are as follows:

                                                                   ESTIMATED
                                                                     USEFUL
                                                                      LIFE        1995        1994        1993
                                                                   ----------  ----------  ----------  ----------
Cost.............................................................  3-5 years   $  161,322  $  149,417  $  136,552
Accumulated amortization.........................................                 106,460      75,994      47,539
                                                                               ----------  ----------  ----------
Net computer software............................................              $   54,862  $   73,423  $   89,013
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Amortization expense.............................................              $   30,466  $   28,455  $   26,361
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

6. DEPOSITS

    Major classifications of deposits are as follows:

                                                                          1995           1994           1993
                                                                      -------------  -------------  -------------
Demand..............................................................  $   7,135,398  $   6,757,121  $   5,395,589
Money market and SuperNow...........................................      4,873,018      7,294,250      9,051,122
Savings and NOW.....................................................      7,145,251      7,113,459      5,584,895
Other time..........................................................     19,483,660     15,536,347     14,165,888
                                                                      -------------  -------------  -------------
                                                                      $  38,637,327  $  36,701,177  $  34,197,494
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    Other time deposits include certificates of deposit in denominations of $100,000 or more as follows:

                                                                          1995           1994           1993
                                                                      -------------  -------------  -------------
Certificate of deposit..............................................  $   2,943,428  $   1,983,619  $   2,179,920
Interest expense....................................................  $     144,199  $      78,629  $      70,091

                                   HOME BANK

7. INCOME TAXES

    The components of income tax expense are as follows:

                                                                                  1995        1994        1993
                                                                               ----------  ----------  ----------
Current
Federal......................................................................  $  349,852  $  270,549  $  228,563
State........................................................................      79,925      60,526      49,915
                                                                               ----------  ----------  ----------
                                                                                  429,777     331,075     278,478
Deferred.....................................................................     (28,585)    (29,821)    (33,685)
                                                                               ----------  ----------  ----------
                                                                               $  401,192  $  301,254  $  244,793
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
    The components of the deferred tax are as follows:

Provision for loan losses....................................................  $  (30,966) $  (34,960) $  (14,547)
Deferred loan origination fees...............................................      12,314       1,638       1,750
Depreciation.................................................................     (10,310)     (1,629)        550
Cash method accounting.......................................................         377       5,130     (21,438)
                                                                               ----------  ----------  ----------
                                                                               $  (28,585) $  (29,821) $  (33,685)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
    The components of the net deferred tax asset (liability) were as follows:

Deferred tax assets
  Allowance for loan losses..................................................  $  186,761  $  155,795  $  120,835
  Deferred loan origination fees and costs...................................       9,761      22,075      23,713
  Unrealized loss on investment securities...................................      --          17,036      --
                                                                               ----------  ----------  ----------
                                                                                  196,522     194,906     144,548
                                                                               ----------  ----------  ----------
Deferred tax liabilities
  Depreciation...............................................................      65,744      76,054      77,683
  Cash method accounting.....................................................      76,286      75,909      70,779
  Unrealized gain on investment securities...................................      20,333      --          --
                                                                               ----------  ----------  ----------
                                                                                  162,363     151,963     148,462
                                                                               ----------  ----------  ----------
Net deferred tax asset (liability)...........................................  $   34,159  $   42,943  $   (3,914)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    A reconciliation of the provision for taxes on income from the statutory federal rate to the effective rate follows:

                                                                                                1995       1994       1993
                                                                                              ---------  ---------  ---------
Tax at statutory federal income tax rate....................................................       34.0%      34.0%      34.0%
Tax effect of
  Tax-exempt income.........................................................................       (1.6)       (.3)        --
  State franchise tax, net of federal benefit...............................................        4.6        4.6        4.6
  Other, net................................................................................         .1         .1        (.3)
                                                                                                    ---        ---        ---
                                                                                                   37.1%      38.4%      38.3%
                                                                                                    ---        ---        ---
                                                                                                    ---        ---        ---

                                   HOME BANK

8. OTHER OPERATING EXPENSES

    Other operating expenses consist of the following:

                                                                                  1995        1994        1993
                                                                               ----------  ----------  ----------
Advertising..................................................................  $   19,558  $   16,392  $   20,650
Courier express..............................................................      32,439      27,185      25,192
Data processing..............................................................      28,466      18,559      20,166
Directors and committee fees.................................................      57,300      54,950      54,600
FDIC insurance...............................................................      43,428      77,295      71,578
Insurance....................................................................      18,952      19,760      19,036
Postage......................................................................      34,026      32,097      28,441
Printing, stationery, and supplies...........................................      43,777      38,440      39,722
Professional fees............................................................      35,111      32,965      27,177
Software amortization........................................................      30,466      28,455      26,361
Telephone....................................................................      27,742      28,812      27,369
Other........................................................................     103,873      89,165      79,250
                                                                               ----------  ----------  ----------
                                                                               $  475,138  $  464,075  $  439,542
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

9. LEASE COMMITMENTS

    The Bank leases land in South Ocean City and West Ocean City on which it has constructed branch offices. The South Ocean City lease, dated October 8, 1982, is for an initial term of twenty years and provides for an annual increase in rent after the first five years based on the cost-of-living index. The lease also provides an option to renew for two ten-year terms. The Bank is liable for increases in taxes and assessments in addition to rent.

    The West Ocean City lease has an initial term of thirty years with two renewal options of ten years each. Lease payments commenced in May, 1990.

    Lease obligations will require payments as follows:

MINIMUM RENTALS

YEAR                                            SOUTH OCEAN CITY  WEST OCEAN CITY    TOTAL
----------------------------------------------  ----------------  ---------------  ----------
1996..........................................     $   11,990       $    17,500    $   28,922
1997..........................................         11,990            17,500        28,922
1998..........................................         11,990            17,500        28,922
1999..........................................         11,990            17,500        28,922
Remaining years...............................         20,983           338,333       387,244
                                                      -------     ---------------  ----------
                                                   $   68,943       $   408,333    $  502,932
                                                      -------     ---------------  ----------
                                                      -------     ---------------  ----------

    Rent expense was $28,434, $26,490, and $26,219 for the years ended December 31, 1995, 1994, and 1993, respectively.

                                   HOME BANK

10. PROFIT SHARING PLAN

    The Bank maintains a profit sharing plan covering substantially all employees with one year of service. Plan contributions are determined annually by the Board of Directors. Contributions of $74,742, $52,850, and $29,633 to the profit sharing plan are included in expenses for 1995, 1994, and 1993, respectively. The contributions represent 9.8 percent of the eligible compensation of the participants for 1995, 8.5 percent for 1994, and 5 percent for 1993.

11. EMPLOYEE STOCK PURCHASE PLAN

    The stockholders, at their meeting in 1987, authorized 10,739 shares of common stock of the Bank, as restated for the effect of stock dividends, for an employee stock purchase plan. Under the terms of the plan, eligible employees are given the right to purchase shares of stock in the Bank. The purchase price may be up to 15 percent less than the market value of the stock, but in no event less than 120 percent of the book value of the stock at the year end prior to the date of the grant of the option. As of December 31, 1995, there have been 1,028 shares, as restated, issued. There are outstanding options to purchase 355 shares at $62.07 which expire November 14, 1996 and 438 at $47.63 which expire November 15, 1997.

12. DIRECTOR STOCK PURCHASE PLAN

    The stockholders, at their meeting in 1990, authorized 7,749 shares of common stock of the Bank, as restated for the effect of stock dividends, for a director stock purchase plan. Under the terms of the plan, each eligible director is given the right to purchase shares of stock in the Bank. The purchase price is fair market value of the stock as of the date on which the option is granted, but in no event less than 120 percent of the book value of the stock at the previous year end. As of December 31, 1995, there have been 2,070 shares, as restated, issued.

    At December 31, 1995, the following options are outstanding:

EXPIRATION DATE                                               NUMBER OF SHARES    PRICE PER SHARE
-----------------------------------------------------------  -------------------  ---------------
October 10, 1996...........................................            1874          $   52.78
November 14, 1998..........................................            1538              85.35
November 14, 1999..........................................            1400              73.02
November 14, 2000..........................................            1300              56.03

13. RELATED PARTY TRANSACTIONS

    The officers and directors of the Bank enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. At December 31, 1995, 1994, and 1993, the total amounts of such loans outstanding were $1,827,604, $2,282,947, and $2,230,222, respectively.

14. STOCKHOLDERS' EQUITY

    Effective for years after December 31, 1983, banks must report stock dividends of less than 20% at fair market value. Prior to this time, banks were permitted to account for stock dividends at par value.

    Banks make voluntary transfers from undivided profits to surplus for various regulatory reasons. These voluntary transfers can be considered when recording stock dividends until such time as the amount of fair market value in excess of par value of stock dividends equals the voluntary transfers. At that time,

                                   HOME BANK

14. STOCKHOLDERS' EQUITY (CONTINUED)
an amount equal to the fair market value of the stock issued in connection with a stock dividend must be transferred from undivided profits to capital stock and surplus.

    At December 31, 1995, the surplus account of the Bank includes earned surplus of $708,797 which is available for recording of future stock dividends at fair market value.

15. CAPITAL STANDARDS

    The Federal Deposit Insurance Corporation has adopted risk-based capital standards for banks. These standards require minimum ratios of capital to risk-based assets of 4 percent for Tier 1 capital and 8 percent for total capital. Tier 1 capital consists of stockholders' equity less certain intangible assets and total capital includes a limited amount of the allowance for credit losses. In calculating risk-weighted assets, specific risk percentages are applied to each category of asset and off-balance sheet items.

    The Bank must also maintain a minimum capital leverage ratio of 3 to 5 percent of Tier 1 capital to average total assets. The standard is based on a discretionary evaluation of the Bank's risk profile by the FDIC.

    A bank is considered well capitalized if it has minimum Tier 1 and total risk-based capital ratios of 6 percent and 10 percent, respectively, and a minimum leverage ratio of 5 percent.

    The Bank's capital ratios, capital balances, and risk-weighted assets at December 31, are as follows:

                                                       1995          1994          1993
                                                   ------------  ------------  ------------
Risk-based ratios
  Tier 1 capital.................................          14.4%         13.7%         13.1%
  Total risk-based capital.......................          15.7%         15.3%         14.5%
Leverage ratio (using annual average assets).....          11.4%         10.8%         10.4%
Capital balances
  Tier 1.........................................  $  5,045,195  $  4,424,202  $  4,035,843
  Total..........................................     5,484,169     4,941,049     4,461,316
  Risk-weighted assets...........................    34,961,000    32,232,000    30,731,000

16. LINES OF CREDIT

    The Bank has available lines of credit of $1,250,000 in overnight federal funds and $2,500,000 in secured term loans from other banks.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair values of the Bank's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the

                                   HOME BANK

17. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

                                                                      CARRYING     ESTIMATED
DECEMBER 31, 1995                                                      VALUE       FAIR VALUE
------------------------------------------------------------------  ------------  ------------
Financial assets
  Cash and due from banks.........................................  $  2,145,354  $  2,145,354
  Federal funds sold..............................................       100,000       100,000
  Investment securities...........................................     5,479,802     5,627,369
  Accrued interest receivable.....................................       415,368       415,368
Financial liabilities
  Noninterest-bearing deposits....................................  $  7,135,398  $  7,135,398
  Interest-bearing deposits.......................................    31,501,929    31,926,783
  Accrued interest payable........................................       171,910       171,910
  Dividend payable................................................       131,919       131,919

    The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

    It is not practicable to estimate the fair value of loans or outstanding credit commitments. The Bank does not presently have available resources to estimate fair values based on quoted prices or discounted cash flows for individual accounts. The average interest rate for fixed-rate accounts at December 31, 1995, is not readily determinable. Repricing opportunities are stated in Note 4 for loans.

           INDEPENDENT AUDITORS' REPORT ON SUPPLEMENTARY INFORMATION

    Our audits of the basic financial statements presented in the preceding section of this report were made primarily to form an opinion on such financial statements taken as a whole. Supplementary information, contained in the following pages, is not considered essential for the fair presentation of the financial position of Home Bank and the results of its operations, changes in stockholders' equity, and cash flows in conformity with generally accepted accounting principles. However, the following data were subjected to the audit procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                            /S/ ROWLES & COMPANY
                                                    CERTIFIED PUBLIC ACCOUNTANTS

Salisbury, Maryland
January 16, 1996

                           SUPPLEMENTARY INFORMATION
                                   HOME BANK
                     AVERAGE BALANCES, INTEREST, AND YIELDS
                            YEARS ENDED DECEMBER 31,

                                        1995                                1993                                1994
                         ----------------------------------  ----------------------------------  ----------------------------------
                          AVERAGE                             AVERAGE                             AVERAGE
                          BALANCE    INTEREST      YIELD      BALANCE    INTEREST      YIELD      BALANCE    INTEREST      YIELD
                         ----------  ---------     -----     ----------  ---------     -----     ----------  ---------     -----
ASSETS
Federal funds sold.....  $1,190,914  $  69,468        5.83%  $2,618,063.. $ 113,899       4.35%  $1,682,397  $  50,257        2.99%
Interest-bearing
  deposits                                                       60,440      2,076        3.43      187,671      6,094        3.25
Investment securities
  U.S. Treasury........   4,202,867    264,430        6.29   4,541,195..   283,806        6.25    3,983,718    257,030        6.45
  U.S. Government
    agency.............     408,355     30,904        7.57   75,441....      5,917        7.84      100,000      7,584        7.58
  State and
  municipal............   1,015,433     77,023        7.59   156,512...     12,115        7.74        9,999     --
                         ----------  ---------               ----------  ---------               ----------  ---------
                          5,626,655    372,357        6.62   4,773,148..   301,838        6.32    4,093,717    264,614        6.46
                         ----------  ---------               ----------  ---------               ----------  ---------
Loans
  Demand and time......   9,754,678  1,041,220       10.67   7,977,959..   759,071        9.51    7,536,745    663,437        8.80
  Mortgage and
    construction.......  22,143,925  2,307,037       10.42   20,006,315.. 1,912,136       9.56   19,082,307  1,843,436        9.66
  Installment..........   2,334,568    278,956       11.95   1,842,574..   213,984       11.61    1,656,204    197,695       11.94
                         ----------  ---------               ----------  ---------               ----------  ---------
                         34,233,171  3,627,213       10.60   29,826,848.. 2,885,191       9.67   28,275,256  2,704,568        9.57
                         ----------  ---------               ----------  ---------               ----------  ---------
  Allowance for loan
    losses.............    (579,454)                           (488,428)                           (420,966)
                         33,653,717  3,627,213       10.78   29,338,420.. 2,885,191       9.83   27,854,290  2,704,568        9.71
                         ----------  ---------               ----------  ---------               ----------  ---------
Total interest-earning
  assets...............  40,471,286  4,069,038       10.05   36,790,071.. 3,303,004       8.98   33,818,075  3,025,533        8.95
Noninterest-bearing
  cash.................   1,935,405                           1,956,255                           1,688,192
Bank premises and
  equipment............   1,315,494                           1,417,921                           1,513,644
Other assets...........     690,391                             788,936                           1,069,572
                         ----------  ---------               ----------  ---------               ----------  ---------
      Total assets.....  $44,412,576 $4,069,038       9.16%  $40,953,183.. $3,303,004       8.07% $38,089,483 $3,025,533       7.94%
                         ----------  ---------         ---   ----------  ---------         ---   ----------  ---------         ---
                         ----------  ---------         ---   ----------  ---------         ---   ----------  ---------         ---
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits
  Savings and NOW......  $7,062,000  $ 223,649        3.17%  $6,433,190.. $ 203,395       3.16%  $4,903,340  $ 155,980        3.18%
  Money market and
    Super Now..........   5,991,832    169,235        2.82   8,542,130..   242,985        2.84    9,190,201    285,398        3.11
  Other time...........  18,093,269    989,576        5.47   14,897,929..   590,435       3.96   14,011,924    541,006        3.86
                         ----------  ---------               ----------  ---------               ----------  ---------
    Total
     interest-bearing..  31,147,101  1,382,460        4.44   29,873,249.. 1,036,815       3.47   28,105,465    982,384        3.50
  Noninterest-bearing
    deposits...........   7,059,533                           6,367,951                           5,277,078
                         ----------  ---------               ----------  ---------               ----------  ---------
                         38,206,634  1,382,460        3.62   36,241,200.. 1,036,815       2.86   33,382,543    982,384        2.94
  Borrowed funds.......     962,800     62,927        6.54   111,850...      9,978        8.92      463,562     26,521        5.72
  Other liabilities....     408,605                             377,393                             308,151
  Stockholders'
    equity.............   4,834,528                           4,262,740                           3,935,227
                         ----------  ---------               ----------  ---------               ----------  ---------
      Total liabilities
        and equity.....  $44,412,567 $1,445,387       3.25%  $40,953,183.. $1,046,793       2.56% $38,089,483 $1,008,905       2.65%
                         ----------  ---------         ---   ----------  ---------         ---   ----------  ---------         ---
                         ----------  ---------         ---   ----------  ---------         ---   ----------  ---------         ---
NET MARGIN ON INTEREST-
  EARNING ASSETS.......  $40,471,286 $2,623,651       6.48%  $36,790,071.. $2,256,211       6.13% $33,818,075 $2,016,628       5.96%
                         ----------  ---------         ---   ----------  ---------         ---   ----------  ---------         ---
                         ----------  ---------         ---   ----------  ---------         ---   ----------  ---------         ---

INTEREST ON INVESTMENTS IS PRESENTED ON A FULLY TAXABLE EQUIVALENT BASIS.

                                   HOME BANK

                           BALANCE SHEETS (UNAUDITED)

                                                                                            SEPTEMBER 30,
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
                                                     ASSETS
Cash and due from banks............................................................  $   2,560,769  $   1,723,487
Federal funds sold.................................................................      2,125,000      3,800,000
Investment securities available for sale...........................................      1,330,701      1,338,977
Investment securities held to maturity (approximate fair value of $3,664,189 and
  $4,310,112)......................................................................      3,615,980      4,223,023
Loans, less allowance for credit losses of $646,367 and $574,479...................     34,653,383     33,310,220
Premises and equipment.............................................................      1,193,517      1,294,466
Accrued interest income............................................................        393,248        349,222
Deferred income taxes..............................................................         44,414         13,143
Other assets.......................................................................        207,385        184,371
                                                                                     -------------  -------------
                                                                                     $  46,124,397  $  46,236,909
                                                                                     -------------  -------------
                                                                                     -------------  -------------


                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing..............................................................  $   8,863,625  $   8,061,870
  Interest-bearing.................................................................     31,461,364     32,844,575
                                                                                     -------------  -------------
                                                                                        40,324,989     40,906,445
Accrued interest payable...........................................................        147,913        162,119
Accrued income taxes...............................................................       --              109,127
Other liabilities..................................................................         58,264         49,816
                                                                                     -------------  -------------
                                                                                        40,531,166     41,227,507
                                                                                     -------------  -------------
Stockholders' equity
Common stock, par value $10 per share authorized 500,000 shares, issued and
  outstanding 175,947 shares in 1996 and 174,816 shares in 1995....................      1,759,470      1,748,160
Capital surplus....................................................................      1,802,089      1,760,938
Undivided profits..................................................................      2,015,654      1,480,283
                                                                                     -------------  -------------
                                                                                         5,577,213      4,989,381
Net unrealized gain on securities available for sale...............................         16,018         20,021
                                                                                     -------------  -------------
                                                                                         5,593,231      5,009,402
                                                                                     -------------  -------------
                                                                                     $  46,124,397  $  46,236,909
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                  See Note to Unaudited Financial Statements.

                                   HOME BANK

                        STATEMENTS OF INCOME (UNAUDITED)

                                                                                        FOR THE NINE MONTHS ENDED
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        ------------  ------------
INTEREST AND DIVIDEND REVENUE
  Loans, including fees...............................................................  $  2,797,651  $  2,689,828
  U.S. Treasury securities............................................................       184,068       197,591
  U.S. Government agency securities...................................................        23,777        22,978
  State and municipal securities......................................................        40,513        41,066
  Federal funds sold..................................................................        30,842        38,252
                                                                                        ------------  ------------
      Total interest and dividend revenue.............................................     3,076,851     2,989,715
                                                                                        ------------  ------------

INTEREST EXPENSE
  Deposit interest....................................................................     1,109,361     1,000,293
  Other...............................................................................        21,607        62,231
                                                                                        ------------  ------------
      Total interest expense..........................................................     1,130,968     1,062,524
                                                                                        ------------  ------------
      Net interest income.............................................................     1,945,883     1,927,191

PROVISION FOR CREDIT LOSSES...........................................................        89,131        52,034
                                                                                        ------------  ------------
  Net interest income after provision for credit losses...............................     1,856,752     1,875,157

OTHER OPERATING REVENUE
  Service charges on deposit accounts.................................................       260,334       286,830
  Miscellaneous revenue...............................................................        30,411        31,339
                                                                                        ------------  ------------
      Total other operating revenue...................................................       290,745       318,169
                                                                                        ------------  ------------

OTHER EXPENSES
  Salaries............................................................................       574,358       590,439
  Employee benefits...................................................................       116,907       143,936
  Occupancy...........................................................................       122,316       113,853
  Furniture and equipment.............................................................       138,885       125,370
  Other operating                                                                            360,749       357,554
                                                                                        ------------  ------------
      Total other expenses............................................................     1,313,215     1,331,152
                                                                                        ------------  ------------
Income before income taxes............................................................       834,282       862,174
Income taxes..........................................................................       304,883       319,178
                                                                                        ------------  ------------

NET INCOME                                                                              $    529,399  $    542,996
                                                                                        ------------  ------------
                                                                                        ------------  ------------
  Earnings per common share...........................................................  $       3.01  $       3.11
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                  See Note to Unaudited Financial Statements.

                                   HOME BANK
           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

                                                                                         1996          1995
                                                                                     ------------  ------------
COMMON STOCK
Beginning balance..................................................................  $  1,758,920  $  1,743,430
Proceeds of stock sales............................................................           550         4,730
                                                                                     ------------  ------------
Balance, September 30,.............................................................  $  1,759,470  $  1,748,160
                                                                                     ------------  ------------
                                                                                     ------------  ------------
CAPITAL SURPLUS
Beginning balance..................................................................  $  1,800,020  $  1,743,485
Proceeds of stock sales............................................................         2,069        17,453
                                                                                     ------------  ------------
Balance, September 30,.............................................................  $  1,802,089  $  1,760,938
                                                                                     ------------  ------------
                                                                                     ------------  ------------
UNDIVIDED PROFITS
Beginning balance..................................................................  $  1,486,255  $    937,287
Net income.........................................................................       529,399       542,996
                                                                                     ------------  ------------
Balance, September 30,.............................................................  $  2,015,654  $  1,480,283
                                                                                     ------------  ------------
                                                                                     ------------  ------------
UNREALIZED GAIN (LOSS) ON SECURITIES AVAILABLE FOR SALE
Beginning balance..................................................................  $     32,316  $    (27,075)
Change in unrealized gains (losses) on investment securities
  available for sale...............................................................       (16,298)       47,096
                                                                                     ------------  ------------
Balance, September 30,.............................................................  $     16,018  $     20,021
                                                                                     ------------  ------------
                                                                                     ------------  ------------

                  See Note to Unaudited Financial Statements.

                                   HOME BANK
                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                        FOR THE NINE MONTHS ENDED
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received...................................................................  $  3,095,002  $  2,977,965
  Fees and commissions received.......................................................       290,665       316,606
  Interest paid.......................................................................    (1,154,965)   (1,028,207)
  Cash paid to suppliers and employees................................................    (1,307,256)   (1,308,466)
  Income taxes paid...................................................................      (463,338)     (261,132)
                                                                                        ------------  ------------
                                                                                             460,108       696,766
                                                                                        ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of investment securities
    Held to maturity..................................................................       500,000     1,000,000
  Purchase of investment securities
    Held to maturity..................................................................       --           (103,482)
  Loans made, net of principal collected..............................................       (10,629)   (1,613,968)
  Purchases of premises and equipment and software....................................       (70,623)      (54,322)
  Proceeds from sale of premises and equipment........................................         3,197           677
                                                                                        ------------  ------------
                                                                                             421,945      (771,095)
                                                                                        ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits............................................................     1,687,662     4,205,268
  Decrease in federal funds purchased.................................................       --           (500,000)
  Decrease in subordinated debentures.................................................       --           (100,000)
  Dividends paid......................................................................      (131,919)      (95,889)
  Proceeds from sale of stock.........................................................         2,619        22,183
                                                                                        ------------  ------------
                                                                                           1,558,362     3,531,562
NET INCREASE IN CASH AND EQUIVALENTS..................................................     2,440,415     3,457,233
Cash and cash equivalents at beginning of year........................................     2,245,354     2,066,254
                                                                                        ------------  ------------
Cash and cash equivalents at end of period............................................  $  4,685,769  $  5,523,487
                                                                                        ------------  ------------
                                                                                        ------------  ------------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
  Net income..........................................................................  $    529,399  $    542,996
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
  Amortization of premiums and accretion of discounts.................................         6,568         7,742
  Gain on sale of premises and equipment..............................................          (937)         (677)
  Provision for loan losses...........................................................        89,131        52,034
  Depreciation........................................................................       112,063       114,547
  Amortization of software............................................................        24,856        21,359
  Deferred income taxes...............................................................       --
  Decrease (increase) in
    Accrued interest receivable.......................................................        22,120        (7,352)
    Other assets......................................................................          (562)      (19,314)
  Increase (decrease) in
    Deferred income...................................................................       (10,537)      (12,140)
    Accrued interest payable..........................................................       (23,997)       34,317
    Income taxes payable, net of refunds..............................................      (158,455)       58,046
    Other liabilities.................................................................      (129,541)      (94,792)
                                                                                        ------------  ------------
                                                                                        $    460,108  $    696,766
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                  See Note to Unaudited Financial Statements.

                                   HOME BANK
                     NOTE TO UNAUDITED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

BASIS OF PRESENTATION

    The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of Home Bank's management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been made. Operating results for the nine month periods ended September 30, 1996 and 1995, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996 or for future periods.

                                                                         ANNEX A

                               AGREEMENT AND PLAN
                           OF AFFILIATION AND MERGER
                                     AMONG
                       MERCANTILE BANKSHARES CORPORATION,
                                 PENINSULA BANK
                                      AND
                                   HOME BANK

                             AGREEMENT AND PLAN OF
                             AFFILIATION AND MERGER

    THIS AGREEMENT AND PLAN OF AFFILIATION AND MERGER (the "Agreement"), made this 21st day of October, 1996, by and among Mercantile Bankshares Corporation, a body corporate of the State of Maryland (the "Corporation"), Peninsula Bank, a Maryland commercial bank ("Peninsula"), and Home Bank, a Maryland commercial bank (the "Bank").

    WITNESSETH, that for and in consideration of the mutual promises of the parties hereto hereinafter contained and other good and valuable consideration, and in the expectation of the delivery of a Support Agreement, to be dated and delivered as of the first business day after the date hereof, between the Corporation and certain stockholders of the Bank, the parties hereto agree as follows:

                                   ARTICLE I
                               GENERAL PROVISIONS

    1.1. THE AFFILIATION AND MERGER. Subject to the terms, provisions, and conditions of this Agreement, the Bank shall become affiliated with the Corporation by merger into Peninsula, pursuant to the procedures described in
Article II of this Agreement (the "Merger" or the "Affiliation") and the form of Agreement of Merger attached as Exhibit A hereto (the "Agreement of Merger").

    1.2.  CONVERSION RATE; STOCK OPTIONS.

    (a) The Merger shall be accomplished on the basis of two and six tenths (2.6) shares of the Corporation's Common Stock, $2.00 par value per share (the "Common Stock"), for each share of common stock of the Bank that is outstanding on the Effective Date, hereinafter defined, immediately prior to the Merger becoming effective (the "Conversion Rate"). Fractional shares shall be treated as provided elsewhere herein. The Conversion Rate may be adjusted pursuant to
Section 1.5(b);

    (b) All unexercised and theretofore unexpired Stock Options, as hereinafter defined, with respect to the Bank's common stock shall automatically terminate and be cancelled on the Effective Date, as hereinafter defined, immediately prior to the Merger becoming effective. With respect to such unexercised Stock Options having an option price per share for the Bank's common stock which is less than the then market value of two and six tenths (2.6) shares of the Common Stock (subject to any appropriate adjustment pursuant to Section 1.5(b)), the difference shall be paid by the Corporation to the holders of such Stock Options in cash as soon as practicable after the Effective Date, upon delivery to the Corporation of such documents as it may reasonably request. For this purpose, the then market value of the Common Stock shall be the closing price for the Common Stock on The Nasdaq National Market on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding date on which there is a closing price), without interest.

    1.3. COMMERCIALLY REASONABLE EFFORTS REQUIREMENT. The Corporation, Peninsula and the Bank shall each use all commercially reasonable efforts to consummate the transactions contemplated in this Agreement.

    1.4 STOCKHOLDER LIST. Within five days after the date of this Agreement, the Bank shall furnish to the Corporation a list containing the names and addresses of the current holders of its common stock as the same appear in the stock registration books of the Bank and the number of shares held by each.

    1.5.  REPRESENTATIONS OF THE CORPORATION; ANTIDILUTION.

    (a) The obligations of the Bank under this Agreement are based upon and subject to the correctness and accuracy of the following representations of the
Corporation:

        (1) The Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Peninsula is a Maryland commercial bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the "FDIC") and is not a member of the Federal Reserve System.

        (2) The Corporation will cause the filing of an application with FDIC for approval of the Merger and prosecute such application in good faith and with diligence.

        (3) The Corporation and Peninsula are each corporations duly organized, validly existing, and in good standing under the laws of the State of Maryland and have the corporate power and authority to carry on their respective businesses as they are now conducted.

        (4) As of June 30, 1996, the authorized capital stock of the Corporation consisted of 2,000,000 shares of preferred stock, no par value ("Mercantile Preferred"), and 67,000,000 shares of Common Stock. At June 30, 1996, no shares of Mercantile Preferred were outstanding, 47,665,507 shares of Common Stock were outstanding; and all of the outstanding shares of Common Stock were validly issued, fully paid and nonassessable. Under the Corporation's Shareholder Protection Rights Plan adopted September 12, 1989, and as amended, each share of issued and outstanding Common Stock, including the Common Stock to be issued hereunder, carries a right to purchase additional securities of the Corporation under certain circumstances.

        (5) The Corporation with the assistance and cooperation of the Bank and its representatives will prepare and file with the Securities and Exchange Commission ("SEC"), a Registration Statement ("Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock issuable upon consummation of the Merger and shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC. The Corporation and the Bank may each rely upon all information provided to it by the other party in this connection and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement of the Bank which is prepared as a part thereof, if such statement is made in reliance upon any information provided to it by the other party or by any of its officers or authorized representatives. The Corporation, relying on the information provided by the Bank pursuant to Section 1.4, shall promptly take all such actions, with the assistance and cooperation of the Bank and its authorized representatives, as may be necessary or appropriate in order to comply with all applicable securities laws of any state or other jurisdiction applicable to the transactions contemplated by this Agreement.

        (6) The Corporation has delivered to the Bank (i) copies of its consolidated financial statements for the year ended December 31, 1995 containing the following consolidated financial statements of the Corporation (collectively, the "Corporation's Audited Financial Statements"): consolidated balance sheets as of December 31, 1995 and 1994 and statements of consolidated income, consolidated cash flows, and consolidated changes in stockholders' equity for each of the three years in the period ended December 31, 1995, together with the notes thereto, certified by Coopers & Lybrand, LLP independent certified public accountants, and (ii) copies of its unaudited consolidated financial statements for the six months ended June 30, 1996 containing a consolidated balance sheet as of June 30, 1996 and statements of consolidated income, consolidated cash flows and consolidated changes in stockholders' equity for the six months then ended (the "Corporation's June 30, 1996 Financial Statements"). All of the Corporation's Audited Financial Statements and the Corporation's June 30, 1996 Financial Statements have been prepared in accordance with generally accepted accounting principles and applicable SEC requirements and present fairly the information presented therein.

        (7) Since June 30, 1996, there has not been any material adverse change in the Corporation's consolidated balance sheet, consolidated income statement, financial position, results of operations, or business. There is no material liability, actual or contingent, known or anticipated, of a character that should be disclosed in the Corporation's Audited Financial Statements or in the Corporation's June 30, 1996 Financial Statements and that is not disclosed therein, other than liabilities arising since the respective dates thereof in the ordinary course of business, which are not materially adverse.

        (8) Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any material violation, termination, modification of, or be in conflict with, any terms of the Corporation's or Peninsula's Charter or Bylaws, or any contract or other instrument to which the Corporation or Peninsula is a party, or of any judgment, decree, or order applicable to the Corporation or Peninsula, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of the Corporation or Peninsula.

        (9) The Common Stock deliverable pursuant to this Agreement will be, prior to its issuance, duly authorized for issuance and will, when issued and delivered in accordance with this Agreement, be duly and validly issued, fully paid and nonassessable.

        (10) The execution, delivery, and performance of this Agreement by the Corporation and Peninsula have been duly authorized by their respective Boards of Directors and require no action on the part of the stockholders of the Corporation. This Agreement constitutes a valid and binding obligation of the Corporation and Peninsula, enforceable against the Corporation and Peninsula in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

    (b) Nothing in this Agreement shall limit the right of the Corporation to issue or repurchase any of its stock or other securities in any manner and for any consideration permitted by law either in connection with acquisitions of new affiliates or otherwise, prior to or after the Effective Date, as hereinafter defined; provided, however, that if the Corporation takes any action which establishes, prior to the Effective Date, as hereinafter defined, a record date or effective date for a stock dividend on the Common Stock, a split or reverse split of the Common Stock or any distribution on all shares of the Common Stock other than cash dividends, the Corporation will take such action as shall be necessary in order that each share of common stock of the Bank will be converted in the Merger into the same number of shares of Common Stock (whether such number is greater or less than the number otherwise provided for herein) that the owner of such shares would have owned immediately after the record date or effective date of such event had the Effective Date occurred immediately before such record date or effective date, and the Conversion Rate shall be adjusted accordingly. Any payments with respect to certain Stock Options pursuant to
Section 1.2(b) will also be adjusted in a commensurate manner. The Bank hereby agrees to any revision in the Conversion Rate and payment arrangements pursuant to the foregoing provisions of Section 1.5(b).

    1.6. REPRESENTATIONS OF THE BANK. The obligations of the Corporation and Peninsula under this Agreement are based upon and subject to the correctness and accuracy of the following representations of the Bank:

        (a) The Bank is a Maryland commercial bank, without trust powers, legally formed, validly existing and in good standing under the laws of Maryland, the deposits of which are insured by the FDIC, and is not a member of the Federal Reserve System. The Bank has the corporate power and authority to carry on its business as it is now conducted. The Bank has five banking offices, with its main office in Newark, Maryland, three branch offices located in Ocean City, Maryland and one branch office located in Snow Hill, Maryland. The offices located in South Ocean City and in White Marlin Mall are leased by the Bank, and the other offices are owned by the Bank. No application for any additional office is pending. The Bank also owns an administrative office and a vacant lot in Newark, Maryland. The Bank has no subsidiaries or affiliated companies and is not a general partner or coventurer in any joint venture or other business enterprise.

        (b) The authorized capital stock of the Bank consists of 500,000 shares of a single class of common stock, par value of $10.00 per share, of which 175,947 shares were issued and outstanding as of September 27, 1996. All of such issued and outstanding shares and any shares issued hereafter pursuant to the Stock Options, hereinafter defined, are and will be, validly issued, fully paid and nonassessable. The Bank has no options, calls, warrants, commitments or agreements of any character to which it is a party or by which it is bound calling for the issuance of shares of the Bank's capital stock or any security representing the right to purchase or receive any capital stock of the Bank except for the existing employee stock options for an aggregate of 705 shares of Bank common stock, as of September 27, 1996, and the existing Director stock options for an aggregate of 6,124 shares of Bank common stock, as of September 27, 1996 (collectively, the "Stock Options"). The Stock Options were validly authorized and issued by the Bank.

        (c) The Bank does not have more than 500 stockholders of record and its securities are not subject to registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        (d) At the date of this Agreement, there are no declared and unpaid dividends or distributions on, or with respect to, the shares of common stock of the Bank.

        (e) The Bank has complied in all material respects with all laws and regulations applicable to the Bank, its properties and operations and all valid orders of regulatory authorities having jurisdiction over the Bank and has received no notice of any asserted violations of the same.

        (f) The Bank has previously furnished to the Corporation copies of its Charter and Bylaws, including all amendments thereto, copies of all written agreements or understandings, and written memoranda of all oral agreements or understandings, if any, between the Bank and each present or former director, officer and employee of the Bank relating to his compensation, employment or severance, copies of all leases, mortgages and agreements with respect to its banking and other offices, copies or descriptions of all other material contracts and leases, a list of all securities held by the Bank on August 31, 1996, a copy of the Bank's Community Reinvestment Act Statement, (together with all related documents required to be made available for public inspection pursuant to 12 C.F.R. Section345.5(a)), copies of the Bank's year-end Consolidated Reports of Condition and Income ("Call Reports") filed with the FDIC for all years subsequent to 1990, copies of all interim Call Reports filed with the FDIC in 1995 and 1996 (the Bank's June 30, 1996 Call Reports being hereinafter referred to as the "Bank's June 30, 1996 Call Reports"), copies of the Bank's audited financial statements for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, together with the notes thereto, certified by Rowles & Company, LLP, independent certified public accountants (the said financial statements for the year ended December 31, 1995 being hereinafter referred to as the "Bank's December 31, 1995 Financial Statements"), a copy of the most recent management letter rendered by the Bank's independent certified public accountants, and copies of the Bank's Federal and Maryland income and franchise tax returns for the years 1993, 1994, and 1995. Since June 30, 1996, there has been no material adverse change in the balance sheet, income statement, financial position, results of operation, or business of the Bank. No material loss is presently realizable or anticipated, with respect to any asset included in the Bank's December 31, 1995 Financial Statements or the Bank's June 30, 1996 Call Reports (except to the extent provided for therein), and there is no material liability, actual or contingent, known or anticipated, of a character that should be disclosed in the Bank's December 31, 1995 Financial Statements or the Bank's June 30, 1996 Call Reports and that is not disclosed therein, other than liabilities arising since the respective dates thereof in the ordinary course of business, which are not materially adverse.

        (g) All of the financial statements previously provided to the Corporation pursuant to subparagraph (f) of this Section 1.6 are accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such financial statements, and present fairly the financial position, cash flows (with respect to those financial statements containing statements of cash flows), results of operations, and changes in stockholders' equity (with respect to those financial statements containing statements of changes in stockholders' equity) of the Bank at the close of business at the dates thereof and for the periods covered thereby.

        (h) Since June 30, 1996, the Bank has not authorized or issued any additional shares of capital stock or securities convertible thereto, or options, warrants or rights to subscribe thereto or any notes, debentures or other evidences of indebtedness (other than certificates of deposit issued in the normal course of business) or authorized or made payment or distribution of any of its assets to its stockholders by way of dividends or otherwise or, except for this Agreement, entered into any agreement or commitment of any character with respect to any of the foregoing except shares of capital stock issued or issuable pursuant to the Stock Options.

        (i) Except as previously disclosed in writing by the Bank to the Corporation, there is no litigation or regulatory or other proceeding pending against or threatened against the Bank and the Bank is not subject to any order or decree of any court or regulatory agency or any formal or informal agreement or memorandum of understanding with any regulatory agency.

        (j) The Bank has timely filed with the appropriate governmental agencies all tax returns required to be filed and has paid all taxes shown to be due on such returns. The Bank does not have any material liability for taxes except as set forth and provided for in the Bank's December 31, 1995 Financial Statements and June 30, 1996 Call Reports, and there is no reason to believe that any such liability will be asserted in connection with such returns except as noted in the Bank's December 31, 1995 Financial Statements and June 30, 1996 Call Reports. The Bank is not aware of any currently pending or threatened investigations or proceedings concerning its tax returns by any governmental agency. The Bank's federal tax returns have been audited by the Internal Revenue Service ("IRS") through the years 1992 and 1993; the IRS examinations for the years 1992 and 1993 have been concluded without significant adjustment to the returns. The Bank's federal and Maryland tax returns for the years 1994 and 1995 have been filed.

        (k) There is no finder or broker acting, or who acted, for the Bank, or, to the knowledge of the directors of the Bank, for any stockholder of the Bank, in connection with the transactions contemplated by this Agreement.

        (l) Except as set forth in a schedule previously provided by the Bank (the " Benefit Plan Schedule"), the Bank does not sponsor or maintain and is not required to contribute to and has not during the preceding five (5) years sponsored, maintained or contributed to an "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other employee benefit program or arrangement, whether formal or informal, including, without limitation, any pension, profit sharing, deferred compensation, retirement, bonus, stock option, stock appreciation right, stock purchase or restricted stock plan, severance or "golden parachute" arrangement, consulting agreement, incentive plan, or any other compensation, perquisite, welfare or fringe benefit plan, program or arrangement providing for benefits for, or for the welfare of, any or all of the current or former employees, officers or directors of the Bank or the beneficiaries of such persons (such plans, programs and arrangements set forth in such Benefit Plan Schedule, collectively, the "Employee Plans").

           (1) Except as disclosed on the Benefit Plan Schedule, each Employee Plan and any related funding arrangement is in compliance in all material respects with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable law, and each Employee Plan has been administered in all material respects in accordance with its written terms to the extent consistent with such requirements of law; all benefits due and payable under any Employee Plan have been paid in accordance with the terms of such Employee Plan; the Bank has timely made (and at the Effective Date will have timely made) all contributions required to be made to any Employee Plan; except for claims for benefits in the ordinary course of plan administration, there is no litigation or other legal proceeding pending or threatened against or with respect to any Employee Plan or its fiduciaries and no facts exist which could give rise to such proceedings or litigation; all reports, returns, forms, notifications or other disclosure materials required to be filed with any governmental entity or distributed to employees with respect to any Employee Plan have been timely filed or distributed and are accurate and complete; no nonexempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred or will occur prior to the Effective Date with respect to any Employee Plan subject to such rules that could reasonably be expected to have a material adverse effect on such Employee Plan, any parties in interest or fiduciaries; no material excise taxes are payable or will become payable prior to the Effective Date with respect to any Employee Plan; the Bank is not subject to any legal obligation to continue any Employee Plan either before or after the Effective Date and any such Employee Plan, in any manner and without the consent of any employee or beneficiary, may be amended or terminated.

           (2) The Bank has previously delivered to the Corporation complete copies of: each Employee Plan; all related summary plan descriptions; all related trust agreements or other funding arrangements, including, but not limited to, insurance policies; for the five (5) most recent plan years, all annual reports (5500 series) for each Employee Plan that have been filed with any governmental agency; and all other material documents relating to any Employee Plan as may reasonably be requested by the Corporation.

           (3) The only Employee Plan currently maintained or contributed to by the Bank which is intended to be qualified under Section 401(a) of the Code is a profit sharing plan (the "Qualified Plan"); the Qualified Plan, as amended to comply with the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the 1993 Omnibus Budget Reconciliation Act, and any other applicable legislation (including any regulations issued thereunder), has received a favorable determination letter from the Internal Revenue Service with respect to its tax-qualified status and the Bank has delivered to the Corporation complete copies of all such determination letters and all material correspondence relating to the applications therefor; nothing has occurred since the date of the most recent applicable determination letter nor will occur prior to the Effective Date that would adversely affect the tax-qualified status of the Qualified Plan.

           (4) The Bank does not have any obligation, and has not made any representation, in connection with any medical, death or other welfare benefits for its employees after they retire, except to the extent required under the group health plan continuation requirements of Section 601 of ERISA.

        (m) The Bank has good and marketable title to all of its material property and assets, including those reflected on the Bank's June 30, 1996 Call Reports, except as sold or otherwise disposed of only in the ordinary course of business, free and clear of all material liens and encumbrances (except as permitted in Section 1.6(q) below with respect to certain real estate and except for securities pledged to secure government deposits or that are the subject of repurchase transactions in the ordinary course of business).

        (n) The execution, delivery and performance of this Agreement have been duly authorized by the Bank's Board of Directors and, except for stockholder approval, require no further corporate action. The Board of Directors of the Bank has taken all action necessary or advisable to render the provisions of Sections 3-601 through 3-604 of the Maryland General Corporation Law ("MGCL") and Sections 3-701 through 3-709 of the MGCL inapplicable to transactions with the Corporation and its affiliates and associates, including Peninsula. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, modification of, or be in conflict with the Charter or Bylaws of the Bank, or the terms of any material contract or other instrument to which the Bank is a party, or of any judgment, decree, order or regulatory agreement applicable to the Bank, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of the Bank. No consent to this Agreement by any private party is required under any contract, lease, mortgage or other instrument to which the Bank is a party, except for the lease of banking premises at White Marlin Mall. This Agreement constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

        (o) The tangible personal property of the Bank is in good operating condition and repair, subject to ordinary wear and tear.

        (p) Except as previously disclosed in writing by the Bank to the Corporation, there is no material violation of any zoning, building, fire or other regulatory laws, statutes, ordinances or regulations relating to the Bank's offices or other real property; no condemnation proceeding exists or, to the knowledge of the Bank, is threatened that would preclude or impair the use of the Bank's offices as presently being used in the conduct of its business.

        (q) The Bank has good and merchantable fee simple title to the real estate for the offices owned by the Bank, free and clear of liens and encumbrances of every kind and nature except use, occupancy and similar restrictions of public record that are generally applicable to properties in the immediate neighborhood or subdivision in which the real property is located, easements and encumbrances that are of record or that may be observed by an inspection of the property, and such utility and other easements and encumbrances as do not materially adversely affect the fair market value of the real property. The leases for Bank offices located in South Ocean City and White Marlin Mall, Maryland are valid and in full force and effect; neither the Bank nor, to the knowledge of the Bank, any of its lessors has breached any provision of, or is in default in any respect under the terms of either such lease.

        (r) Except as previously disclosed in writing by the Bank to the Corporation, all electrical, plumbing, heating, air conditioning and other mechanical systems and related equipment in the Bank's banking and other offices are in good working order, subject to ordinary wear and tear. The roofs of the office buildings are waterproof and their basements, if any, are not subject to water seepage.

        (s) (1) (i) all real estate (including, without limitation, offices and foreclosed properties) owned by the Bank (the "Real Estate") is in compliance with all environmental laws and regulations, (ii) there are no underground tanks on the Real Estate and (iii) there has been no release of hazardous substances or petroleum products on the Real Estate. (2) (i) all property in which the Bank holds a security interest is in compliance with applicable environmental laws and regulations, (ii) there are no underground tanks on any such property, and (iii) there has been no release of hazardous substances or petroleum products on any such property.

    1.7.  ACCESS TO RECORDS AND INFORMATION; OPERATION OF BUSINESS.

    (a) From the date of this Agreement until the Effective Date, as hereinafter defined, the Bank will afford the Corporation, its officers and other authorized representatives, such access to all books, accounts, records, bank examination reports (subject to any permission from regulatory agencies as may be required), tax returns, leases, contracts and documents of the Bank and furnish to the Corporation such information with respect to the Bank's assets, liabilities and business as the Corporation may from time to time request in order to perform the audits and examinations described in Section 1.8 hereof, to obtain all required approvals of the Merger by the FDIC, the Maryland Commissioner of Financial Regulation (the "Maryland Commissioner"), the Virginia State Corporation Commission (if required), the Delaware Bank Commissioner (if required), and any other regulatory authorities, to prepare any registration statement, proxy statement or other documents required to be filed with the SEC or other authorities, and to meet any of the other conditions set forth in this Agreement, and further will fully cooperate with the Corporation in satisfying the conditions set forth in this Agreement.

    (b) Unless the Corporation shall otherwise consent in writing from the date of this Agreement until the Effective Date, the Bank will:

        (1) preserve and keep its corporate existence in full force and effect;

        (2) operate its business only in the usual, regular and ordinary manner and consistently with past operations and practices, including, without limitation, lending practices with regard to the setting of rates, credit standards and collection procedures; and use all commercially reasonable efforts to preserve its present relationships with persons having business dealings with it;

        (3) make no material increase in levels of staffing, no material changes in duties or responsibilities of senior management, and no changes in or appointments of senior management (provided that the Corporation's consent to matters covered in this item (3) shall not be unreasonably withheld);

        (4) maintain its books, accounts and records in the usual regular and ordinary manner, on a basis consistent with prior years; comply in all material respects with all material laws and contractual obligations, and perform all of the material obligations relating to its business without material default;

        (5) not enter into any material agreement or incur any material obligation other than in the ordinary course of its business;

        (6) not make or commit to make any capital expenditures aggregating in excess of $50,000;

        (7) not pledge, sell, lease, transfer, dispose or otherwise encumber any of its property or assets other than in the ordinary course of business;

        (8) except pursuant to the Stock Options, not issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any other class of securities, whether debt (other than certificates of deposit issued by the Bank in the ordinary course of business and consistent with past practice) or equity; and not issue any option or rights to acquire any of the foregoing;

        (9) not amend its Charter or Bylaws;

        (10) except as provided in Section 1.10, not provide for the consolidation with or merger of the Bank or a share exchange or any other reorganization involving Bank capital stock with or into another corporation or the liquidation or dissolution of the Bank;

        (11) not create any subsidiary, affiliate or other related business entity; and

        (12) not take any other action or enter into any agreement which would have the effect of defeating the purposes of this Agreement or the Merger except as provided in Section 1.10.

    1.8.  AUDITS, INCOME AND CAPITAL ACCOUNT REQUIREMENTS, ETC.   Immediately
upon the execution of this Agreement, the Bank shall take such action as may be necessary to authorize the Corporation, and such accountants as may be designated by the Corporation, at the Corporation's expense (a) to conduct an examination and audit of the books, accounts and records of the Bank for the calendar years ended December 31, 1993, 1994 and 1995, and for any subsequent period and (b) to update any such examination and audit from time to time, at any time at, or prior to, the Effective Date. If any such examination or audit, or update thereof, shall disclose, in the opinion of the Corporation, (1) that the Bank's net income, determined in accordance with generally accepted accounting principles, consistently applied, for the calendar year ended December 31, 1995 was less than $680,887, or for the six month period ending June 30, 1996 was less than $285,000, or for the nine month period ending September 30, 1996 is less than $490,000, or for the year ending December 31, 1996 is less than $700,000, or if the Effective Date is after March 31, 1997, for the three month period ending March 31, 1997 is less than $175,000, or if the Effective Date is after June 30, 1997, for the six month period ending June 30, 1997 is less than $360,000, or if the Effective Date is after September 30, 1997, for the nine month period ending September 30, 1997 is less than $540,000 or (2) that the stockholders' equity of the Bank, determined in accordance with generally accepted accounting principles, consistently applied, at December 31, 1995 aggregated less than $5,077,511, or at June 30, 1996 aggregated less than $5,300,000, or at September 30, 1996 aggregates less than $5,500,000, or at December 31, 1996 aggregates less than $5,600,000, or if the effective date is after March 31, 1997, at March 31, 1997 aggregates less than $5,750,000, or if the Effective Date is after June 30, 1997, at June 30, 1997 aggregates less than $5,950,000, or if the Effective Date is after September 30, 1997, at September 30, 1997 aggregates less than $6,130,000; or (3) that any inability of independent public accountants to certify financial statements of the Bank for any period (or any qualification to such a certification) would materially interfere with or prevent the Corporation, before or after the Effective Date, from complying with requirements of the SEC (or other requirements) for the preparation and publication of certified or other required financial statements, whether for the Bank or for the Corporation and its consolidated subsidiaries, or (4) that the representations contained in Section 1.6 hereof or elsewhere in this Agreement are inaccurate in any material respect, or (5) that the nature or composition of the Bank's loan portfolio is materially different from the nature or composition of the Bank's loan portfolio as reflected in the Bank's June 30, 1996 Call Reports, or (6) that any material item or group of items in the Bank's loan portfolio is unacceptable to the Corporation for stated defects, including, without limitation, matters relating to credit, collateral or documentation, that are not cured within thirty days after the Bank receives notice of such defects from the Corporation, or (7) that the nature or composition of the Bank's deposit liabilities are materially different from the nature or composition of the Bank's deposit liabilities as reflected in the Bank's June 30, 1996 Call Reports, or (8) that the Bank's accrued expenses or other liabilities are different in nature from those associated with the normal operation of a commercial bank, or (9) that the list of its securities supplied by the Bank to the Corporation pursuant to Section 1.6(f) hereof is inaccurate, as of its date, in any material respect, then the Corporation and Peninsula shall have the right by written notice to the Bank at any time prior to the Effective Date to terminate this Agreement, in which event no party shall have any obligations under, or liabilities arising out of, this Agreement, except as set forth in Section 3.5 with respect to expenses.

    1.9 REGULATORY APPROVALS. When requested by the Corporation, and through counsel for the Corporation, the Bank will cooperate with the Corporation and use all commercially reasonable efforts to obtain the approval of the Merger by all appropriate State and Federal regulatory agencies.

    1.10 EXCLUSIVE DEALING. The Board of Directors of the Bank has carefully considered and deliberated upon the terms and conditions of the Merger and has concluded that the Merger is fair to, and in the best interests of the stockholders of the Bank, with the intent that this Agreement be conclusive and binding, subject to the terms and conditions hereof. In the process of so concluding, the Board of Directors of the Bank has, at the Bank's expense, received the advice of Rowles & Company, LLP, independent certified public accountants, including a "Market Valuation Report from Rowles & Company, LLP." Accordingly, in view of the commitments of the parties and the time and expense required to consummate the Agreement and while this Agreement is in effect, neither the Bank nor any of its officers, directors, employees, agents or representatives (including, without limitation, investment bankers) shall, directly or indirectly: (i) encourage, solicit or initiate the submission of any Acquisition Proposal, as hereinafter defined, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal; or (ii) recommend any Acquisition Proposal to the Bank's stockholders or enter into any agreement with respect to any Acquisition Proposal or participate in discussions or negotiations with, or furnish any information to, any person other than the Corporation, Peninsula or their affiliates and agents in connection with any potential Acquisition Proposal, unless an unsolicited Acquisition Proposal is made and the Board of Directors of the Bank shall conclude, based on a written opinion of counsel, which may be based with respect to financial matters on the written opinion of a financial advisor of the Bank, that its fiduciary obligations require consideration of such Acquisition Proposal because such Acquisition Proposal may be in the best interest of the Bank's stockholders and is more favorable to the Bank's stockholders from a financial point of view than the Affiliation provided for herein. "Acquisition Proposal" shall mean any proposed (A) merger, consolidation, share exchange or similar transaction involving the Bank, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Bank representing 10% or more of the consolidated assets of the Bank, (C) issue, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transactions) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of the Bank, (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of the Bank's outstanding common stock. The Bank shall promptly advise the Corporation of, and communicate to the Corporation the terms of, any such inquiry or proposal addressed to the Bank or of which the Bank, or its officers, directors, employees, agents, or representatives (including, without limitation, any investment banker) has knowledge. The Bank's Board of Directors shall use all commercially reasonable efforts to cause its officers, directors, employees, agents and representatives to comply with the requirements of this Section 1.10.

    1.11 CONDITIONS TO THE CORPORATION'S OBLIGATIONS. The obligations of the Corporation under this Agreement are subject to the satisfaction prior to, and at, the Effective Date, of the conditions set forth in Article II of this Agreement or elsewhere in this Agreement and of the following conditions:

        (a) That pursuant to applicable statutes, the FDIC shall have given all required approvals to permit the Merger and such approvals shall have become effective and all required waiting times with respect thereto shall have expired.

        (b) That all appropriate State regulatory agencies (including, without limitation, the Maryland Commissioner, the Virginia State Corporation Commission, (if required by law), and the Delaware Bank Commissioner (if required by law), and any appropriate Federal regulatory agencies in addition to the FDIC) shall have approved the Merger to the extent required by applicable State or Federal laws and all required waiting periods with respect thereto shall have expired.

        (c) That the Registration Statement shall have been declared effective by the SEC and there shall not be in effect a stop order with respect thereto.

        (d) That stockholders who are affiliates of the Bank for the purposes of SEC Rule 145 shall have entered into agreements with the Corporation, in form and substance satisfactory to the Corporation, necessary or desirable to conform with SEC Rule 145.

        (e) That all other consents or approvals, governmental or otherwise, that in the opinion of counsel for the Corporation are necessary to permit, enable or facilitate the Merger, shall have been granted or issued and shall have become effective.

        (f) That there shall be no actual or threatened legal proceeding or impediment that in the reasonable opinion of counsel for the Corporation might prevent the consummation of the Merger.

        (g) That since June 30, 1996, the Bank shall not have authorized or distributed any of its assets to its stockholders by way of dividends or otherwise, except for a dividend not exceeding the greater of seventy-five cents ($.75) per share or 20% of the Bank's net income (determined in accordance with generally accepted accounting principles, consistently applied) for the year 1996 that may be declared in December 1996 and paid in January 1997.

        (h) That since June 30, 1996, the Bank shall not have issued or authorized the issuance of additional shares of capital stock of any class or options to buy shares of said stock or warrants or rights to subscribe thereto or any notes, debentures or other evidences of indebtedness (other than certificates of deposit issued in the normal course of business) or issued or authorized the issuance of other securities in respect of, in lieu of, or in substitution for the now outstanding shares of common stock, or repurchased or redeemed any of its common stock or changed its capitalization or made any distribution of its earnings or assets other than as provided in Section 1.11(g) above, or as otherwise agreed in writing by the Corporation and except for common stock of the Bank issued upon exercise of Stock Options.

        (i) That, except with the prior written approval of the Corporation, there shall have been no increase in the compensation, or rate of compensation, payable or to become payable by the Bank to any director, officer or employee thereof, other than in accordance with past practices, or the establishment of, or an agreement to establish by the Bank, any early retirement program or arrangement for certain employees, or any payment of any bonus, profit sharing, severance or other extraordinary compensation, or any change (other than changes required by law or described in writing by the Bank to the Corporation prior to the date of this Agreement) in any presently existing stock option, employee stock ownership, profit sharing, pension, retirement, bonus, severance, group life or health insurance or other plan, agreement or arrangement, and that the Bank shall not have adopted or entered into any new employment, stock option, stock purchase, employee stock ownership, profit sharing, pension, retirement, bonus, group life or health insurance or other benefit plan, agreement or arrangement.

        (j) That between August 31, 1996, and the Effective Date, no change shall have been made in the Bank's existing investment practices and policies.

        (k) That there are granted or issued any such consents or approvals, governmental or otherwise (including, without limitation, lessor consents), which are necessary to permit or enable Peninsula, as successor in the Merger, to conduct after the Effective Date all and every part of the business and activities conducted by the Bank prior to the Effective Date in the manner in which such activities and business were then conducted by the Bank and at the offices at which they were then conducted.

        (l) That the holders of no more than 10% of the Bank's common stock shall have voted against the Merger, pursuant to Title 3 Subtitle 7, Part II of the Financial Institutions Articles of the Annotated Code of Maryland.

        (m) That the Bank shall not have applied for or opened any new, or closed any existing, branch offices without the written consent of the Corporation.

        (n) That the Corporation and Peninsula shall have received from Venable, Baetjer and Howard, LLP, an opinion with respect to the federal income tax consequences of the Merger substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code, that the Corporation, Peninsula and the Bank will each be a party thereto, and that no gain or loss will be recognized by the Corporation, Peninsula or the Bank as a result of the Merger.

        (o) That the representations of the Bank contained in Section 1.6 of this Agreement shall be true in all material respects on and as of the Effective Date as if made again as of such date, and that, on request of the Corporation, and as of the Effective Date, the President of the Bank shall deliver a written certificate to the Corporation that to his knowledge, information and belief, the representations set forth in this Agreement are true and correct in all material respects as if made on and as of the date of such certificate and that the conditions set forth herein which are required to have been met by such date have, without exception, been met.

        Conditions (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n) and
    (o) may be waived by the Corporation.

    1.12 CONDITIONS TO THE BANK'S OBLIGATIONS. The obligation of the Bank to consummate the Merger under this Agreement is subject to the following conditions:

        (a) That pursuant to applicable statutes, the FDIC shall have given all required approvals to permit the Merger and such approvals shall have become effective and all required waiting times with respect thereto shall have expired.

        (b) That all appropriate State regulatory agencies (including, without limitation, the Maryland Commissioner, the Virginia State Corporation Commission (if required by law), and the Delaware Bank Commissioner (if required by law), and any appropriate Federal regulatory agencies in addition to the FDIC) shall have approved the Merger to the extent required by applicable State or Federal laws and all required waiting periods with respect thereto shall have expired.

        (c) That the Registration Statement shall have been declared effective by the SEC and there shall not be in effect a stop order with respect thereto.

        (d) That the Bank shall have received an opinion of Venable, Baetjer and Howard, LLP with respect to the federal income tax consequences of the Merger, substantially to the effect that, upon completion of the Merger (except as to the disposition of fractional shares and payments made pursuant to Section 1.2(b)):

           (1) the Merger will qualify as a reorganization within the meaning of
       Section 368(a)(2)(D) of the Internal Revenue Code;

           (2) the Corporation, Peninsula and the Bank will each be a party thereto;

           (3) no gain or loss will be recognized by the Corporation, Peninsula or the Bank as a result of the Merger;

           (4) no gain or loss will be recognized by the stockholders of the Bank upon receipt by them of Common Stock in exchange for common stock of the Bank;

           (5) provided that the Bank's common stock is held as a capital asset, the basis of the Common Stock received by such stockholders of the Bank will be the same as the basis of the common stock of the Bank surrendered by such stockholders in exchange for the Common Stock;

           (6) provided that the Bank's common stock is held as a capital asset, such stockholders' holding period of the Common Stock received by them will include the stockholders' holding period of the common stock of the Bank which is surrendered in exchange for such Common Stock.

        (e) That the representations of the Corporation contained in Section 1.5(a) of this Agreement (other than Section 1.5(a)(4)) shall be true in all material respects on and as of the Effective Date as if made again as of such date, and that, on request of the Bank, and as of the Effective Date, the President of the Corporation shall deliver a written certificate to the Bank that, to his knowledge, information and belief, the representations of the Corporation set forth in this Agreement (other than in Section 1.5(a)(4)) are true and correct in all material respects as if made on and as of the date of such certificate and that the conditions set forth herein required to have been met by the Corporation by such date have, without exception, been met.

    Condition (e) may be waived by the Bank.

    1.13  CONFIDENTIALITY

    Between the date of this Agreement and the Effective Date, the Corporation, Peninsula and the Bank each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and will not use for any purpose other than those contemplated in this Agreement, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Merger is not consummated, each party will return or destroy as much of such written information as may reasonably be requested except to the extent that it is necessary or appropriate for the party to retain the information in connection with any legal proceedings relating to the Agreement.

    1.14  EMPLOYEE BENEFIT MATTERS

    (a) PROFIT SHARING PLAN. It is the current intention of the Corporation and expectation of the parties that effective as of the Effective Date (or as soon thereafter as is practicable in the judgment of the Corporation), the Bank's profit sharing plan will be merged with and into the Corporation's 401(k) plan. The Corporation will consult with the Bank with respect to whether the Bank's profit sharing plan will be so merged with and into the Corporation's 401(k) plan or terminated, but will thereafter, in its discretion, determine whether the Bank's plan will be so merged or terminated. If the plans are merged, the terms of the merger will comply with applicable requirements of the Internal Revenue Code, including Sections 401(a), 414(1) and 411(d)(6), and will provide that employees of the Bank will be given credit under the Corporation's 401(k) plan for service with the Bank for purposes of eligibility to participate and vesting. In the event that, in the judgment of the Corporation after consultation with the Bank, it is not technically feasible or desirable to merge the plans, the Bank's profit sharing plan will be terminated.

    (b) CORPORATION'S CASH BALANCE PLAN. Effective as of the first January 1st following the Effective Date, employees of the Bank will become eligible to participate in the Corporation's cash balance plan according to its applicable provisions. Employees of the Bank will be given credit under the Corporation's cash balance plan for service with the Bank for purposes of eligibility to participate and vesting.

    (c) EMPLOYEE STOCK PURCHASE PLAN. Effective as of the Effective Date, the Bank's employee stock purchase plan will be terminated and all unexercised and theretofore unexpired Stock Options will be disposed of pursuant to Section 1.2(b) hereof.

    (d) DIRECTOR STOCK PURCHASE PLAN. Effective as of the Effective Date, the Bank's director stock purchase plan will be terminated and all unexercised and theretofore unexpired Stock Options will be disposed of pursuant to Section 1.2(b) hereof.

    (e) OTHER BENEFITS. Except with respect to (i) the Bank's profit sharing plan described in Section 1.14(a) above (the disposition of which shall be governed by Section 1.14(a) above), (ii) the Corporation's cash balance plan described in Section 1.14(b) above (eligibility for participation in and vesting under which shall be governed by Section 1.14(b) above), and (iii) executive plans, programs and arrangements, eligibility for participation in which is determined in the discretion of Peninsula and/or the Corporation, after the Effective Date, employees of the Bank shall be entitled to participate in Peninsula's employee benefit plans and programs on substantially the same basis as similarly situated employees of Peninsula (taking into account all applicable factors, including but not limited to, position, employment classification, age, length of service, pay, part-time or full time status, and the like.) Peninsula agrees to treat service with the Bank before the Effective Date as service with Peninsula for purposes of all such employee benefit and seniority based plans and programs.

                                   ARTICLE II
                                     MERGER

    The following terms, provisions and conditions are in addition to those contained in Articles I and III of this Agreement:

    2.1. EFFECTIVE DATE. The effective date of the Merger (the "Effective Date") shall be the effective date set forth in the Certificate of Merger issued by the Maryland Commissioner pursuant to applicable provisions of Maryland law. The Merger shall be made effective on the earliest practical date, as determined by the Corporation, that is the last business day of a month, or such other date determined by the Corporation, after all of the conditions set forth in this Agreement have been satisfied (except such as may have been waived by the Corporation, Peninsula or the Bank, as the case may be).

    2.2. CORPORATION'S OBLIGATIONS IN ACCOMPLISHING MERGER. In order to effect the Merger, the Corporation and Peninsula will (i) approve through all necessary corporate action, execute and deliver an Agreement of Merger substantially in the form attached as Exhibit A hereto; (ii) prepare and file with the FDIC an application for approval of the Merger of the Bank and Peninsula described herein and in the Agreement of Merger pursuant to the provisions of Section 18(c) of the Federal Deposit Insurance Act (Section1828(c) of Title 12 of the United States Code); (iii) submit the Agreement of Merger to the Maryland Commissioner for his approval pursuant to the applicable bank merger provisions of the Financial Institutions Article of the Annotated Code of Maryland; (iv) publish any newspaper notices required by law with respect to the Merger; (v) if required by law, as determined by the Corporation, cause the Corporation's existing bank affiliates to file an application with the Maryland Commissioner under Title 5 Subtitle 4 of the Financial Institutions Article of the Annotated Code of Maryland for his approval of their affiliation with the Bank contemplated herein; (vi) if required by law, as determined by the Corporation, file any application with the Maryland Commissioner required by the provisions of Section 3-314 of the Financial Institution Article of the Annotated Code of Maryland relating to the acquisition of the Bank contemplated herein; (vii) prepare and file, if necessary, any application required by Virginia corporation and bank regulatory officials; (viii) prepare and file any other required regulatory applications and (ix) use their best efforts to secure favorable action on all such applications.

    2.3. BANK'S OBLIGATIONS IN ACCOMPLISHING MERGER. At such times as shall be requested by the Corporation, the Board of Directors of the Bank, (i) shall approve an Agreement of Merger substantially in the form of Exhibit A hereto,
(ii) shall cause the execution and delivery of the Agreement of Merger by the Bank, (iii) through counsel for the Corporation, shall submit the Agreement of Merger (x) to the Maryland Commissioner for his approval pursuant to the applicable bank merger provisions of the Financial Institutions Article of Annotated Code of Maryland and (y) to the FDIC for its approval pursuant to the provisions of Section 18(c) of the Federal Deposit Insurance Act (Section1828(c) of Title 12 of the United States Code), (iv) shall cause the publication of any newspaper notices required by law with respect to the Merger, and (v) shall duly call and convene a meeting of the Bank's stockholders to act upon the Agreement of Merger and the Merger provided for therein and in connection therewith shall recommend approval of the Agreement of Merger and the Merger provided for therein to the Bank's stockholders and use all of their commercially reasonable efforts to obtain a favorable vote thereon, subject to the provisions of Section
1.10 hereof.

    2.4. STOCKHOLDER APPROVAL. The Merger is subject to the additional nonwaivable condition that the Agreement of Merger and the Merger provided for therein shall have been approved by the holders of two-thirds of the votes entitled to be cast with respect to each of Peninsula and the Bank at stockholder meetings duly called for that purpose (or with respect to Peninsula, if permitted by law, by stockholder consent action). The Corporation will vote all of the outstanding Common Stock shares of Peninsula in favor of the Agreement of Merger and the Merger provided for therein.

    2.5. EFFECT OF MERGER. Upon the Effective Date, the Bank shall be merged with and into Peninsula in accordance with the Agreement of Merger and pursuant to the applicable provisions of the Annotated

Code of Maryland and with the effect provided in said provisions. As a result of the Merger and as of the Effective Date:

        (a) Peninsula shall be the Successor.

        (b) The bylaws of Peninsula in effect immediately prior to the Effective Date shall be the bylaws of the Successor.

        (c) The offices of the Bank and the offices of Peninsula as of the date of this Agreement and any additional offices opened prior to the Effective Date by Peninsula, or, in accordance with this Agreement, by the Bank shall be and become the offices of the Successor.

        (d) Subject to any changes hereafter agreed to by the parties hereto, all of the directors of Peninsula as of the Effective Date, and three directors of the Bank jointly determined by the parties hereto, shall be the directors of the Successor.

    2.6. TERMS OF MERGER; OBJECTING STOCKHOLDERS. On the Effective Date and immediately upon the Merger provided for in the Agreement of Merger becoming effective with the effects set forth in Section 2.5 above and in Section 3-712 of the Financial Institutions Article of the Annotated Code of Maryland, or any successor statute thereto, and in consideration thereof, the terms of the Merger shall be as follows:

        (a) Each share of capital stock of Peninsula shall remain issued and outstanding as one share of capital stock of the Successor, without any action on the part of the holder thereof.

        (b) Each share of issued and outstanding common stock of the Bank (other than the shares held by any objecting stockholder of the Bank pursuant to paragraph (d) of this Section 2.6) shall for all corporate purposes, and without any action on the part of the holder thereof, automatically become and be converted into two and six tenths (2.6) shares (subject to adjustment pursuant to Section 1.5(b)) of Common Stock of the Corporation and the right to receive cash in lieu of fractional shares of Common Stock, as provided in paragraph (c) of this Section 2.6. Each certificate representing shares of the common stock of the Bank (other than certificates for shares held by any objecting stockholders) will thereafter represent a number of whole shares of Common Stock (and the right to receive cash in lieu of fractional shares of Common Stock) determined in accordance with the conversion ratio set forth above. Such certificates may at any time thereafter be surrendered to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as the Corporation may select (the "Exchange Agent") (together with any transmittal materials or endorsements required by the Exchange Agent) for new certificates for the appropriate number of whole shares of Common Stock (and cash in lieu of fractional shares). After the Effective Date, no dividends or other distributions shall be paid on shares of Common Stock with respect to which certificates formerly representing shares of common stock of the Bank have not been surrendered; but whenever a dividend is declared by the Corporation on the Common Stock after the Effective Date, the declaration shall include dividends on all shares of Common Stock issuable hereunder and upon such surrender, all dividends not paid because of this provision shall be paid, without interest. The Corporation shall be entitled, however, after the Effective Date, to treat the certificates of theretofore outstanding common stock of the Bank as evidencing the ownership of the number of whole shares of Common Stock into which the common stock of the Bank, previously represented by such certificates, shall have been converted, notwithstanding the failure to surrender such certificates. All certificates for common stock of the Bank surrendered to the Exchange Agent for new certificates representing shares of Common Stock pursuant to this Section 2.6(b) will be cancelled.

        (c) In order to save the expense and inconvenience of issuing and transferring fractional shares, no fractional shares of Common Stock or certificates therefor will be issued, but, in lieu thereof, and solely as a mechanism for rounding shares to whole shares, the Corporation will pay cash for such fractional shares on the basis of the closing price for Common Stock (as reported by The Nasdaq National Market) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates of common stock of the Bank representing the right to receive such cash in lieu of fractional shares of Common Stock. No such holder shall be entitled to dividends, voting rights or any other rights of stockholders in respect of any fractional share.

        (d) Any holder of shares of the common stock of the Bank whose shares are voted against the approval of the Merger at the meeting of stockholders at which the Merger is approved, and who, within thirty (30) days after the Effective Date (which shall be set forth in a notice provided to any such stockholder by the Corporation and Peninsula by certified mail, return receipt requested pursuant to Section 3-207(b) of the MGCL), makes a written demand upon Peninsula for payment for such shares, accompanied by a surrender of the certificates for such shares, all pursuant to the provisions of Title 3, Subtitle 7, Part II of the Financial Institutions Articles of the Annotated Code of Maryland, or any successor statute thereto and any applicable provisions of Title 3, Subtitle 2 of the MGCL, shall be entitled to receive from Peninsula in cash the fair value of such shares of the common stock of the Bank determined in accordance with the aforesaid provisions of the Annotated Code of Maryland, or any successor statute thereto. The amount paid to any such objecting stockholder shall be debited against the capital accounts of Peninsula. If the holders of any of the shares of the Bank object to the Merger and demand payment in cash for their shares as aforesaid, the Corporation shall pay to Peninsula, as a contribution to its capital, cash at a price per share equal to the price per share paid by Peninsula to the objecting shareholder.

        (e) The Stock Options shall automatically terminate and be cancelled immediately prior to the Merger becoming effective; unexercised and theretofore unexpired Stock Options shall be subject to the provisions of
    Section 1.2(b).

    2.7. CONFIRMATORY DEEDS. When and as requested by the Corporation or Peninsula, the Bank shall execute and deliver or cause to be executed and delivered, all such deeds and other instruments, and take or cause to be taken all such further or other actions, as the Corporation or Peninsula may deem necessary or desirable in order to vest or perfect in or confirm of record or otherwise to Peninsula as Successor in the Merger, title to and possession of all real estate and other property of the Bank, and otherwise to carry out the intent and purposes of this Agreement and the Agreement of Merger.

    2.8 PROCEDURAL MATTERS. The Corporation, at its option, may revise the sequence of events or other matters relating to the accomplishment of the Merger in such manner as it may reasonably determine will best facilitate accomplishment of the Affiliation.

                                  ARTICLE III
                                 MISCELLANEOUS

    3.1. TERMINATION FOR REGULATORY REASONS. If, at any time, the Corporation receives information from any regulatory authority, which by law is required to approve the Merger or any other aspect of the transactions provided for herein or which has authority to challenge the validity of the Merger or such transactions in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or that the Merger or such transactions will be so challenged, the Corporation and Peninsula may, subject to the provisions of Section 3.5 with respect to expenses, terminate all obligations under this Agreement by giving fourteen (14) days written notice of such termination to the other party. Upon such termination, except as set forth in Section 3.5, this Agreement shall become null and void and none of the parties hereto shall have any obligation or liability to the others with respect to this Agreement.

    3.2. TERMINATION BY CONSENT OR DUE TO PASSAGE OF TIME. At any time prior to the Effective Date, notwithstanding the approval of the Merger by the stockholders of the Bank, this Agreement may be terminated by mutual consent of the Bank and the Corporation. Moreover, the Corporation and Peninsula on the one hand, and the Bank on the other, shall be entitled to terminate this Agreement after October 31, 1997, by written notice to the other party unless the Effective Date shall have occurred on or before such date or the parties hereto shall have extended the Effective Date of this Agreement in writing.

    3.3 TERMINATION WITH RESPECT TO ACQUISITION PROPOSAL. This Agreement may be terminated by the Corporation and Peninsula if the Directors of the Bank recommend to its stockholders or the Bank accepts an Acquisition Proposal and may be terminated by the Bank if, in compliance with Section 1.10 hereof, its Directors recommend to its stockholders or it accepts an Acquisition Proposal. In any such case, the Bank shall pay the Corporation a termination fee in the amount of $200,000 and shall also pay its own expenses as provided in Section
3.5 below.

    3.4. AMENDMENT. This Agreement may be amended, but only in writing approved by the Bank, the Corporation and Peninsula, at any time prior to the Effective Date and with respect to any of the terms and provisions hereof; provided, however, that after the stockholders of the Bank have approved the Merger, no amendment shall be made that alters the conversion rate set forth in
Section 1.2 (except pursuant to Section 1.5(b)) or otherwise materially adversely affects the rights of the Bank's stockholders.

    3.5. EXPENSES; LIMITED LIABILITY Each party to this Agreement shall pay its own expenses relating hereto, including fees and disbursements of its respective counsel and of any investment or financial advisor retained by it; provided, however, that, subject to the provisions of the next sentence of this
Section 3.5, in the event the transactions hereunder are not consummated, other than pursuant to Section 3.3, the Corporation will pay for the preparation of the regulatory filings referred to herein and for the filing fees relating thereto, the printing and mailing of the Proxy Statement, and all fees and disbursements of accountants (not including routine auditing fees) for either of the parties hereto. The termination of this Agreement in accordance with the terms of Sections 3.1, 3.2 or 3.3 shall create no liability on the part of any party, except as set forth in Section 3.3, or on the part of any party's directors, officers, stockholders, agents or representatives; provided, however, that if this Agreement is terminated under any of such provisions or otherwise by the Corporation and Peninsula by reason of a material breach by the Bank, or by the Bank by reason of a material breach by the Corporation or Peninsula, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the fees of its counsel, accountants, consultants and other advisors and representatives.

    3.6 TERMINATION IF SUPPORT AGREEMENT NOT DELIVERED. This Agreement may be terminated by the Corporation and Peninsula unless stockholders owning beneficially at least 20% of the Bank's outstanding capital stock have executed and delivered to the Corporation by the end of the first business day following the date of this Agreement, a "Support Agreement," in a form satisfactory to the Corporation, agreeing to vote in favor of the Agreement of Merger and the Merger and to certain other related matters with respect to the transactions contemplated in this Agreement; provided, however, that any such termination must be by written notice delivered by the Corporation by the end of the third business day following the date of this Agreement.

    3.7. NOTICES. All notices or other communications required or permitted under the terms of this Agreement shall be sufficient if hand delivered or if sent by registered or certified mail, postage prepaid, or with respect to any notice of termination under Section 3.6, if hand delivered or sent by telecopy, addressed as follows:

If to the Corporation or Peninsula:

Mercantile Bankshares Corporation
Two Hopkins Plaza
Baltimore, Maryland 21201
Fax No. 410-237-5309
Attention: Alan D. Yarbro, Esq.
         General Counsel and Secretary

Copy to:
Venable, Baetjer and Howard, LLP
1800 Mercantile Bank & Trust Building
2 Hopkins Plaza
Baltimore, Maryland 21201
Fax No. 410-244-7742
Attention: Lee M. Miller, Esq.

If to the Bank:

Home Bank
309 N. Washington Street
Snow Hill, Maryland 21863-1088
Fax No. 410-632-2187
Attention: F. Dennis Parker
         President

Copy to:
Raymond C. Shockley, Esq.
Williams, Hammond, Moore, Shockley & Harrison, P.A.
3509 Coastal Highway
Ocean City, Maryland 21842

or to such other address as shall hereafter be provided in writing by the Corporation or the Bank, respectively. Any notice or communication given pursuant to this Agreement shall be deemed to have been given on the day it is mailed or telecopied, as the case may be.

    3.8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together be deemed one and the same Agreement.

    3.9. BINDING EFFECT; NO THIRD PARTY RIGHTS. This Agreement shall bind the Corporation and the Bank and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any individual, corporation or other entity, other than the parties hereto or their respective successors, any rights or remedies under of or by reason of this Agreement.

    3.10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Maryland, without regard to conflict of law principles.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                          MERCANTILE BANKSHARES CORPORATION

                                          By: /s/ H. FURLONG BALDWIN
                                       -----------------------------------(SEAL)
                                             H. Furlong Baldwin
                                             Chairman of the Board

                                          HOME BANK
                                          By: /s/ RALPH L. MASON, JR.
                                       -----------------------------------(SEAL)
                                             Ralph L. Mason, Jr.
                                             Chairman of the Board

                                          PENINSULA BANK
                                          By: /s/ JEFFREY F. TURNER
                                       -----------------------------------(SEAL)
                                             Jeffrey F. Turner
                                             President

                                                                       EXHIBIT A

                              AGREEMENT OF MERGER

    THIS AGREEMENT OF MERGER made between Home Bank, a Maryland commercial bank (hereinafter called "Home"), and Peninsula Bank, a Maryland commercial bank (hereinafter called "Peninsula"), and joined in by Mercantile Bankshares Corporation, a Maryland corporation (hereinafter called "Mercshares").

    In consideration of the mutual covenants and agreements herein contained and the mutual benefits to be derived therefrom, the parties do hereby agree as follows:

    Section 1. As of the effective date and time provided for in Section 9 hereof (the "Effective Date"), Home shall be merged into Peninsula under the charter of Peninsula and Peninsula shall be the Successor (hereinafter called the "Successor") under the name "Peninsula Bank". The bylaws of Peninsula shall be the bylaws of the Successor.

    Section 2. The business, objects and purposes of the Successor shall be to carry on in all of its aspects the business of a commercial bank, and to that end the Successor shall have and may exercise all rights and powers conferred upon commercial banks under the laws of the State of Maryland, as now in force or as the same may hereafter be amended, and shall have and may exercise all rights, powers and duties of Home and of Peninsula under their respective charters.

    Section 3. The address of the principal banking office of Home is 8305 Langmaid Road, Newark, Maryland 21841-0010. The address of the principal banking office of Peninsula is 11738 Somerset Avenue, Princess Anne, Maryland 21853.

    Section 4. The address of the principal banking office of the Successor will be 11738 Somerset Avenue, Princess Anne, Maryland 21853.

    Section 5. The authorized capital stock of Home is five million dollars ($5,000,000), consisting of five hundred thousand (500,000) shares of capital stock with a par value of ten dollars ($10.00) per share. The authorized capital stock of Peninsula is nine hundred thirty thousand dollars ($930,000), consisting of thirty-one thousand (31,000) shares of capital stock with a par value of thirty dollars ($30.00) per share. The authorized capital stock of Peninsula as Successor is nine hundred thirty thousand dollars ($930,000), consisting of thirty-one thousand (31,000) shares of capital stock with a par value of thirty dollars ($30) per share. Each share of capital stock shall be entitled to one vote. No preferred stock will be issued in the Merger.

    Section 6. All assets and all rights, franchises and interests of Peninsula and Home in and to every species of property, real, personal and mixed, and choses in action thereto belonging, shall be transferred to and vest in the Successor without any deed, conveyance or other transfer. The Successor by virtue of this Merger and without any order or other action on the part of any court or otherwise shall hold and enjoy the same, and all rights of property, franchises and interests in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either Peninsula or Home immediately prior to the Effective Date.

    Section 7. On the Effective Date and immediately upon the Merger provided for in this Agreement of Merger becoming effective and in consideration thereof, the terms of the Merger shall be as follows:

        (a) Each share of capital stock of Peninsula shall remain issued and outstanding as one share of capital stock of the Successor, without any action on the part of the holder thereof.

        (b) Each share of issued and outstanding capital stock of Home (other than the shares held by any objecting stockholder of Home as provided in paragraph (d) of this Section 7) shall for all corporate purposes, and without any action on the part of the holder thereof, automatically become and be converted into two and six tenths (2.6) shares of Common Stock, subject to adjustment pursuant to Section 1.5(b) of the Plan, as hereinafter defined, $2.00 par value per share, of Mercshares (the "Common Stock") and the right to receive cash in lieu of fractional shares of Common Stock, as provided in paragraph (c) of this Section 7. Each certificate representing shares of the capital stock of Home (other than certificates representing shares held by any objecting stockholders) will thereafter represent a number of whole shares of Common Stock (and the right to receive cash in lieu of fractional shares of Common Stock) determined in accordance with the conversion ratio set forth above. Such certificates (together with any required transmittal materials or endorsements) may at any time thereafter be surrendered to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as Mercshares may select (the "Exchange Agent") for new certificates for the appropriate number of whole shares of Common Stock (and cash in lieu of fractional shares). After the Effective Date, no dividends or other distributions shall be paid on shares of Common Stock with respect to which certificates formerly representing shares of capital stock of Home have not been surrendered; but whenever a dividend is declared by Mercshares on the Common Stock after the Effective Date, the declaration shall include dividends on all shares of Common Stock issuable hereunder and upon such surrender, all dividends not paid because of this provision shall be paid, without interest. Mercshares shall be entitled, however, after the Effective Date, to treat the certificates of theretofore outstanding capital stock of Home as evidencing the ownership of the number of whole shares of Common Stock into which the capital stock of Home, previously represented by such certificates, shall have been converted, notwithstanding the failure to surrender such certificates. All certificates for capital stock of Home surrendered to the Exchange Agent for new certificates representing shares of Common Stock pursuant to this Section 7 will be cancelled.

        (c) In order to save the expense and inconvenience of issuing and transferring fractional shares, no fractional shares of Common Stock or certificates therefor will be issued, but, in lieu thereof, and solely as a mechanism for rounding shares to whole shares, Mercshares will pay cash for such fractional shares on the basis of the closing price for Common Stock (as reported by The Nasdaq National Market) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates of capital stock of Home representing the right to receive such cash in lieu of fractional shares of Common Stock. No such holder shall be entitled to dividends, voting rights or any other rights of stockholders in respect of any fractional share.

        (d) Any holder of shares of the capital stock of Home whose shares are voted against the approval of the Merger at the meeting of stockholders at which the Merger is approved, and who, within thirty (30) days after the Effective Date (which shall be set forth in a notice provided to any such stockholder by the Corporation and Peninsula by certified mail, return receipt requested pursuant to Section 3-207(b) of the Maryland General Corporation Law) makes a written demand upon Peninsula for payment for such shares, accompanied by a surrender of the certificates for such shares, all pursuant to the provisions of Title 3, Subtitle 7, Part II of the Financial Institutions Articles of the Annotated Code of Maryland, or any successor statute thereto and any applicable provisions of Title 3, Subtitle 2 of the Maryland General Corporation Law, shall be entitled to receive from Peninsula in cash the fair value of such shares of the capital stock of Home determined in accordance with the aforesaid provisions of the Financial Institutions Article of the Annotated Code of Maryland and of Maryland General Corporation Law, or any successor statute thereto. The amount paid to any such objecting stockholder shall be debited against the capital accounts of Peninsula. If the holders of any of the shares of Home object to the Merger and demand payment in cash for their shares as aforesaid, Mercshares shall pay to Peninsula, as a contribution to its capital, cash at a price per share equal to the price per share paid by Peninsula to the objecting shareholder.

        (e) There will be no objecting shareholders of Peninsula, which is a wholly owned affiliate of Mercshares.

        (f) All unexercised and theretofore unexpired stock options for shares of capital stock of Home shall automatically terminate and be cancelled on the Effective Date immediately prior to the Merger becoming effective. With respect to such unexercised stock options having an option price per share of Home's capital stock which is less than the then market value of two and six tenths (2.6) shares of the Common Stock, subject to any appropriate adjustment pursuant to Section 1.5(b) of the Plan, as hereinafter defined, the difference shall be paid by the Corporation to the holders of such stock options in cash as soon as practicable after the Effective Date, upon delivery to Mercshares of such documents as it may reasonably request. For this purpose, the then market value of the Common Stock shall be the closing price for the Common Stock on The Nasdaq National Market on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding date on which there is a closing price), without interest.

    Section 8. This Agreement of Merger is subject to the approval of the Commissioner of Financial Regulation of Maryland and of the holders of at least two-thirds (2/3rds) of the issued and outstanding capital stock of each of Home and of Peninsula, respectively, and is subject also to compliance with all of the conditions set forth in the Agreement and Plan of Affiliation and Merger dated October 21, 1996, by and among Home, Peninsula, and Mercshares (the "Plan"), pursuant to which this Agreement of Merger is executed, except such as shall have been waived as provided in the said Plan. At any time prior to the Effective Date, notwithstanding its approval by the stockholders of Home and/or Peninsula, the parties hereto, without further action or approval of the stockholders of Home or Peninsula, may amend or abandon the Merger in accordance with Article III of the Plan.

    Section 9. The Merger provided for herein shall be effective on       at
      [the date and time set forth in the Certificate of Merger issued by the Commissioner of Financial Regulation of Maryland.]

    IN WITNESS WHEREOF, Home and Peninsula have caused this Agreement of Merger to be executed on their respective behalves and their corporate seals to be
hereunto affixed on this   day of           , 199 .

ATTEST:                                      HOME BANK

------------------------------------------                      By:
                                   ,Cashier

ATTEST:                                                         PENINSULA
                                                                BANK

------------------------------------------                      By:
                                 , Secretary

------------------------------------------                      -------------------------------------------

                                   ,Cashier                     ---------------------------------, President

ATTEST:

------------------------------------------                      -------------------------------------------

                                 , Secretary                    ---------------------------------, President


    Mercantile Bankshares Corporation hereby joins in the foregoing Agreement of Merger, undertakes that it will be bound thereby and that it will issue the shares of its common stock and make the payments required by the provisions of
Section 7.

    IN WITNESS WHEREOF, Mercantile Bankshares Corporation has caused this undertaking to be executed on its behalf by its proper officers and its
corporate seal to be hereunto affixed on this   day of           , 199 .

ATTEST:                                     MERCANTILE BANKSHARES
                                            CORPORATION

-----------------------------------------                     By:
                                , Secretary

-----------------------------------------                     -----------------------------------------

                                , Secretary                   , Chairman of

                                                              the Board


                                                                         ANNEX B

                                APPRAISAL RIGHTS
                    PROVISIONS OF THE FINANCIAL INSTITUTIONS
                     ARTICLE OF THE MARYLAND ANNOTATED CODE

SECTION 3-718. SUCCESSOR MAY OFFER FAIR VALUE.

    (a) IN GENERAL.--The successor in a consolidation, merger, or transfer of assets may offer to pay in cash to the objecting stockholders of a constituent bank not more than what it considers to be the fair value of their shares of stock as of the time of the stockholders' meeting approving the transaction.

    (b) EFFECT OF ACCEPTANCE.--An objecting stockholder who accepts the offer is barred from receiving the appraised fair value of the shares of stock under
Section 3-719 of this subtitle.

SECTION 3-719. RIGHT TO FAIR VALUE.

    (a) GENERAL RULE.--The owner of shares of stock that were voted against a consolidation, merger, or transfer of assets is entitled to receive the fair value of those shares, in cash, if the transaction becomes effective.

    (b) PROCEDURE BY STOCKHOLDER.--A stockholder who desires to receive payment of the fair value for shares under this section, within 30 days after the transaction becomes effective, shall:

        (1) Make a written demand on the successor for payment; and

        (2) Surrender the stock certificates.

SECTION 3-720. APPRAISAL OF FAIR VALUE.

    (a) BASIS OF FAIR VALUE.--The fair value of the shares of stock shall be determined as of the date of the stockholders' meeting approving the consolidation, merger, or transfer of assets.

    (b) APPRAISERS.--(1) The determination of fair value shall be made by three appraisers as follows:

           (i) One chosen by the owners of two thirds of the shares involved;

           (ii) One chosen by the board of directors of the successor; and

           (iii) The third chosen by the other two appraisers.

        (2) The fair value to which any two appraisers agree shall govern.

        (3) The appraisers shall give notice of the fair value determination to the successor and to each stockholder who has made demand for the determination under Section 3-719 of this subtitle.

    (c) REAPPRAISAL.--(1) Within 5 days after the appraisers give the notice of the fair value determination, a stockholder who is dissatisfied with that value may notify the Commissioner.

        (2) The Commissioner shall have the shares reappraised.

        (3) This reappraisal is final and binding as to the value of the shares of stock of that stockholder.

    (d) APPRAISAL BY COMMISSIONER.--(1) If the appraisal to be made under subsection (b) of this section is not completed within 90 days after the consolidation, merger, or transfer of assets becomes effective, the Commissioner shall have an appraisal made.

        (2) This appraisal is final and binding as to the value of the shares of stock of all objecting stockholders.

    (e) EXPENSES OF APPRAISALS.--The successor shall pay the expenses of each appraisal made under this section.

SECTION 3-721. AMOUNT DUE IS DEBT OF SUCCESSOR.

    Any amount due to an objecting stockholder under this Part II is a debt of the successor.

                      RELEVANT APPRAISAL RIGHTS PROVISIONS
                    OF THE MARYLAND GENERAL CORPORATION LAW

SECTION 3-207. NOTICE AND OFFER TO STOCKHOLDERS.

    (a) DUTY OF SUCCESSOR.--(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

    (b) MANNER OF SENDING NOTICE.--The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The MGCL provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the MGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

    The Registrant's Charter provides, as to indemnification:

    (a) The liability of directors and officers to Mercshares or its stockholders for money damages shall be limited to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events occurring at the time a person serves as a director or officer of Mercshares whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

    (b) To the maximum extent permitted by Maryland law, Mercshares shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and shall indemnify, to the same extent, its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. Mercshares shall advance expenses to its directors, officers and other person referred to above to the extent permitted by Maryland law. Mercshares' Board of Directors may by By-law, resolution or other agreement make further provision for indemnification of directors, officers, employees and agents to the extent permitted by Maryland law.

    (c) References to Maryland law shall include the MGCL as from time to time amended. Neither the repeal or amendment of this paragraph, nor any other amendment to the Articles of Incorporation, shall eliminate or reduce the protection afforded to any person by the foregoing provisions of this paragraph with respect to any act or omission which shall have occurred prior to such repeal or amendment.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    These Exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

    (a) Exhibit Index

 EXHIBIT
 NUMBER                                                   DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------

(2)        Plan of acquisition, reorganization, arrangement, liquidation or succession.

A.         Agreement and Plan of Affiliation and Merger, dated October 21, 1996 among the Registrant, Peninsula
             Bank, and Home Bank (included as Annex A to the Prospectus and Proxy Statement)

(3)(i)     Articles of Incorporation

A.         Articles of Incorporation of the Registrant effective May 27, 1969 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(1))

B.         Articles of Amendment of the Registrant effective June 6, 1969 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(2))

C.         Articles Supplementary of the Registrant effective August 28, 1970 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(3))

D.         Articles of Amendment of the Registrant effective December 14, 1970 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(4))

E.         Articles Supplementary of the Registrant effective May 10, 1971 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(5))

F.         Articles Supplementary of the Registrant effective July 30, 1971 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-41379, Exhibit 3-A(6))

G.         Articles of Amendment of the Registrant effective May 8, 1986 (Incorporated by reference to the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, Exhibit 3-A(7),
             Commission No. 0-5127)

H.         Articles of Amendment of the Registrant effective April 27, 1988 (Incorporated by reference to the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, Exhibit 3-A(8),
             Commission No. 0-5127)

I.         Articles Supplementary of the Registrant effective September 13, 1989 (Incorporated by reference to the
             Registrant's Form 8-K filed September 27, 1989, Exhibit B attached to Exhibit 4-A, Commission No.
             0-5127)

J.         Articles Supplementary of the Registrant effective January 3, 1990 (Incorporated by reference to the
             Registrant's Form 8-K filed January 9, 1990, Exhibit B attached to Exhibit 4-A, Commission No. 0-5127)

K.         Articles of Amendment of the Registrant effective April 26, 1990 (Incorporated by reference to the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, Exhibit 3-A(11),
             Commission No. 0-5127)

(3)(ii)    By-laws

A.         Bylaws of the Registrant, as amended to date

(4)        Instruments defining the rights of security holders, including indentures:

A.         Rights Agreement dated as of September 12, 1989 between Registrant and the Rights Agent, including Form of Rights Certificate and Articles Supplementary (Incorporated by reference to Form 8-K of the
             Registrant filed September 27, 1989, Exhibit 4-A, Commission File No. 0-5127)

 EXHIBIT
 NUMBER                                                   DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
B.         First Amendment, dated as of December 31, 1989, to Rights Agreement dated as of Septem-
             ber 12, 1989 between Registrant and the Rights Agent, including amended Form of Rights Certificate and amended Form of Articles Supplementary (Incorporated by reference to Form 8-K of the Registrant filed
             January 9, 1990, Exhibit 4-A, Commission File No. 0- 5127)

C.         Second Amendment, dated as of September 30, 1993, to Rights Agreement dated as of Septem-
             ber 12, 1989 between Registrant and the Rights Agent, including amended Form of Rights Certificate
             (Incorporated by reference to Form 8-K of the Registrant filed September 30, 1993, Exhibit 4-A,
             Commission File No. 0-5127)

D.         Amendment No. 1 to Registrant's Registration Statement on Form 8-B, amending description of securities previously filed (Incorporated by reference to Form 8 filed December 20, 1991, Commission File No. 0-
             5127)

(5)        Opinion regarding legality. Opinion of Venable, Baetjer and Howard, LLP

(8)        Opinion regarding tax matters. Form of Tax Opinion of Venable, Baetjer and Howard, LLP

(23)       Consent of experts and counsel.

A.         Consent of Coopers & Lybrand L.L.P. as to Registrant*

B.         Consent of Rowles & Company as to Home Bank*

C.         Consent of Venable, Baetjer and Howard, LLP (included in the opinion filed as Exhibit 5)

(24)       Power of Attorney. Power of Attorney dated January 3, 1997 of the Mercshares Board of Directors

(99)       Additional Exhibits. Form of Proxy Card for Home Bank Special Meeting

    (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

    (c) No report, opinion or appraisal is required to be filed herewith pursuant to Item 4(b) of this Form.

------------------------

*   To be filed by amendment.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), to reflect in the Prospectus and Proxy Statement any facts or events arising after the effective date of the Registration Statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; provided, however, that paragraphs

(a)(1) and (a)(1) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland on January 6, 1997.

                                MERCANTILE BANKSHARES CORPORATION

                                By:  /s/ H. FURLONG BALDWIN
                                     -----------------------------------------
                                     Name: H. Furlong Baldwin
                                     Title: CHAIRMAN OF THE BOARD AND CHIEF
                                            EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman of the Board and      January 6, 1997
    /s/ H. FURLONG BALDWIN        Chief Executive Officer
------------------------------    (Principal Executive
      H. Furlong Baldwin          Officer)

     /s/ TERRY L. TROUPE        Chief Financial Officer and    January 6, 1997
------------------------------    Treasurer (Principal
       Terry L. Troupe            Financial Officer)

     /s/ JERRY F. GRAHAM        Vice President and             January 6, 1997
------------------------------    Controller (Principal
       Jerry F. Graham            Accounting Officer)

A Majority of The Board of Directors:

    Thomas M. Bancroft, Jr., Richard O. Berndt, Freeman A. Hrabowski, III, B. Larry Jenkins, Robert A. Kinsley, Robert D. Kunisch, William J. McCarthy, Christian H. Poindexter, William C. Richardson, Bishop L. Robinson, , Calman J. Zamoiski, Jr.

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
                         By:/s/ H. FURLONG BALDWIN
                         -------------------------------------------------------------------
                         H. Furlong Baldwin
Date: January 6, 1997    For Himself and as Attorney-in-Fact
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
    (a) Exhibit Index

 EXHIBIT
 NUMBER                                                   DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------

(2)        Plan of acquisition, reorganization, arrangement, liquidation or succession.

A.         Agreement and Plan of Affiliation and Merger, dated October 21, 1996 among the Registrant, Peninsula
             Bank, and Home Bank (included as Annex A to the Prospectus and Proxy Statement)

(3)(i)     Articles of Incorporation

A.         Articles of Incorporation of the Registrant effective May 27, 1969 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(1))

B.         Articles of Amendment of the Registrant effective June 6, 1969 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(2))

C.         Articles Supplementary of the Registrant effective August 28, 1970 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(3))

D.         Articles of Amendment of the Registrant effective December 14, 1970 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(4))

E.         Articles Supplementary of the Registrant effective May 10, 1971 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(5))

F.         Articles Supplementary of the Registrant effective July 30, 1971 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-41379, Exhibit 3-A(6))

G.         Articles of Amendment of the Registrant effective May 8, 1986 (Incorporated by reference to the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, Exhibit 3-A(7),
             Commission No. 0-5127)

H.         Articles of Amendment of the Registrant effective April 27, 1988 (Incorporated by reference to the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, Exhibit 3-A(8),
             Commission No. 0-5127)

I.         Articles Supplementary of the Registrant effective September 13, 1989 (Incorporated by reference to the
             Registrant's Form 8-K filed September 27, 1989, Exhibit B attached to Exhibit 4-A, Commission No.
             0-5127)

J.         Articles Supplementary of the Registrant effective January 3, 1990 (Incorporated by reference to the
             Registrant's Form 8-K filed January 9, 1990, Exhibit B attached to Exhibit 4-A, Commission No. 0-5127)

K.         Articles of Amendment of the Registrant effective April 26, 1990 (Incorporated by reference to the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, Exhibit 3-A(11),
             Commission No. 0-5127)

(3)(ii)    By-laws

A.         Bylaws of the Registrant, as amended to date

(4)        Instruments defining the rights of security holders, including indentures:

A.         Rights Agreement dated as of September 12, 1989 between Registrant and the Rights Agent, including Form of Rights Certificate and Articles Supplementary (Incorporated by reference to Form 8-K of the
             Registrant filed September 27, 1989, Exhibit 4-A, Commission File No. 0-5127)

B.         First Amendment, dated as of December 31, 1989, to Rights Agreement dated as of Septem-
             ber 12, 1989 between Registrant and the Rights Agent, including amended Form of Rights Certificate and amended Form of Articles Supplementary (Incorporated by reference to Form

 EXHIBIT
 NUMBER                                                   DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
             8-K of the Registrant filed January 9, 1990, Exhibit 4-A, Commission File No. 0-5127)

C.         Second Amendment, dated as of September 30, 1993, to Rights Agreement dated as of Septem-
             ber 12, 1989 between Registrant and the Rights Agent, including amended Form of Rights Certificate
             (Incorporated by reference to Form 8-K of the Registrant filed September 30, 1993, Exhibit 4-A,
             Commission File No. 0-5127)

D.         Amendment No. 1 to Registrant's Registration Statement on Form 8-B, amending description of securities previously filed (Incorporated by reference to Form 8 filed December 20, 1991, Commission File No.
             0-5127)

(5)        Opinion regarding legality. Opinion of Venable, Baetjer and Howard, LLP

(8)        Opinion regarding tax matters. Form of Tax Opinion of Venable, Baetjer and Howard, LLP

(23)       Consent of experts and counsel.

A.         Consent of Coopers & Lybrand L.L.P. as to Registrant*

B.         Consent of Rowles & Company as to Home Bank*

C.         Consent of Venable, Baetjer and Howard, LLP (included in the opinion filed as Exhibit 5)

(24)       Power of Attorney. Power of Attorney dated January 3, 1997 of the Mercshares Board of Directors

(99)       Additional Exhibits. Form of Proxy Card for Home Bank Special Meeting

------------------------

*   To be filed by amendment.